TABLE 1 FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

($ in millions, except per share data)      1996       1995       1994      1993      1992
- ----------------------------------------  ---------  ---------  --------  --------  --------
FOR THE YEAR
  Net interest revenue (book basis)       $  1,057   $    884   $ 1,216   $ 1,346   $ 1,172
  Noninterest revenue                        4,117      3,129     3,013     3,945     2,751
  Income before cumulative effects
   of accounting changes                  $    766   $    311   $   686   $ 1,159   $   698
  Cumulative effects of accounting
   changes                                       -          -         -       (75)      446
- ----------------------------------------  --------   --------   -------   -------   -------
  Net income                              $    766   $    311   $   686   $ 1,084   $ 1,144
========================================  ========   ========   =======   =======   =======
PER COMMON SHARE
  Primary Earnings Per Share
    Income before cumulative effects
     of accounting changes                $   6.93   $   2.59   $  6.51   $ 10.90   $  6.43
    Cumulative effects of accounting
     changes                                     -          -         -      (.72)     4.30
- ----------------------------------------  --------   --------   -------   -------   -------
  Net income                              $   6.93   $   2.59   $  6.51   $ 10.18   $ 10.73
========================================  ========   ========   =======   =======   =======
  Fully Diluted Earnings Per Share
    Income before cumulative effects
     of accounting changes                $   6.71   $   2.53   $  6.33   $ 10.60   $  6.33
    Cumulative effects of accounting
     changes                                     -          -         -      (.70)     4.23
- ----------------------------------------  --------   --------   -------   -------   -------
  Net income                              $   6.71   $   2.53   $  6.33   $  9.90   $ 10.56
========================================  ========   ========   =======   =======   =======
  Cash dividends declared                 $   4.00   $   4.00   $  3.70   $  3.24   $  2.88
   -as a percentage of net
     income (1)                                 60%       158%       58%       31%       45%
  Book value, end of year                    49.21      45.73     47.74     45.54     37.94
  Market price
    High                                    90 7/8         72    84 5/8    83 1/2    70 1/8
    Low                                         61     49 3/4    54 3/4    65 3/4        50
    End of year                             86 1/4     66 1/2    55 3/8    79 1/8    68 1/2
  Price/earnings ratio, end of
   year (1)                                  12.4x      25.7x      8.5x      7.3x     10.7x
  Cash dividend yield, end of year             4.6%       6.0%      7.2%      4.5%      4.6%
AT YEAR END
  Total assets                            $122,778   $106,199   $98,362   $93,365   $73,971
  Long-term debt not included in
   risk-based capital                        8,732      7,127     4,317     3,296     2,335
  Long-term debt included in
   risk-based capital                        2,576      2,360     2,225     2,378     1,706
  Mandatorily redeemable capital
   securities of subsidiary
   trusts holding solely junior
   subordinated deferrable interest
   debentures included in risk-based
   capital                                     730          -         -         -         -
  Preferred stock of subsidiary                250        250       250       250         -
  Preferred stock (Corporation)                810        865       395       250       500
  Common stockholders' equity                5,068      4,608     4,682     4,630     3,895
  Total stockholders' equity                 5,878      5,473     5,077     4,880     4,395
PROFITABILITY RATIOS
  Return on average common
   stockholders' equity (1)                   14.6%       5.7%     14.0%     26.5%     19.8%
  Return on average total
   stockholders' equity (1)                   13.3%       5.9%     13.4%     25.3%     18.0%
  Return on average total assets (1)           .63%       .28%      .65%     1.34%      .92%
CAPITAL RATIOS
  Common stockholders' equity to
   total assets, end of year                   4.1%       4.3%      4.8%      5.0%      5.3%
  Total stockholders' equity to
   total assets, end of year                   4.8%       5.2%      5.2%      5.2%      6.0%
  Average total stockholders'
   equity to average total assets              4.7%       4.7%      4.8%      5.3%      5.1%
  Bankers Trust New York Corporation:
    Risk-Based Capital Ratios
        Tier 1 Capital (2)                     9.3%       9.0%      9.5%      8.9%      8.1%
        Total Capital (2)                     13.8%      14.0%     14.8%     14.5%     13.7%
    Leverage Ratio (2)                         5.9%       5.4%      5.5%      6.6%      6.3%
  Bankers Trust Company:
    Risk-Based Capital Ratios
        Tier 1 Capital (2)                     9.3%       9.5%      9.9%      9.4%      8.0%
        Total Capital (2)                     12.9%      12.8%     12.9%     13.0%     12.0%
    Leverage Ratio (2)                         5.3%       5.1%      5.9%      6.0%      5.6%
EMPLOYEES, AT DECEMBER 31
  In domestic offices                       11,055     10,137    10,545    10,454    10,057
  In foreign offices                         6,881      6,365     6,314     5,298     4,844
- ----------------------------------------  --------   --------   -------   -------   -------
    Total                                   17,936     16,502    16,859    15,752    14,901
========================================  ========   ========   =======   =======   =======

(1) These figures exclude the cumulative effects of accounting changes recorded in 1993 and 1992.
(2) Regulatory capital ratios at December 31, 1992 were not restated in connection with the adoption, retroactive to January 1, 1992, of SFAS 109.

FINANCIAL REVIEW

Management's discussion and analysis of Bankers Trust New York Corporation's results of operations and financial condition appears on pages 2 through 45. The discussion and analysis should be read in conjunction with the supplemental financial statements and supplemental financial data, which begin on page 46.

The Merger

On September 1, 1997, Alex. Brown Incorporated ("Alex. Brown") was merged into a wholly-owned subsidiary of Bankers Trust New York Corporation (the "Merger").
In conjunction with the Merger, each share of Alex. Brown common stock then outstanding was converted into 0.83 shares of Bankers Trust New York Corporation's common stock (the "Exchange Ratio"). The Merger was treated as a tax free exchange.

  The supplemental consolidated financial statements give retroactive effect to the Merger in a transaction accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Alex. Brown and Bankers Trust New York Corporation had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Bankers Trust New York Corporation together with its subsidiaries (the "Corporation" or the "Firm") after financial statements covering the date of consummation of the business combination are issued. The supplemental consolidated statement of changes in stockholders' equity reflects the accounts of the Corporation as if the additional common stock had been issued during all the periods presented. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Alex. Brown and Bankers Trust New York Corporation, included in their Annual Reports on Form 10-K for the fiscal years ended December 31, 1996.

RESULTS OF OPERATIONS

SUMMARY OF 1996 RESULTS

For the year 1996, the Corporation earned $766 million, or $6.93 primary earnings per share. For the year 1995, the Corporation earned $311 million, or $2.59 primary earnings per share.

  For the year, total net revenues (net interest revenue after provision for credit losses plus noninterest revenue) of $5.169 billion were up $1.187 billion, or 30 percent, from 1995. This increase was broadly based and reflected growth in nearly all of the Firm's businesses. Net revenues reached their second highest level in the Corporation's history, trailing only the record set in 1993.

  Total noninterest expenses for the year increased $525 million, or 15 percent, from 1995. This increase was primarily due to incentive compensation related to the improved financial performance and higher employee benefits.

  Credit quality continued to improve during the year. At December 31, 1996, total cash basis loans amounted to $452 million, down from $744 million at December 31, 1995.

ORGANIZATIONAL HIGHLIGHTS

The Corporation delivers a wide range of financial products and services worldwide principally through eight broad Organizational Units. Five units are organized around specific products and services: Investment Banking, Risk Management Services, Trading & Sales, Investment Management, and Client Processing Services. Three additional units are organized to deliver these same types of financial products and services with the unique local expertise necessary to operate successfully in Australia/New Zealand, Asia and Latin America.

  Organizational Unit business results are determined based on the Corporation's internal management accounting process, which allocates revenue and expenses among the organizational units. Because the Corporation's business is diverse in nature and its operations are integrated, it is impractical to segregate respective contributions of the organizational units with precision. As a result, estimates and judgments have been made to apportion revenue and expense items. In addition, certain revenue and expenses have been segregated and reported in Corporate/Other because in the opinion of management, they could not be reasonably allocated or because their contributions to a particular organizational unit would be distortive. The internal management accounting process, unlike financial accounting in accordance with generally accepted accounting principles, is based on the way management views its business and is not necessarily comparable with similar information disclosed by other financial institutions. In order to provide comparability from one period to the next, the Corporation will restate this analysis to conform with material changes in the allocation process and/or significant changes in organizational structure. The information presented below reflects the results by organizational units. The historical amounts of Alex. Brown have been included in Investment Banking, Investment Management and Corporate Other, (in millions):


                                         Total Non-   Pretax     Net
Year Ended                    Total Net   interest   Income/   Income/
December 31, 1996              Revenue    Expenses    (Loss)    (Loss)
- ----------------------------  ---------  ----------  --------  --------
Investment Banking               $1,440      $  807   $  633     $ 426
Risk Management Services            321         335      (14)       (9)
Trading & Sales                     425         275      150       105
Investment Management               712         611      101        62
Client Processing Services          801         668      133        94
Australia/New Zealand               481         294      187       132
Asia                                133         104       29        23
Latin America                       526         410      116        82
Corporate/Other                     330         534     (204)     (149)
- ----------------------------     ------      ------   ------     -----
Total                            $5,169      $4,038   $1,131     $ 766
============================     ======      ======   ======     =====


                                         Total Non-   Pretax       Net
Year Ended                    Total Net    interest  Income/   Income/
December 31, 1995*              Revenue    Expenses    (Loss)    (Loss)
- ----------------------------     ------      ------   ------     -----
Investment Banking               $1,145      $  559   $  586     $ 398
Risk Management Services            232         337     (105)      (74)
Trading & Sales                     361         244      117        82
Investment Management               590         557       33        18
Client Processing Services          717         583      134        93
Australia/New Zealand               401         256      145       102
Asia                                 76         101      (25)      (19)
Latin America                       267         439     (172)     (120)
Corporate/Other                     193         437     (244)     (169)
- ----------------------------     ------      ------   ------     -----
Total                            $3,982      $3,513   $  469     $ 311
============================     ======      ======   ======     =====


                                         Total Non-   Pretax       Net
Year Ended                    Total Net    interest  Income/   Income/
December 31, 1994*              Revenue    Expenses    (Loss)    (Loss)
- ----------------------------     ------      ------   ------     -----
Investment Banking               $  823      $  527   $  296     $ 181
Risk Management Services            631         401      230       163
Trading & Sales                      90         238     (148)      (95)
Investment Management               487         513      (26)      (18)
Client Processing Services          741         578      163        98
Australia/New Zealand               436         203      233       152
Asia                                144          86       58        43
Latin America                       537         359      178       109
Corporate/Other                     315         312        3        53
- ----------------------------     ------      ------   ------     -----
Total                            $4,204      $3,217   $  987     $ 686
============================     ======      ======   ======     =====

* Prior year information has been restated to conform to the current year presentation.

  Investment Banking delivers the Firm's full range of financing, advisory and
  ------------------
research products and services to corporate, financial institution and investor clients. Services include underwriting, distribution and trading of public equity and debt (both investment grade and high-yield); private placements and structured finance; and merger and acquisition advisory services. The unit is also responsible for the Firm's private equity investments. The Corporation's Asset-Based Lending activities are included in Investment Banking. Investment Banking 1996 net income of $426 million, which was up $28 million from a year ago, reflected strong results from corporate finance activities including loan syndication, private placements and underwritings. Investment Banking net income in 1995 benefited from an after-tax gain of $144 million from the sale of a substantial portion of the Corporation's investment in Northwest Airlines Corporation.

  Risk Management Services assists clients in the management of their financial
  ------------------------
and economic risk. Products and services include interest rate, currency, equity, commodity and credit derivatives, as well as risk management advisory services. This unit also manages the Corporation's risk associated with client derivative transactions. The 1996 net loss of $9 million compared to a net loss of $74 million in 1995. The 1996 results included losses associated with the steep drop in the price of copper early in the year. Revenues from new client derivative transactions increased during 1996.

  Trading & Sales provides financial products and services to the Corporation's
  ---------------
clients and enters into securities, currency, commodity, and derivatives transactions on a proprietary basis. The unit is also responsible for the Corporation's worldwide funding as well as its capital and liquidity management. Trading & Sales net income of $105 million increased 28 percent from 1995 net income of $82 million. The increase is attributable to arbitrage and foreign exchange trading activities.

  Investment Management manages investments for pension funds, corporations and
  ---------------------
other institutional investors worldwide. (The Australian funds management business is reported in the results of Australia/New Zealand.) The Corporation's Private Banking activities, although managed separately, are included in Investment Management for reporting purposes. Investment Management net income of $62 million for 1996 increased $44 million from 1995. As of December 31, 1996, assets under management in this organizational unit were approximately $213 billion compared to $185 billion as of December 31, 1995.

  Client Processing Services delivers the Corporation's processing, fiduciary
  --------------------------
and trust services, such as cash management, custody and clearance, and deposit and credit services, to corporations, financial institutions and governments and their agencies around the world. It also provides retirement services, including recordkeeping and administrative services and portfolio measurement, to sponsors of U.S. defined benefit and defined contribution plans. Client Processing Services 1996 net income of $94 million increased slightly from 1995 net income of $93 million.

  Australia/New Zealand provides funds management, corporate finance, and
  ---------------------
financial markets services to local and international clients, and trades for its own account in related markets. Australia/New Zealand net income was $132 million up from $102 million in 1995. The 1996 results reflect strong investment management and trading results. As of December 31, 1996 assets under management in Australia/New Zealand's investment management business were approximately $26 billion, compared to $22 billion in 1995.

  Asia provides advisory and corporate finance services to financial
  ----
institutions, governments and both state-owned and private businesses. In addition, it engages in arbitrage trading and equity investments. Asia net income was $23 million in 1996 compared to a $19 million loss in 1995. The current year reflects strong results from trading activities.

  Latin America engages in trading and distribution, origination and
  -------------
underwriting of corporate finance securities, mergers and acquisitions services and private equity investments. In addition, this organizational unit, through the Corporation's Chilean insurance subsidiary, underwrites pension-related life and disability insurance and sells pension-related life annuities. Latin America net income was $82 million compared to a net loss of $120 million in 1995. The 1996 results included a $31 million pre-tax gain on the sale of Compensa, which was the smaller of the Corporation's two Chilean insurance subsidiaries. Consorcio, the remaining subsidiary, is the largest life insurance company in Chile. The 1995 results included losses from derivative trading activities.

  Corporate/Other includes the unallocated costs of corporate staff together with the notional interest income on the Corporation's capital accounts. In addition, the provision for credit losses and various special charges and reserves are reflected within Corporate/Other. Corporate/Other net loss for 1996 was $149 million compared with a 1995 net loss of $169 million. The most notable items in 1996 were $20 million pre-tax reserves related to prior period items in the transaction processing business in addition to exceptional legal and professional fees related to the completion of the Independent Counsel's report and the settlement of old leveraged derivatives disputes. The 1996 results also included a gain on the sale of Golden American Life Insurance Company, an indirect wholly-owned subsidiary of the Corporation acquired in satisfaction of debt in 1992.

FINANCIAL REPORTING MATTERS

Effective January 1, 1996, the Corporation adopted the pro forma net income and earnings per share disclosure requirements set forth in Statement of Financial Accounting Standards ("SFAS") 123, "Accounting for Stock-Based Compensation."
As permitted by SFAS 123, the Corporation will continue to account for stock-based employee compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

  On January 1, 1995, the Corporation adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." SFAS 114 requires the creation of a valuation allowance for impaired loans based on one of the following: the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Under SFAS 114, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the loan's contractual terms. At December 31, 1995, adoption of this standard resulted in a $90 million allocation of the existing allowance for credit losses to a specific valuation allowance for impaired loans.

  As used throughout this Annual Report, the term "International" signifies information based on the domicile of the customer, whereas the term "Foreign Office" refers to the location in which the transaction is recorded.

STATEMENT OF INCOME ANALYSIS

NET INTEREST REVENUE

Net interest revenue for 1996 was $1.057 billion, up $173 million, or 20 percent, from 1995. Net interest revenue of $884 million in 1995 decreased by $332 million, or 27 percent, from the amount earned in 1994.

  The Firm's trading and risk management businesses include significant activities in interest rate instruments and related derivatives. These activities can periodically shift revenue between trading and net interest, depending on a variety of factors, including risk management strategies. Therefore, the Corporation views trading revenue and trading-related net interest revenue together, which is discussed in the trading revenue section below.

  The Firm's nontrading-related net interest revenue, historically a more stable component of overall net interest revenue than trading-related net interest revenue, was $818 million in 1996, compared to $792 million in 1995.

  For the 1995 versus 1994 comparison, net interest revenue decreased by $332 million due to a $371 million, or 80 percent, decrease in trading-related net interest revenue, which totaled $92 million for 1995. Total nontrading-related net interest revenue was $792 million for 1995 compared to $753 million in 1994.

  In 1996, the interest rate spread was .74 percent compared to .79 percent in 1995. Net interest margin increased slightly to 1.12 percent from 1.11 percent. The yield on interest-earning assets declined by 38 basis points and was mostly offset by a decline in the cost of interest-bearing liabilities of 33 basis points.

  In 1995, the interest rate spread declined to .79 percent from 1.46 percent in 1994. Net interest margin decreased to 1.11 percent from 1.68 percent. The cost of interest-bearing liabilities increased at a greater rate than did the yield on interest-earning assets.

TABLE 2 NET INTEREST REVENUE ANALYSIS

The table below presents the Corporation's trend of net interest revenue, average balances and rates. For further details on these statistics, see pages 129 through 131.

($ in millions) Year Ended December 31,                   1996      1995      1994
- ------------------------------------------------------  --------  --------  --------
Net interest revenue
Book basis                                              $ 1,057   $   884   $ 1,216
Tax equivalent adjustment*                                   16        41        83
- ------------------------------------------------------  -------   -------   -------
Fully taxable basis                                     $ 1,073   $   925   $ 1,299
======================================================  =======   =======   =======
Average balances
Interest-earning assets                                 $95,441   $83,534   $77,425
Interest-bearing liabilities                             89,296    79,405    74,248
- ------------------------------------------------------  -------   -------   -------
Earning assets financed by noninterest-bearing funds    $ 6,145   $ 4,129   $ 3,177
======================================================  =======   =======   =======
Average rates (fully taxable basis)
Yield on interest-earning assets                           6.84%     7.22%     6.69%
Cost of interest-bearing liabilities                       6.10      6.43      5.23
- ------------------------------------------------------  -------   -------   -------
Interest rate spread                                        .74       .79      1.46
Contribution of noninterest-bearing funds                   .38       .32       .22
- ------------------------------------------------------  -------   -------   -------
Net interest margin                                        1.12%     1.11%     1.68%
======================================================  =======   =======   =======

* The applicable combined federal, state and local incremental tax rate used to determine the amounts of the tax equivalent adjustments (which recognize the income tax savings on tax-exempt assets) was 42 percent for 1996, 1995 and 1994.


PROVISION FOR CREDIT LOSSES

The provision for credit losses amounted to $5 million for 1996, compared with $31 million for 1995 and $25 million in 1994. A discussion of the Corporation's summary of credit loss experience, including charge-off procedures and the adequacy of the allowance for credit losses, appears on page 33.

TRADING REVENUE

The Corporation conducts its global trading of debt and equity securities, money market instruments, derivative products and foreign exchange as an integrated business because of the dynamic interplay among worldwide interest rates, exchange rates and equity and commodity indices. Trading revenue is generated by both client-related activities and proprietary activities. These activities encompass the Firm's dealer business of providing risk management products for clients, including derivatives such as swaps, options, forwards and other similar types of contracts. In addition, these activities include the trading of U.S. government and agency securities, foreign sovereign securities, foreign exchange and currency options and commodity futures and options. The Firm also trades restructured loans, bonds, equities and other instruments of Latin American and other emerging markets issuers.

  Trading-related net interest revenue represents interest earned on cash instruments held in the trading accounts less the cost to fund both cash and derivatives positions.

  For the year 1996, trading revenue was $1.014 billion, up $533 million, or 111 percent, from the $481 million reported in 1995. The trading revenue in 1995 was down $105 million from the results reported in 1994. Trading-related net interest revenue increased to $239 million in 1996, up $147 million, or 160 percent, from the $92 million reported in 1995. The trading-related net interest revenue in 1995 was down $371 million from 1994 results.

  The table below presents the Firm's trading revenue and trading-related net interest revenue by major category of market risk. These categories are based on management's view of the predominant underlying risk exposure of each of the Firm's trading positions.

                                          Trading-
                                           Related
                                             Net
                                Trading   Interest
(in millions)                   Revenue    Revenue    Total
- ------------------------------  --------  ---------  -------
Year Ended December 31, 1996
Interest rate risk               $  474       $275   $  749
Foreign exchange risk               178          -      178
Equity and commodity risk           362        (36)     326
- ------------------------------   ------       ----   ------
Total                            $1,014       $239   $1,253
==============================   ======       ====   ======
Year Ended December 31, 1995
Interest rate risk               $  120       $157   $  277
Foreign exchange risk                36          -       36
Equity and commodity risk           325        (65)     260
- ------------------------------   ------       ----   ------
Total                            $  481       $ 92   $  573
==============================   ======       ====   ======
Year Ended December 31, 1994
Interest rate risk               $  325       $497   $  822
Foreign exchange risk               (54)         -      (54)
Equity and commodity risk           315        (34)     281
- ------------------------------   ------       ----   ------
Total                            $  586       $463   $1,049
==============================   ======       ====   ======

Interest Rate Risk

As indicated above, a significant portion of the Firm's trading and risk management activities involve positions in interest rate instruments and related derivatives. The revenue from these activities can periodically shift between trading and trading-related net interest revenue, depending on a variety of factors, including risk management activities. During 1996 the increase in trading and trading-related net interest revenue in this category was primarily due to a rebound in the Firm's activities in Latin America. This rebound was attributed to reduced risk positions in Latin America during 1996 and a return to normal volatility levels in the region. Conversely, 1995 was a year marked, especially in the early months, by heightened volatility in Latin American interest rates coupled with liquidity problems resulting from the Mexican peso devaluation. Also affecting this category in 1996 was an increase in the volume of London, New York, and Tokyo interest rate products, and increased revenue from U.S. bonds attributable to increased capital inflows to the market. As a result, total trading revenue and trading-related net interest revenue associated with interest rate positions increased by 170 percent to $749 million in 1996.

  During 1995 total trading revenue and trading-related net interest revenue associated with interest rate positions declined by 66 percent to $277 million from $822 million in 1994. This decrease was affected by the heightened volatility in interest rates and associated liquidity problems in the emerging markets of Latin America in 1995 discussed above.

Foreign Exchange Risk

The Firm's trading and risk management strategies also involve positions in foreign exchange and currency related derivatives such as swaps, options, forwards and other similar types of contracts. Improved performance in the Australian, Asian, and Latin American foreign exchange markets was the primary reason for the $142 million increase in foreign exchange trading revenue compared to 1995.

  Trading revenue related to foreign exchange risk resulted in a gain of $36 million in 1995, compared with a loss of $54 million in 1994. The general decline in global interest rates favorably impacted positions as trading revenue in this category increased $90 million compared to 1994, due principally to a rebound in the Firm's proprietary trading business.

Equity and Commodity Risk

The Firm's trading and risk management activities also include positions in equity securities and commodities and related derivatives. Total trading and trading-related net interest revenue related to equity and commodity risk increased $66 million compared to 1995. This increase primarily related to strong results from equity arbitrage trading activities and increases from OTC trading partially offset by losses incurred in the commodity derivatives books when copper prices dropped sharply in 1996.

  Total trading and trading-related net interest revenue related to equity and commodity risk decreased $21 million in 1995 compared to 1994. This decrease included a decline in equity-related derivative products which was reflective of the lower average margin on derivative products as a whole. This decrease was partially offset by increases from OTC trading. The volatility in the Latin American markets that occurred in 1995 had a ripple effect on equity prices which was also a factor in the overall performance in this category.

NONINTEREST REVENUE (EXCLUDING TRADING)

The following table presents noninterest revenue (in millions):

Year Ended December 31,                             1996    1995    1994
- -------------------------------------------------  ------  ------  ------
Fiduciary and funds management                     $  861  $  752  $  783
Corporate finance fees                                922     691     628
Other fees and commissions                            549     491     468
Net revenue from equity investment transactions       230     153     128
Securities available for sale gains                    75     180      72
Insurance premiums                                    230     234     183
Other                                                 236     147     165
- -------------------------------------------------  ------  ------  ------
Total                                              $3,103  $2,648  $2,427
=================================================  ======  ======  ======


  Fiduciary and funds management revenue was up $109 million, or 14 percent, from 1995, which was down $31 million from 1994. All major activities within this category contributed to the revenue growth in 1996 which resulted from higher transaction volumes, as well as a higher level of assets under management. The decrease in 1995 compared to 1994 was primarily due to a decline in transaction volumes in global fiduciary services, as well as a decline in brokerage fee income at the Corporation's Australian subsidiary as a result of lower fund growth as compared to 1994. Partially offsetting these factors was an increase in custodian fees due to a higher level of global custody assets under management.

  Corporate finance fees were up $231 million, or 33 percent from 1995, which were up $63 million from 1994. The increase in 1996 was primarily due to a higher volume of securities underwriting, financial advisory and private placement activities. The increase in 1995 compared to 1994 was primarily due to an increase in revenues from underwriting-related activities.

  Net revenue from equity investment transactions was up $77 million, or 50 percent, from 1995, which was up $25 million from 1994. The increase in 1996 was primarily due to gains realized in the Private Equity Investment unit of Investment Banking. The 1995 results included a $62 million gain on the sale of a portion of the Corporation's merchant banking investment in Northwest Airlines Corporation.

  Securities available for sale gains were down $105 million, or 58 percent, from 1995, which were up $108 million from 1994. The 1995 results included a $145 million gain on the sale of most of the Corporation's merchant banking investment in Northwest Airlines Corporation.

  Insurance premiums decreased $4 million, or 2 percent, from 1995. This decrease was mainly due to the sale of Compensa, which was the smaller of the Corporation's two Chilean insurance subsidiaries, in the second quarter of 1996, partially offset by increased annuity and traditional life insurance activity at Consorcio. Insurance premiums in 1995 were $51 million higher than 1994.
Higher insurance premium revenue was realized from the Corporation's Chilean subsidiaries primarily as a result of an increase in their annuity business.

  Other noninterest revenue increased $89 million, or 61 percent, from 1995. Other noninterest revenue in 1995 was $18 million lower than 1994. The increase in 1996 was primarily due to a $31 million gain on the sale of Compensa, as well as a gain on the sale of Golden American Life Insurance Company, an indirect wholly-owned subsidiary of the Corporation acquired in satisfaction of debt in 1992.

NONINTEREST EXPENSES

The following table presents noninterest expenses (in millions):

Year Ended December 31,                          1996    1995    1994
- ----------------------------------------------  ------  ------  ------
Salaries and commissions                        $1,155  $1,045  $  970
Incentive compensation and employee benefits     1,215     832     856
Agency and other professional service fees         322     327     276
Communication and data services                    233     220     207
Occupancy, net                                     172     177     166
Furniture and equipment                            187     177     175
Travel and entertainment                           116     104     123
Provision for policyholder benefits                280     271     205
Other                                              358     310     239
Provision for severance-related costs                -      50       -
- ----------------------------------------------  ------  ------  ------
Total                                           $4,038  $3,513  $3,217
==============================================  ======  ======  ======


  Total noninterest expenses increased $525 million, or 15 percent, from 1995. Salaries and commissions expense increased $110 million, or 11 percent, in 1996. Incentive compensation and employee benefits expense increased $383 million, or 46 percent, reflecting an increase in incentive compensation awards in response to increasingly competitive market conditions and improved financial performance. The number of full time staff at December 31, 1996 was 17,936 compared to 16,502 at December 31, 1995.

  All other noninterest expenses totaled $1.668 billion for 1996, compared with $1.586 billion for 1995 which excluded the provision for severance-related costs of $50 million. Included in the 1996 amount were reserves, as previously discussed, for potential charges established after a review of accounting operations since 1989 in the Corporation's transaction processing business.

  Total noninterest expenses increased $296 million in 1995 from 1994.
Excluding the provision for severance-related costs, noninterest expenses were $3.463 billion, an increase of $246 million, or 8 percent, from 1994. Salaries and commissions expense increased $75 million, or 8 percent, in 1995. Incentive compensation and employee benefits expense decreased $24 million, or 3 percent, due to lower bonus expense reflecting the reduced earnings.

  All other noninterest expenses, excluding the provision for severance-related costs, totaled $1.586 billion for 1995, which was $195 million, or 14 percent, higher than in 1994. This increase was primarily due to an increase in the provision for policyholder benefits as well as an increase in professional fees, which included exceptional legal costs related to leveraged derivative transactions.

  The Corporation is engaged in a global effort to manage potential system failure and risk from the "Year 2000" problem. A Year 2000 program has been set up to manage, track and report on the Firm's worldwide effort with the goal of ensuring uninterrupted service across the full range of products and services offered by the Firm.



INCOME TAXES

Income tax expense for 1996 amounted to $365 million, compared with $158 million for 1995 and $301 million in 1994. The effective tax rate for 1996 was 32 percent, while the 1995 and 1994 effective tax rate was 34 percent and 30 percent, respectively.

INTERNATIONAL OPERATIONS

International operations have made a significant contribution to consolidated results, consistent with the emphasis the Corporation has placed on foreign markets. The Corporation's assets and results of operations for 1996, 1995 and 1994 have been allocated between domestic and international operations in Note 22 of Notes to Supplemental Financial Statements. This analysis, which is based on the domicile of the customer, incorporates numerous subjective assumptions. Management views the operation of the Corporation on an organizational unit basis, as disclosed on page 3.

  International net income totaled $297 million for 1996, compared with $106 million for 1995. This represented a contribution of 39 percent and 34 percent to the Corporation's overall net income in 1996 and 1995, respectively. The 1995 balances have been restated to reflect the change in methodology used to allocate corporate overhead and operating expenses.

  Australia/New Zealand and the United Kingdom had the greatest change in net income. Australia/New Zealand's net income (after corporate expense allocations) increased from $101 million to $144 million due to increases in foreign exchange trading, fiduciary and funds management revenue, and other fees and commissions. The United Kingdom net income was nil (after corporate expense allocations) compared to the prior year's net loss of $144 million. This improvement was driven primarily by positive trading revenues.

  These increases in international results were partially offset by a reduction in net income for Europe which decreased from $37 million to $18 million.

  Domestic net income increased by $264 million to $469 million due to increased trading revenue, and other fees and commission income.

  International total assets were $62.5 billion at December 31, 1996 compared to $51.5 billion at December 31, 1995 which represented 51 percent and 48 percent of total consolidated assets, respectively. The $11 billion increase in assets was primarily due to increases of $2.8 billion for Australia/New Zealand operations, $4.4 billion for the Western Hemisphere, and $6.4 billion for Europe. These increases were offset by a decline of $3.4 billion in the United Kingdom. Australia/New Zealand operations' assets rose due to increases in loans, securities available for sale and trading assets. Assets for Europe and the Western Hemisphere rose as trading assets increased. United Kingdom operations' assets decreased due to a decline in trading assets at year end. Domestic total assets increased $5.6 billion to $60.3 billion driven by increases in trading assets.

  International net income totaled $106 million for 1995 as restated, compared with $368 million for 1994. International operations contributed 34 percent and 54 percent of the Corporation's net income in 1995 and 1994, respectively. The decrease in 1995 international net income, as compared to 1994, was primarily due to a decline in the Corporation's overall results. The decrease in international operations' income in proportion to domestic income (34 percent in 1995 as compared to 54 percent in 1994) is primarily due to losses incurred in the United Kingdom and a decrease in net income for Australia/New Zealand. The United Kingdom had a net loss (after corporate expense allocations) of $144 million, a decrease of $249 million, which was primarily caused by trading losses. The decrease in net income for Australia/New Zealand (to $101 million from $151 million) was primarily due to foreign exchange trading losses and an overall increase in other expenses.

  Domestic net income decreased by $113 million, to $205 million in 1995 due to a decline in interest earned caused by a reduction in interest-bearing trading assets, decreases in fees and commissions and increases in interest expense and other noninterest expense.

  International total assets were $51.5 billion at December 31, 1995, compared with $36.1 billion at December 31, 1994 and represented 48 percent and 37 percent of total consolidated assets, respectively. The $15.4 billion increase was primarily due to an increase in United Kingdom assets of $3.2 billion, an increase in Western Hemisphere assets of $1.5 billion and a decrease in intersegment activity of $10 billion. Assets for both regions rose due to increases in trading assets. Domestic total assets decreased $7.5 billion to $54.7 billion primarily due to reductions in federal funds sold, domestic trading assets and intersegment balances. These decreases were partially offset by an increase in securities purchased under resale agreements.

CHANGES IN FINANCIAL CONDITION

BALANCE SHEET ANALYSIS

Table 3 below highlights the trends in the balance sheet over the past two years. Because annual averages may tend to conceal trends and year-end balances can be distorted by one-day fluctuations, fourth quarter averages for each year are provided to give a better indication of trends in the balance sheet.

TABLE 3 CONDENSED BALANCE SHEETS--FOURTH QUARTER AVERAGES

(in millions)                                         1996       1995       1994
- --------------------------------------------------  ---------  ---------  --------
ASSETS
  Interest-earning
    Interest-bearing deposits with banks            $  3,545   $  3,624   $  2,139
    Federal funds sold                                 2,011      2,387      1,497
    Securities purchased under resale agreements      22,405     15,184     11,287
    Securities borrowed                               15,865     14,174      9,746
    Trading assets                                    31,617     32,042     33,219
    Securities available for sale
      Taxable                                          6,777      5,206      5,240
      Exempt from federal income taxes                 1,077      1,365      2,238
- --------------------------------------------------  --------   --------   --------
        Total securities available for sale            7,854      6,571      7,478
    Loans
      Domestic offices                                 8,226      7,247      6,783
      Foreign offices                                  7,032      5,624      5,798
- --------------------------------------------------  --------   --------   --------
        Total loans                                   15,258     12,871     12,581
- --------------------------------------------------  --------   --------   --------
    Customer receivables                               1,683      1,284        824
      Total interest-earning assets                  100,238     88,137     78,771
  Noninterest-earning
    Cash and due from banks                            1,400      2,008      1,855
    Noninterest-earning trading assets                17,727     17,872     19,792
    All other assets                                   8,519      9,870      8,239
    Allowance for credit losses                         (988)    (1,028)    (1,327)
- --------------------------------------------------  --------   --------   --------
Total                                               $126,896   $116,859   $107,330
==================================================  ========   ========   ========

LIABILITIES
  Interest-bearing
    Interest-bearing deposits
      Domestic offices                              $  8,738   $  5,788   $  5,584
      Foreign offices                                 18,812     18,404     15,611
- --------------------------------------------------  --------   --------   --------
        Total interest-bearing deposits               27,550     24,192     21,195
    Trading liabilities                                9,748     12,636      8,881
    Securities loaned and securities
     sold under repurchase agreements                 26,214     23,100     21,046
    Other short-term borrowings                       18,982     16,037     18,423
    Long-term debt                                    11,372      9,098      6,397
    Mandatorily redeemable capital securities
     of subsidiary trusts holding solely junior
     subordinated deferrable interest debentures         165          -          -
- --------------------------------------------------  --------   --------   --------
      Total interest-bearing liabilities              94,031     85,063     75,942
  Noninterest-bearing
    Noninterest-bearing deposits                       3,518      3,606      3,728
    Noninterest-bearing trading liabilities           15,725     15,392     15,539
    All other liabilities                              7,423      7,045      6,736
- --------------------------------------------------  --------   --------   --------
      Total Liabilities                              120,697    111,106    101,945

PREFERRED STOCK OF SUBSIDIARY                            250        250        250
STOCKHOLDERS' EQUITY
- --------------------------------------------------  --------   --------   --------
  Preferred stock                                        815        865        395
  Common stockholders' equity                          5,134      4,638      4,740
- --------------------------------------------------  --------   --------   --------
Total Stockholders' Equity                             5,949      5,503      5,135
- --------------------------------------------------  --------   --------   --------
Total                                               $126,896   $116,859   $107,330
==================================================  ========   ========   ========

LIQUIDITY AND CAPITAL RESOURCES

Management believes that the Corporation has sufficient resources to meet the needs of its business operations for liquidity and capital resources.

Liquidity

Liquidity is the ability to have funds available at all times to meet the commitments of the Corporation. The Corporation has a formal process for managing global liquidity for the Firm as a whole and for each of its significant subsidiaries. Management's guiding policy is to maintain conservative levels of liquidity designed to ensure that the Firm has the ability to meet its obligations under all reasonably foreseeable circumstances. Management maintains appropriate asset liquidity and actively manages liability/capital levels, maturities and diversification. The fundamental objective is to ensure that, even in the event of a complete loss of access to the liability markets, the Corporation will be able to continue to fund those assets that cannot be liquidated in a timely manner.

  The Corporation has a strong global funding presence and maintains a centralized funding unit while retaining a funding presence in local markets. A consolidated funding function provides for central coordination and control of pricing and global information and strategy, while the proximity to local markets allows for greater customer diversity and the flexibility to respond quickly to market opportunities.

  In addition, the Corporation assesses its liquidity profile, such as asset marketability, asset-to-liability repayment/maturity characteristics and funding diversification, under various stress scenarios. Management believes that the Corporation has the ability to withstand severe and prolonged liquidity shocks, both systemic and institution-specific.

  Most of the Corporation's assets are highly liquid and of high credit quality. The Corporation maintains excess liquidity through its base of liquid assets. Liquid assets consist of cash and due from banks, interest-bearing deposits with banks, federal funds sold, securities purchased under resale agreements, securities borrowed, trading assets, and securities available for sale. Securities purchased under resale agreements and securities borrowed are virtually all short-term in nature and are collateralized with U.S. government or other marketable securities, or cash equivalents. Trading assets are marked-to-market daily and primarily consist of swaps, options and other derivative contracts, foreign government securities, corporate debt securities, U.S. government and agency securities, and equity securities. The Corporation's liquid assets amounted to $97.5 billion as of December 31, 1996, and $84.1 billion as of December 31, 1995, which equaled 79 percent and 78 percent, respectively, of gross total assets.

  The Corporation continues to focus on extending and diversifying its funding base by geography, investor segment, legal vehicle issuer, and type of instrument. This is done by strengthening secured funding capabilities and issuing a substantial amount of long-term debt and preferred stock in various markets. The Corporation places particular emphasis on a large and diverse base of stable customer deposits, which are generated incidentally from other transactions or services provided in its Client Processing Services business. Also, the Corporation has a relatively high proportion of active unsecured funding which is provided by capital and long-term debt.

  One of the Corporation's principal sources of day-to-day funding is provided by securities loaned and securities sold under repurchase agreements, generally involving U.S. government and agency securities and other OECD sovereign bonds. Short-term financing is also available to the Corporation under various commercial paper programs. The Corporation maintains its own sales force, which enables the Corporation to develop and maintain ongoing relationships with a diverse group of investors. The Corporation has $450 million of unused committed lines of credit under revolving credit agreements (the "Credit Facilities") with various banks. The Credit Facilities expire between March 1997 and March 1999. The Credit Facilities and certain term loans contain various restrictive financial covenants. There were no outstanding borrowings under the Credit Facilities at December 31, 1996. The Corporation was in compliance with all restrictive covenants contained in the Credit Facilities and applicable term loans at December 31, 1996. The Corporation's short-term borrowings and its deposits are provided by a broadly diversified investor/depositor base in various markets throughout the world.

  The Corporation's consolidated long-term debt and mandatorily redeemable capital securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures included in risk-based capital ("trust preferred capital securities"), at December 31, 1996 totaled $12.0 billion, substantially all of which was unsecured, and consisted of $7.7 billion in senior borrowings, $3.6 billion of subordinated debt, and $730 million of trust preferred capital securities issued principally by the Parent Company and Bankers Trust Company ("BTCo"), the Corporation's principal banking subsidiary. These liabilities mature between 1997 and 2033, as detailed in Notes 9 and 10 of Notes to Supplemental Financial Statements.

  The following information should be read in conjunction with the consolidated statement of cash flows, which appears on page 50.

  For the year ended 1996, cash and due from banks decreased $831 million as the net cash used in investing activities and operating activities exceeded the net cash provided by financing activities. Within investing activities, cash outflows from purchases of securities available for sale ($5.9 billion), securities borrowed ($5.7 billion), securities purchased under resale agreements ($4.8 billion), and loans ($2.9 billion), were partially offset by cash inflows from sales, maturities and other redemptions of securities available for sale ($4.8 billion). The $3.8 billion of net cash used in operating activities was primarily the result of net changes in trading assets ($2.7 billion) and trading liabilities ($2.4 billion) partially offset by net changes in receivables and payables from securities transactions ($1.2 billion). Within financing activities, cash inflows from securities loaned and securities sold under repurchase agreements ($8.3 billion), deposits ($4.7 billion), issuances of long-term debt and trust preferred capital securities ($4.3 billion) and other short-term borrowings ($3.4 billion) were partially offset by cash outflows from repayments of long-term debt ($1.3 billion).

  For the year ended 1995, cash and due from banks increased $390 million as the net cash provided by operating activities and financing activities exceeded the net cash used in investing activities. The $3.5 billion of net cash provided by operating activities primarily resulted from $5.9 billion of net cash provided by a net change in trading liabilities offset in part by $1.4 billion and $1.0 billion of net cash used by net changes in trading assets and receivables and payables from securities transactions, respectively. Within investing activities, cash outflows from securities purchased under resale agreements ($6.4 billion), purchases of securities available for sale ($4.2 billion) and securities borrowed ($1.8 billion), were offset in part by cash inflows from sales, maturities and other redemptions of securities available for sale ($5.7 billion), federal funds sold ($1.7 billion) and interest-bearing deposits with banks ($1.2 billion). Within financing activities, cash inflows from the issuances of long-term debt ($4.8 billion) were partially offset by cash outflows from other short-term borrowings ($2.2 billion) and repayments of long-term debt ($1.6 billion).

CAPITAL RESOURCES

The Corporation pursues capital management with the objective of enhancing its ability to execute its global strategic business plans while retaining financial flexibility. Management believes that a strong capital base is critical to achieving these objectives.

  Combined consolidated total stockholders' equity and preferred stock of subsidiary totaled $6.128 billion on December 31, 1996, up $405 million, or 7 percent, from year end 1995, which was up $396 million, or 7 percent, from year end 1994. The increase in 1996 was primarily due to net income, exercise of employee stock options, and shares issued in connection with an acquisition, partially offset by dividends declared and the repurchase of stock. The increase in 1995 was primarily due to the issuance of preferred stock and net income, partially offset by dividends declared.

  In December 1996, the Corporation, through newly established subsidiary trusts, issued $750 million of trust preferred capital securities, a type of security that is reported within the Corporation's liabilities, but qualifies as regulatory capital (refer to Note 10 of Notes to the Supplemental Financial Statements for further discussion of these securities). The Corporation's issuance of trust preferred capital securities was an important factor in the 19 percent increase in the Corporation's Tier 1 Capital and the 13 percent increase in Total Capital during 1996.

  The Corporation's primary measure of capital strength is the RAROC framework (see page 27 for further discussion), which quantifies and assigns capital to business activities based upon their credit, interest rate, foreign currency, equity, commodity, liquidity and operating risks. Changes in the Corporation's global balance sheet are monitored centrally on a regular basis. In addition, the Corporation actively monitors compliance with bank regulatory capital requirements, focusing primarily on the risk-based capital guidelines. The Corporation manages its capital base and on- and off-balance sheet items to ensure that it remains strongly capitalized.

  The Federal Reserve Board's risk-based capital guidelines addressing the capital adequacy of bank holding companies and banks (collectively "banking organizations") include a definition of capital and a framework for calculating risk-weighted assets by assigning assets and off-balance sheet items to broad risk categories, as well as minimum risk-based capital ratios to be maintained by banking organizations. A banking organization's risk-based capital ratios are calculated by dividing its qualifying capital by its risk-weighted assets. The Federal Reserve Board also has a minimum Leverage Ratio which is used as a supplement to the risk-based capital ratios in evaluating the capital adequacy of banks and bank holding companies. The Leverage Ratio is calculated by dividing Tier 1 Capital by adjusted quarterly average assets.

  The following discussion of the risk-based capital and leverage ratios should be read in conjunction with Note 16 of the Notes to Supplemental Financial Statements, which details the components of Tier 1 Capital and Tier 2 Capital, as well as the regulatory guidelines for well-capitalized banks and bank holding companies.

  The Corporation's and BTCo's regulatory capital ratios are presented in Table
4. The Corporation's risk-weighted assets are presented in Table 5.

  During 1996, the Corporation's Tier 1 Capital ratio and Leverage ratio increased by 30 and 50 basis points, respectively, due primarily to the issuance of $750 million of trust preferred capital securities. The Corporation's Total Capital ratio decreased by 20 basis points due primarily to an increase in risk-weighted assets. Refer to Table 5, which details the Corporation's risk-weighted assets.

  During 1996, BTCo's Total Capital ratio increased by 10 basis points, due primarily to the issuance of $250 million of trust preferred capital securities (included in the $750 million above) which qualifies as Tier 2 Capital for BTCo. The Leverage ratio increased by 20 basis points, due to a slight increase in Tier 1 Capital. However, the increase in Tier 1 Capital was offset by higher risk-weighted assets, resulting in a 20 basis points decrease to the Tier 1 Capital ratio.

  Table 4 presents the regulatory capital ratios of the Corporation and BTCo at December 31, 1996 and 1995 and the well capitalized guidelines.

TABLE 4 REGULATORY CAPITAL RATIOS

                                                       Well
                     December 31,   December 31,   Capitalized
                         1996           1995        Guidelines
                     -------------  -------------  ------------
CORPORATION
Risk-Based Ratios
  Tier 1 Capital              9.3%           9.0%          6.0%
  Total Capital              13.8%          14.0%         10.0%
Leverage Ratio                5.9%           5.4%      3.0-4.0%
BTCo
Risk-Based Ratios
  Tier 1 Capital              9.3%           9.5%          6.0%
  Total Capital              12.9%          12.8%         10.0%
Leverage Ratio                5.3%           5.1%          5.0%

  The following were the essential components (in millions) used in calculating the Corporation's and BTCo's risk-based capital ratios:

December 31,                   1996     1995
- ----------------------------  -------  -------

CORPORATION
Tier 1 Capital                $ 5,690  $ 4,789
Tier 2 Capital                  2,734    2,654
- ----------------------------  -------  -------
Total Capital                 $ 8,424  $ 7,443
============================  =======  =======

Total risk-weighted assets    $61,213  $53,266
============================  =======  =======


BTCo
Tier 1 Capital                $ 4,869  $ 4,394
Tier 2 Capital                  1,900    1,532
- ----------------------------  -------  -------
Total Capital                 $ 6,769  $ 5,926
============================  =======  =======

Total risk-weighted assets    $52,484  $46,389
============================  =======  =======

TABLE 5 RISK-WEIGHTED ASSETS--CORPORATION (in billions)

December 31,                                            1996                  1995
- ----------------------------------------------  -------------------  ------------------------
                                                 Balance               Balance
                                                 sheet/     Risk-      sheet/        Risk-
                                                notional   weighted   notional     weighted
                                                 amount    amounts    amount(2)   amounts(2)
                                                ---------  --------  -----------  -----------
ASSETS
Cash and due from banks and interest-bearing
 deposits with banks                            $    3.8      $  .8  $    4.4        $  .7
Federal funds sold and securities purchased
 under resale agreements                            19.7        1.3      14.1           .8
Securities borrowed                                 17.0       10.3      11.3          4.5
Trading assets                                      49.1       18.2      48.0         16.0
Securities available for sale                        7.9        4.0       6.3          4.6
Loans                                               15.9       12.4      12.7         11.0
Allowance for credit losses                          (.8)         -      (1.0)           -
All other assets                                    10.2        8.2      10.4          6.5
- ----------------------------------------------  --------      -----  --------        -----
Total assets                                       122.8       55.2     106.2         44.1
Less: applicable assets of
       BT Alex. Brown Incorporated (1)              24.8       10.4      20.7          6.2
- ----------------------------------------------  --------      -----  --------        -----
ASSETS                                          $   98.0      $44.8  $   85.5        $37.9
==============================================  ========      =====  ========        =====

OFF-BALANCE SHEET EXPOSURES
Derivatives                                     $1,803.4      $ 6.1  $1,746.3        $ 7.4
Credit-related arrangements                         16.7        8.3      13.9          7.0
Securities lending indemnifications                 37.8        1.9      28.8           .9
When-issued securities and other                     4.0         .3      10.2           .3
- ----------------------------------------------  --------      -----  --------        -----
Total off-balance sheet exposures                1,861.9       16.6   1,799.2         15.6
Less: applicable off-balance sheet exposures
       of BT Alex. Brown Incorporated (1)            3.9          -       2.2            -
- ----------------------------------------------  --------      -----  --------        -----
OFF-BALANCE SHEET EXPOSURES                     $1,858.0      $16.6  $1,797.0         15.6
==============================================  ========      =====  ========        =====
Less: allowance for credit losses limitation
       adjustment                                                .2                     .3
- ----------------------------------------------                -----                  -----
TOTAL RISK-WEIGHTED ASSETS                                    $61.2                  $53.2
==============================================                =====                  =====

(1) As well as certain foreign insurance subsidiaries.
(2) Certain amounts have been restated to conform with the current presentation.

Future Developments:
The Measure of Market Risk in the Trading Accounts as Defined by the BIS

In 1996 the Federal Reserve Board and the other U.S. federal bank regulatory agencies jointly issued a final rule that amends the current risk-based capital guidelines to incorporate a measure for market risk ("the market risk amendment"). The market risk amendment is consistent with the amendment to the Basle Capital Accord adopted by the Basle Committee on Banking Supervision at the Bank for International Settlements ("the BIS"), which is described below. Essentially, the market risk amendment will change in future years the calculation of risk-weighted assets in the trading accounts, as well as include the positions and capital of all non-bank subsidiaries in the combined credit risk and market risk capital calculation of the Corporation. In all other respects, the current capital adequacy guidelines will remain in effect.

  The Corporation will be subject to this amendment. Compliance is mandatory by January 1, 1998 for those banks that meet certain threshold tests. Banks may choose to adopt early during 1997, with prior approval from their primary federal regulator.

  The market risk amendment allows banks to measure general market risk using a bank's internal risk model. Capital charges for market risk are calculated based upon the level of general market risk and specific risk. General market risk refers to changes in value due to variations in market conditions (i.e., levels of rates, prices, etc.). Specific risk refers to the risk of variations in value due to changes in factors associated with a particular security (for example, the credit rating of a corporate debenture).

  Under the provisions of the final rule implementing the amendment in the U.S., models and processes used to manage market risk must meet a number of quantitative and qualitative standards. The following is a summary of these standards:


Quantitative Standards
o the general market risk capital must be based on a Value at Risk approach and computed daily;

o the Value at Risk must be calibrated to a ten-day holding period and a 99 percent confidence level (i.e., if the Corporation maintained an absolutely static portfolio for ten business days, there would be a 1 percent chance that the portfolio would decline in value by more than the Value at Risk);

o the risk model must capture the non-linear price characteristics of option positions;

o the historical observation period for estimating risk factors must be at least one year;

o for interest rates, there must be a set of risk factors corresponding to each currency in which the bank has interest rate sensitive on- or off-balance sheet positions;

o for interest rates, the risk measurement system must incorporate separate risk factors to capture spread risk between government and other fixed-income securities;

o for exchange rates, the risk measurement system should incorporate risk factors corresponding to the individual foreign currencies in which the bank's positions are denominated;

o for equity prices, there should be risk factors corresponding to each of the equity markets in which the bank holds significant positions;

o for commodity prices, there should be risk factors corresponding to each of the commodity markets in which the bank holds significant positions.

Qualitative Standards
o the bank should have an independent risk control unit that reports directly to senior management;

o the unit should conduct regular backtesting;

o the bank's risk measurement model should be integrated into the day-to-day risk management process of the bank;

o the risk measurement model should be complemented by a routine and rigorous program of stress testing.

  The Corporation believes that the risk management process and the risk model employed to produce its Daily Price Volatility and RAROC meet the standards established by the BIS and the Federal Reserve Board.

  After making certain interpretations in order to apply the new rule to the Corporation's positions at December 31, 1996, it is estimated that the Tier 1 Capital and the Total Capital ratios would have been somewhat higher on a fully consolidated basis under the new guidelines.

RISK MANAGEMENT

Risk management is a core competency from which the Corporation derives many of its competitive advantages. The ability to measure and manage risk is a prime concern in all of the Corporation's business decisions, and sensitivity to risk management innovations and issues is an integral part of its culture. Four overarching principles guide the Corporation's management of risk:

o a firm-wide commitment to effective risk management starts at the senior-management level;

o a strong, centralized and independent control function for risk management operating in conjunction with decentralized business activities enables the Corporation to be agile and efficient in its business activities, yet prudent in its overall risk-taking;

o diversification is an efficient mechanism for managing risk;

o returns earned must be commensurate with the marginal risk associated with each business activity.

  The Corporation has made substantial investments in both information technology and human capital to support its risk management processes. Proprietary systems allow a team of dedicated risk management professionals to track the Corporation's global portfolio from its offices worldwide. This team of risk management professionals is independent of the Corporation's business lines and reports directly to senior management.

Market Risk

Each day the Corporation's risk management process assembles position and risk information on financial instruments of the Firm whose economic (fair) value is a function of market-determined variables: interest rates, currency exchange rates, equity prices, and commodity prices. This information is consolidated into daily risk and limits reports for the Corporation and business lines.
These reports are reviewed by the Corporation's senior risk managers and provide them with a consistent set of information upon which to base their business judgments.

  One summary measure of market risk that is produced by this process is Daily Price Volatility. The Daily Price Volatility of a portfolio is the potential loss in fair value that would be exceeded 1 percent of the time if that portfolio were held unchanged for one day. The Daily Price Volatility information in the table and diagram reported below reflects the market risk for virtually all of the Corporation's financial assets and liabilities irrespective of accounting classification. The positions captured by the Daily Price Volatility include both derivative and cash positions which are reported as trading assets and liabilities, repurchase and resale agreements, funding assets and liabilities, deposits, assets held for sale and end-user derivatives. The Daily Price Volatility is based upon proprietary simulation and risk modeling techniques and incorporates the nonlinear payoffs, or convexity, and the volatility risk stemming from options in the Corporation's portfolio.

  Figure 1 shows the frequency distribution of Daily Price Volatility for 1996 business days for the overall Corporation. The diagram illustrates that the Daily Price Volatility for the overall Corporation had an approximately bell-shaped distribution. The distribution was centered at $39 million and ranged between $27 million and $54 million during 1996.

Figure 1 1996 BTNY DPV Frequency Distribution(a)

  The figure displays a histogram. Daily Price Volatility (DPV) amounts ranging from $27 million to $54 million appear on the horizontal axis and Frequency amounts ranging from 0 to 25 observations are displayed on the vertical axis. The DPV has an approximately bell shaped distribution. The DPV reaches frequencies of approximately 21 to 22 observations at the top portion of the bell curve (i.e. between DPV's of $33 million and $43 million). A portion of the middle of the bell curve (i.e. between DPV's of $35 million and $39 million) dips to frequencies ranging from 11 to 15 observations. Frequencies are much lower (from 0 to 6 observations) for DPV's at the tail ends of the curve (i.e. within the ranges $27 million to $31 million and $46 million to $54 million).


  Table 6 shows the sensitivity of the Corporation's market-risk profile by risk class in 1996 and 1995. The Corporation's portfolio, on average, in 1996 was most sensitive to changes in interest rates and equity prices. Note that the impact of diversification across all risk classes reduced total risk by $15 million on average in 1996.

  The table also shows that in comparison to 1995 the Corporation maintained a modestly higher average exposure to market risk during 1996. This increase occurred primarily with respect to equity and interest rate risk and reflected the Corporation's assessment of improved market opportunities in 1996 relative to 1995. Although average risk exposure increased during 1996, the Corporation ended the year with relatively low risk exposures compared to both the average for 1996 and the exposure at the end of 1995.

TABLE 6 BTNY DAILY PRICE VOLATILITY STATISTICS (IN MILLIONS)(a)

                       1996     1996     1996    December 31,
Market Risk          Average   Minimum  Maximum      1996
- -------------------  --------  -------  -------  -------------
Interest rate          $  25     $  17    $  39         $  17
Currency                  11         6       20            10
Equity                    16        12       20            17
Commodity                  2         1        4             2
Diversification          (15)       --       --           (14)
- -------------------    -----     -----    -----         -----
Overall portfolio      $  39         *        *         $  32
===================    =====     =====    =====         =====


                        1995      1995     1995  December 31,
Market Risk          Average   Minimum  Maximum          1995
- -------------------    -----     -----    -----         -----
Interest rate          $  20     $  12    $  32         $  24
Currency                  10         5       26            10
Equity                    13         7       21            17
Commodity                  3         1        5             4
Diversification          (16)       --       --           (15)
- -------------------    -----     -----    -----         -----
Overall portfolio      $  30         *        *         $  40
===================    =====     =====    =====         =====

* The minimum (maximum) for each risk category occurred on different days so it is not meaningful to total the amounts presented above. During 1996 and 1995, respectively, the minimum Daily Price Volatilities for the overall portfolio were $27 million and $19 million, and the maximum Daily Price Volatilities were $54 million and $44 million.

(a) Due to the inability to obtain Alex. Brown historical daily price volatility information, "Figure 1-BTNY DPV Frequency Distribution" and Table 6-BTNY Daily Price Volatility Statistics" does not reflect the Merger. However, the Corporation does not anticipate Alex. Brown's impact to be material.

  The methodology underlying these Daily Price Volatility calculations and the risk-adjusted return on capital ("RAROC") calculations described below relies on established asset pricing and statistical models. The Daily Price Volatility is a loss amount that would be exceeded 1 percent of the time. This implies that one would expect two or three instances each year when the daily loss amount exceeded the Daily Price Volatility. A comparison between our Daily Price Volatility amounts and accounting profit/loss flows for each business day during 1996 revealed no instances in which a loss greater than the Daily Price Volatility occurred. It is important to note that this comparison does not represent a formal statistical test because Daily Price Volatility measures the risk of a static portfolio, but the profits and losses occurring in any given day reflect a changing portfolio. Furthermore, because Daily Price Volatility measures the potential economic variation in the Corporation's market sensitive positions, it includes the risk of certain positions that are not marked-to-market daily in accordance with accounting standards and that are omitted from the portion of the Corporation's daily profit/loss flows used in this comparison. The absence of outliers (i.e., losses greater than Daily Price Volatility) during 1996, however, suggests that the methodology provides a reasonable statistical measure of the Corporation's exposure to market risk.

  The Daily Price Volatility, as a statistical measure of potential loss, provides an objective benchmark of portfolio risk which complements, but does not substitute for, management's judgment of the appropriate level and mix of risk taken by the Corporation. Furthermore, the methodology employed in the calculation of Daily Price Volatility will change due to enhancements in risk-assessment and information-processing technologies and as new risks are undertaken by the Corporation.

  Daily Price Volatility is supplemented by the statistical measures of risk and return provided by the RAROC system (discussed below), by scenario analyses performed periodically by the risk management group, and by a formal limits process that monitors excess concentration or exposure to liquidity risk in the portfolio. The RAROC system provides information on the potential effect of large changes in interest rates, currency, equity and commodity prices, and volatilities. As such, it produces a stress test of the Corporation's positions each business day. Taken together, all of these measures and reports provide the Corporation's senior management with timely and relevant risk information.

RAROC--Performance Measurement and Capital Adequacy

The Corporation pioneered the development of risk-based capital attribution processes. The Corporation's risk capital model, RAROC, is integral to management's conceptual framework for strategic decision making. This framework has as its objective maximizing return on risk capital, where risk capital is attributed to a business activity according to the level of risk it assumes. Risk capital calculated by the RAROC framework is used to support decisions on the allocation of human and financial resources. In addition, the disciplined assessment of risk in RAROC produces a benchmark for assessing capital adequacy both for the Corporation and for its major businesses.

  The definition of risk capital produced by the RAROC process is the amount of funds required 99 percent of the time to cover a potential after-tax loss over a one year holding period. Specifically, if the Corporation maintained an absolutely static portfolio (of assets, counterparties and businesses) for one year, there would be a 1 percent chance that the portfolio would decline in value by more than the RAROC risk capital amount after adjusting for taxes.

  RAROC is designed to assess the following general classes of risk: market risk, credit risk and operational risk. Market risk is the potential loss in economic (fair) value due to changes in interest rates, currency, equity and commodity prices, and volatilities. Financial instruments of the Corporation whose fair values are functions of these market variables are included in the assessment of market risk irrespective of accounting designation. Credit risk is defined as potential loss in fair value of all extensions of credit, on- and off-balance sheet, by the Corporation.

  Operational risk is defined by the Corporation in the context of five risk classes: Employee, Technology, Relationship/Liability, Physical Assets, and Other External. Losses that are characterized as operational include but are not limited to the following examples: losses due to personnel unavailability or injury, natural disasters, the failure of external systems such as an exchange, or a failure of internal controls. A process using actuarial and other proprietary models has been implemented to provide an estimate of the potential losses from these risks. However, by their nature, these risks are difficult to measure or quantify and the process has less precision than approaches used for other types of risks.

CREDIT RISK MANAGEMENT

The Credit Department, headed by the Chief Credit Officer, is responsible for developing credit policies, as well as for monitoring and managing overall credit risk. The department evaluates the creditworthiness of each borrower/issuer/counterparty and assigns a rating for each. Credit limits are established at the portfolio level by borrower/issuer/counterparty and by other categories. One credit officer is responsible for reviewing the entire credit risk portfolio of a borrower/issuer/counterparty regardless of the nature of the exposure (e.g., loans, securities, derivatives). Credit officers also monitor the usage of credit risk by entity versus the limits at the product and business activity level. The Credit Department monitors country exposures and assigns country risk ratings. It also monitors country, industry, borrower/issuer/counterparty, product and regional risk concentrations in order to evaluate the degree of diversification in the portfolio.

  RAROC credit capital represents the translation into potential losses of the exposure of the overall portfolio of the Corporation to default risk. This translation is accomplished using proprietary statistical models. These statistical models incorporate information on the duration of the exposure, the potential magnitude of the exposure, and the creditworthiness of the borrower/issuer/counterparty. The Corporation's senior risk managers regularly review and actively manage the credit risks at the portfolio level to ensure that the risk characteristics and degree of diversification as reflected in RAROC capital calculations conform with the Corporation's policies.

DERIVATIVES

Derivatives are swaps, futures, forwards, options and other similar types of contracts based on interest rates, foreign exchange rates and the prices of equities and commodities (or related indices). Derivatives are generally either privately-negotiated over-the-counter ("OTC") contracts or standard contracts transacted through regulated exchanges. OTC contracts generally consist of swaps, forwards and options. In the normal course of business, with the agreement of the original customer, OTC derivatives may be terminated or assigned to another customer. Exchange-traded derivatives include futures and options. These capital markets products are described further in Note 23 of Notes to Supplemental Financial Statements. Derivatives may be used for either trading or end-user purposes.

Trading Derivatives

The Corporation holds derivatives in connection with its activities as a dealer acting as principal for particular transactions with clients, as a market maker quoting bid and offer prices to provide liquidity and regular availability of derivatives for clients, as a risk manager of its own trading positions resulting from these client-driven transactions and, finally, as a position taker in the expectation of profiting from favorable movements in prices, rates or indices. As a result, the Corporation may build up sizable positions in derivatives. The risks of derivative positions are managed in accordance with the Corporation's risk management policies.

  Substantially all of the Corporation's derivative positions at December 31, 1996 were trading-related, with gains and losses included in trading revenue as they occur. Contracts with positive fair values are recorded as assets and contracts with negative fair values are recorded as liabilities, after application of qualifying master netting agreements. These positions may vary in size from period to period, similar to the positions in cash instruments also carried in the Corporation's trading account. Average trading assets and trading liabilities related to derivatives during 1996 were $10.4 billion and $11.6 billion, respectively. The notional amounts, which are not recorded on the balance sheet, of trading derivatives totaled $1,735 billion at December 31, 1996 and indicate the volume of activity but do not represent the Corporation's exposure to market or credit risk.

End-User Derivatives

The Corporation utilizes end-user derivatives to manage exposures to interest rate, foreign currency and equity market risks associated with certain liabilities and assets such as interest-bearing deposits, short-term borrowings and long-term debt, as well as securities available for sale, loans, investments in non-marketable equity securities and net investments in foreign subsidiaries. For example, the Corporation's Treasury Department, which manages the majority of the Corporation's end-user derivatives, utilizes certain instruments (principally interest rate swaps) to transform fixed-rate-paying liabilities into variable-rate-paying liabilities. See Note 25 and Note 23 of Notes to Supplemental Financial Statements for the fair value of end-user derivatives and related financial instruments and additional end-user information. The notional amounts, which are not recorded on the balance sheet, of end-user derivatives totaled $68 billion at December 31, 1996 and indicate the volume of activity but do not represent the Corporation's exposure to market or credit risk. These contracts represent less than 4 percent of the aggregate notional amounts of all derivatives outstanding at year end.

Market Risk

The market risk of derivatives arises principally from the potential for changes in interest rates, foreign exchange rates, and equity and commodity prices and is generally similar to the market risk of the cash instruments underlying the contracts. The market risk to the Corporation is not measured by the price sensitivity of the individual contracts, but by the net price sensitivity of the relevant portfolio, including cash instruments. The Corporation generally manages its exposures by taking risk-offsetting positions. Therefore, the Corporation believes it is not meaningful to view the market risk of derivatives in isolation. Market exposures arising from derivatives are monitored in the Corporation's RAROC system and are included in the Daily Price Volatility amounts discussed in the preceding Risk Management section.

Liquidity Risk

In times of stress, sharp price movements or volatility shocks may reduce liquidity in certain derivatives positions, as well as in cash instruments. The liquidity risk of derivatives is substantially based on the liquidity of the underlying cash instrument, which affects the ability of the Corporation to alter the risk profile of its positions rapidly and at a reasonable cost. The Corporation's mark-to-market practices for derivatives include adjustments in consideration of liquidity risks, when appropriate. These practices are consistent with those applied to the Corporation's trading positions in cash instruments.

Derivatives-Related Credit Risk

Derivative transactions create dynamic credit exposure which changes as markets move. The credit risk of derivatives arises from the potential for a customer to default on its contractual obligations. Accordingly, credit risk related to derivatives depends on the following: the current fair value of the contracts with the customer; the potential credit exposure over time; the extent to which legally enforceable netting arrangements allow the fair value of offsetting contracts with that customer to be netted against each other; the extent to which collateral held against the contracts reduces credit risk exposure; and the likelihood of default by the customer.

  The Corporation monitors and manages the credit risk associated with derivatives by applying a uniform credit process for all credit exposures. The credit risk of derivatives is included in the Corporation's centralized credit management and RAROC systems. In order to reduce derivatives-related credit risk, the Corporation enters into master netting agreements that provide for offsetting of all contracts under each such agreement and obtains collateral where appropriate. Such master netting agreements contemplate payment netting as well as the net settlement of all covered contracts through a single payment in a single currency with the same counterparty in the event that a default (including insolvency) under the agreement occurs. The Corporation monitors credit risk exposure on a gross and a net basis and on a collateralized and an uncollateralized basis, as appropriate.

  Table 7 summarizes the Corporation's derivatives-related credit risk. It displays, by internal rating, the Corporation's current credit risk to customers. The majority of the Corporation's derivative transactions are with foreign and U.S. commercial banks, as well as corporations, governments and their agencies, securities firms and other financial institutions. Current credit risk is calculated based on the current replacement cost of outstanding positions with customers in OTC derivative financial instruments. The gross replacement cost of a derivative portfolio with a customer is the positive mark-to-market value of all transactions with that customer without the effects of netting or collateral arrangements. The replacement costs, after netting and collateral, of $9.487 billion more accurately portray the credit risk associated with the Corporation's derivatives activities with external customers at December 31, 1996 than do the gross replacement costs. The increase compared to 1995 was predominantly related to short-term foreign exchange forward contracts with foreign and U.S. commercial bank counterparties. Approximately 92 percent of the derivatives-related credit risk at December 31, 1996 was to investment-grade customers.

  Internal ratings are based upon the Corporation's assessment of the customer's creditworthiness. Ratings of 1 to 4 generally equate to investment-grade ratings (BBB/Baa and higher) from rating agencies in the U.S. markets. A rating of 5 usually approximates long-term debt ratings of BB/Ba. Ratings of 6 to 8 are generally equivalent to B/B and below. Customers in the 6 to 8 category may be internally designated for special monitoring by the Credit Audit Department. Factors such as guarantors and collateral held, as well as the impact of country risk on private foreign companies, may differentiate the Corporation's ratings from those of the rating agencies.

  The Corporation applies netting based upon the criteria prescribed by Financial Accounting Standards Board ("FASB") Interpretation No. 39 ("FIN 39"), "Offsetting of Amounts Related to Certain Contracts," which provides that offsetting is appropriate where the available evidence indicates that there are reasonable assurances that the right of setoff contained in a master netting agreement governing derivatives contracts would be upheld after default, including in the event of the customer's bankruptcy.

  Collateral also reduces credit risk. The Corporation generally accepts collateral in the form of cash, U.S. Treasuries, and other approved securities (generally, only liquid, marketable, publicly-traded securities are acceptable).


TABLE 7 DERIVATIVES-RELATED CREDIT RISK(1)

                                                         Internal Rating For Customer
                                                   --------------------------------------
(in millions) December 31, 1996                    1 to 4           5   6 to 8      Total
- -------------------------------------------------  --------   -------   ------   --------
Replacement costs (gross)                          $ 28,079   $ 3,338     $120   $ 31,537
Impact of netting agreements                        (18,628)   (2,133)     (52)   (20,813)
- -------------------------------------------------  --------   -------     ----   --------
Replacement costs (after netting agreements)          9,451     1,205       68     10,724
Collateral held and applied                            (763)     (459)     (15)    (1,237)
- -------------------------------------------------  --------   -------     ----   --------
Replacement costs after netting and collateral     $  8,688   $   746     $ 53   $  9,487
=================================================  ========   =======     ====   ========

Replacement costs after netting and collateral,
 December 31, 1995                                 $  7,946   $   606     $131   $  8,683
=================================================  ========   =======     ====   ========

(1) End-user derivatives and exchange-traded contracts are not included.


  The Corporation's allowance for credit losses is available for credit losses related to derivatives contracts. Derivatives are considered by the Credit Audit Department when it reviews both general and specific credit risks in the Corporation's portfolio. Net charge-offs to the allowance that were related to derivative contracts totaled $22 million during 1996 and $240 million during 1995 (see Leveraged Derivative Transactions section below).

  The international bank regulatory standards for risk-based capital consider the credit risk arising from derivatives in the assessment of capital adequacy. These standards were issued under the Basle Capital Accord of July 1988 and adopted in 1989 by the U.S. bank regulators, including the Federal Reserve Board. These standards use a formula-based assessment of customer credit risk which, as amended at year-end 1995, reflect the credit-risk-reducing impact of legally enforceable master netting agreements. These standards include a calculation for estimating the potential future credit exposure caused by potential price volatility (the "add-on"). At December 31, 1996, this add-on was $9.0 billion before application of risk weightings, of which 91 percent, 8 percent, and 1 percent related to customers internally rated 1 to 4, 5, and 6 to 8, respectively. At December 31, 1996, the risk-weighted amounts (reflecting both current and potential future credit exposure) that were calculated based on these international standards for derivative financial instruments aggregated to $6.1 billion.

  Presented in Table 8 below is a maturity profile of the Corporation's trading derivative products. This profile indicates the extent of the Corporation's involvement in derivative transactions of specific maturities and also provides the basis for calculating the estimate of potential future credit exposure (the add-on) under the international bank regulatory standards. The percentages in Table 8 are based on notional amounts which do not necessarily represent cash flows and do not represent a quantification of the market risk or credit risk of these positions.

TABLE 8 MATURITY PROFILE OF TRADING DERIVATIVES(1)(2)

                                                      Interest    Foreign     Equity-   Commodity
                                                         Rate    Exchange     Related   and Other
Remaining Maturity at December 31, 1996    Total    Contracts   Contracts   Contracts   Contracts
- -----------------------------------------  ------  ----------  ----------  ----------  ----------
Within 12 months                              61%         21%         38%          1%          1%
After 1 but within 5 years                    30%         27%          3%          -%          -%
After 5 years                                  9%          8%          1%          -%          -%
- -----------------------------------------    ---          --          --           -           -
Total                                        100%         56%         42%          1%          1%
=========================================    ===          ==          ==           =           =

(1) Based on notional amounts. Includes both purchase and sale contracts and contracts for which the fair values are recorded as trading assets and as trading liabilities. The leveraging effects of leveraged derivative transactions are reflected above.
(2) Presented in accordance with the risk-based capital standards, this maturity profile does not include futures contracts, spot foreign exchange contracts, or options written. These types of contracts are considered in the Corporation's market and credit risk management processes.

Leveraged Derivative Transactions

A leveraged derivative transaction is a specific type of derivative financial instrument containing a formula or multiplier which, for any given change in market prices, could cause the change in the transaction's fair value to be significantly different from the change in fair value that would occur for a similar transaction without the formula or multiplier. Cash instruments (including structured notes) with embedded forward or option features and all former leveraged derivative transactions that are now included in the loan portfolio are excluded from the foregoing definition. The Corporation's leveraged derivative transactions are carried at fair value in the trading portfolio on the consolidated balance sheet and changes in fair value are reported in trading revenue as they occur. The Corporation's leveraged derivative transactions are affected by the same general market risks as the trading portfolio as a whole and are subject to the risk management policies outlined in the preceding section.

  During 1996 no material leveraged derivative transactions were reclassified to the loan portfolio at amounts equal to or less than the contractual amounts due, compared to $33 million in 1995. These transactions are not included in Tables 7 and 8. In 1996, $26 million of these leveraged derivative loans were charged-off to the allowance for credit losses, compared to $245 million in 1995. Amounts charged to trading revenue resulting from settlements of leveraged derivative transactions remaining in the trading portfolio were immaterial in 1996. At December 31, 1996 the balance included in loans after charge-offs and cash collections was $20 million of which $12 million was classified as cash basis loans.

  Further information applicable to derivatives in general may be found in the following sections:

Relevant Information                 Page              Title
- -----------------------------------  ----  -----------------------------
Risk-weighted amounts                  19  Capital Resources
Revenue by risk category               10  Trading Revenue
Daily Price Volatility, RAROC
 and credit management                 24  Risk Management
Credit losses                          33  Summary of Credit Loss
                                            Experience
Nonperforming amounts                  37  Nonperforming Assets
Accounting                             51  Significant Accounting
                                            Policies
Balance sheet amounts                  57  Trading Assets and Trading
                                            Liabilities
Product descriptions, fair values
 and notional amounts                  97  Derivatives and Financial
                                            Instruments With
                                            Off-Balance Sheet Risk
Significant counterparties            106  Concentrations of Credit Risk
End-user derivatives                  108  Fair Value of Financial
Instruments

SUMMARY OF CREDIT LOSS EXPERIENCE

Charge-Off Procedures and Adequacy of the Allowance for Credit Losses

As part of the Corporation's overall management and control process, the Credit Audit Department is charged with the responsibility for performing an ongoing independent examination of the portfolio. Counterparty risk exposure is analyzed across all product lines including loans, credit-related commitments, derivatives and other financial instruments. All significant items in the portfolio are reviewed annually; those under special supervision, such as cash basis loans and renegotiated loans, are reviewed quarterly. In addition, all levels of management are required to bring to the attention of the Credit Audit Department any credit risk where an additional review of the counterparty's financial position is believed to be warranted. The Credit Audit Department reports at least quarterly to the Audit Committee of the Board of Directors which, in turn, reports to the full Board of Directors, with recommendations for charge-offs. The Board has the final decision-making responsibility in authorizing charge-offs.

  In addition to the above procedures, federal and State of New York bank examiners perform examinations of the Corporation's credit risks. The reports on these examinations are reviewed by the Credit Audit Department with the Audit Committee.

  The provision for credit losses is dependent upon management's evaluation as to the amount needed to maintain the allowance for credit losses at a level considered appropriate in relation to the risk of losses inherent in the portfolio. Various factors are collectively weighed by management in determining the adequacy of the allowance. The Credit Audit Department and bank regulatory authorities assess and issue reports on the quality of the portfolio and on the adequacy of the allowance. As part of their annual audit, the Corporation's independent auditors assess the adequacy of the allowance and the provision for credit losses. Their procedures include discussions with management, a review of selected credit files and an evaluation of the periodic reports issued by the Credit Audit Department and regulatory examiners.

  In the opinion of management, the allowance, when taken as a whole, is adequate to absorb reasonably estimated credit losses inherent in the Corporation's portfolio.

TABLE 9 ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES

The following table analyzes the changes in the allowance for credit losses ($ in millions).

Year Ended December 31,                 1996    1995     1994     1993     1992
- -------------------------------------  ------  -------  -------  -------  -------
ALLOWANCE FOR CREDIT LOSSES,
 BEGINNING OF YEAR                     $ 992   $1,252   $1,324   $1,620   $1,806
CHARGE-OFFS
  Domestic (nonrefinancing country)
    Commercial and industrial             46      177       55       64      164
    Financial institutions                 -        -       11        4        -
    Real estate
      Construction                         3       10        1        6        3
      Mortgage                            18       22       23       51       35
    Other                                  -        -        -        1        -
  International
    Nonrefinancing country                22      121       77      302       98
    Refinancing country                    -        -        1       32       43
- -------------------------------------  -----   ------   ------   ------   ------
Total charge-offs                         89      330      168      460      343
- -------------------------------------  -----   ------   ------   ------   ------
RECOVERIES
  Domestic (nonrefinancing country)
    Commercial and industrial             32       11       24       19        7
    Real estate
      Construction                         -        -        1        -        -
      Mortgage                             7        4        -        1        1
    Other                                  -        -        -        2        2
  International
    Nonrefinancing country                20       15        8        7       16
    Refinancing country                    6        9       38       42       23
- -------------------------------------  -----   ------   ------   ------   ------
Total recoveries                          65       39       71       71       49
- -------------------------------------  -----   ------   ------   ------   ------
TOTAL NET CHARGE-OFFS (1)                 24      291       97      389      294
LOSSES ON SALES AND SWAPS OF
 REFINANCING COUNTRY LOANS                 -        -        -        -      117
- -------------------------------------  -----   ------   ------   ------   ------
TOTAL NET CHARGES TO THE ALLOWANCE        24      291       97      389      411
PROVISION FOR CREDIT LOSSES                5       31       25       93      225
- -------------------------------------  -----   ------   ------   ------   ------
ALLOWANCE FOR CREDIT LOSSES,
 END OF YEAR (2)                       $ 973   $  992   $1,252   $1,324   $1,620
=====================================  =====   ======   ======   ======   ======
PERCENTAGE OF TOTAL NET CHARGES TO
 AVERAGE LOANS FOR THE YEAR              .18%    2.48%     .78%    2.54%    2.45%
=====================================  =====   ======   ======   ======   ======

(1) Components:
    Secured by real estate             $  14   $   23   $   24   $  116   $   71
    Real estate related                    3        2       23        3       27
    Highly leveraged                      11       30       (5)      15      117
    Other *                                2      245       92      265       59
    Refinancing country                   (6)      (9)     (37)     (10)      20
- -------------------------------------  -----   ------   ------   ------   ------
Total                                  $  24   $  291   $   97   $  389   $  294
=====================================  =====   ======   ======   ======   ======

(2) Allocation: **
    Loans                              $ 773
    Other liabilities                    200
- -------------------------------------  -----
    Balance, End of Year               $ 973
=====================================  =====



* The 1996, 1995 and 1994 amounts included net charge-offs of $15 million, $240 million and $72 million, respectively, related to leveraged derivative transactions.
** Beginning December 31, 1996, the Corporation has allocated its total allowance for credit losses between a reduction of loans and as other liabilities related to other credit-related items. Prior year amounts have not been restated. For further detail, see discussion on the following page.

Provision and Allowance for Credit Losses
The provision for credit losses amounted to $5 million for 1996, compared with $31 million for 1995 and $25 million in 1994.

  The total allowance for credit losses decreased to $973 million at December 31, 1996, from $992 million at year end 1995 and $1.252 billion at December 31, 1994. Beginning December 31, 1996, in accordance with the American Institute of Certified Public Accountants Banks and Savings Institutions Audit Guide, the Corporation has allocated its total allowance for credit losses as follows: $773 million as a reduction of loans, and $200 million as other liabilities related to other credit-related items. The Corporation continues to believe that the total allowance for credit losses is available for credit losses in its entire portfolio, which is comprised of loans, credit-related commitments, derivatives and other financial instruments. Due to a multitude of complex and changing factors that are collectively weighed in determining the adequacy of the allowance for credit losses, management expects that the allocation of the total allowance for credit losses may be adjusted as risk factors change. Prior year amounts have not been restated.

  Pursuant to a regulatory requirement, the table below provides the components of the allowance for credit losses by category. This breakdown of the allowance at each year end reflects management's best estimate of possible credit losses and may not necessarily be indicative of actual future charge-offs (in millions).

December 31,                          1996   1995    1994    1993    1992
- ------------------------------------  -----  -----  ------  ------  ------
Domestic
  Commercial and industrial           $  75  $ 165  $  133  $  115  $  162
  Financial institutions                 10     20      20       8      19
  Real estate
    Construction                          8      8       5      15      10
    Mortgage                             67     70      54      65      50
  Other                                   1      3       2       1       4
- ------------------------------------  -----  -----  ------  ------  ------
    Total domestic                      161    266     214     204     245
International                           144    222     266     190     403
- ------------------------------------  -----  -----  ------  ------  ------
    Total allocated                     305    488     480     394     648
Unallocated portion*
  Domestic                              288    306     402     599     368
  International                         180    198     370     331     604
- ------------------------------------  -----  -----  ------  ------  ------
Allowance for credit losses--loans      773      -       -       -       -
Allowance for credit losses--other
 liabilities                            200      -       -       -       -
- ------------------------------------  -----  -----  ------  ------  ------
Total                                 $ 973  $ 992  $1,252  $1,324  $1,620
====================================  =====  =====  ======  ======  ======

* This amount and any unabsorbed portion of the allocated allowance is also available for credit losses in the entire portfolio.

  For purposes of providing information required by regulatory authorities and subject to the above limitations, the following table presents an analysis of the changes in the international component of the allowance for credit losses (in millions):

Year Ended December 31,                1996    1995   1994    1993     1992
- ------------------------------------  ------  ------  -----  -------  -------

Balance, beginning of year            $ 420   $ 636   $ 521  $1,007   $1,198
- ------------------------------------  -----   -----   -----  ------   ------
Net charge-offs
  Charge-offs                            22     121      78     334      141
  Recoveries                             26      24      46      49       39
- ------------------------------------  -----   -----   -----  ------   ------
    Total net charge-offs
     (recoveries)                        (4)     97      32     285      102
Losses on sales and swaps of
 refinancing country loans                -       -       -       -      117
- ------------------------------------  -----   -----   -----  ------   ------
    Total net charges (recoveries)
     to the allowance                    (4)     97      32     285      219
Provision for credit losses              (1)      9      11      40       61
Reclass to other liabilities            (24)      -       -       -        -
Reallocation (to) from domestic
 allowance                              (75)   (128)    136    (241)     (33)
- ------------------------------------  -----   -----   -----  ------   ------
Balance, end of year*                 $ 324   $ 420   $ 636  $  521   $1,007
====================================  =====   =====   =====  ======   ======

* The December 31, 1996 amount represents the international component of the allowance for credit losses that has been allocated to loans.

  The $75 million reallocation during 1996 and the $128 million reallocation during 1995, from the international to the domestic component of the allowance for credit losses, was based on the continuing evaluation of the Corporation's overall credit portfolio.

NONPERFORMING ASSETS

Table 10 shows the Corporation's trend of cash basis loans, renegotiated loans, other real estate and other nonperforming assets ($ in millions).

TABLE 10 NONPERFORMING ASSETS

December 31,                                  1996    1995    1994    1993    1992
- -------------------------------------------  ------  ------  ------  ------  -------
Cash basis loans (nonrefinancing country)
  Domestic
    Commercial and industrial                $ 117   $ 263   $ 316   $ 285   $  481
    Secured by real estate                     233     297     277     306      349
    Financial institutions                       -      10      25      30        2
    Other                                        -       -       -       -        1
- -------------------------------------------  -----   -----   -----   -----   ------
      Total domestic                           350     570     618     621      833
- -------------------------------------------  -----   -----   -----   -----   ------
  International
    Commercial and industrial                   57     106     247      84      167
    Secured by real estate                      39      65      79     149      148
    Financial institutions                       4       3      48       -        -
    Other                                        2       -       2       2        8
- -------------------------------------------  -----   -----   -----   -----   ------
      Total international                      102     174     376     235      323
- -------------------------------------------  -----   -----   -----   -----   ------
      Total cash basis loans
       (nonrefinancing country)                452     744     994     856    1,156
Cash basis loans (refinancing country)
  International                                  -       -       2     118      221
- -------------------------------------------  -----   -----   -----   -----   ------
Total cash basis loans                       $ 452   $ 744   $ 996   $ 974   $1,377
===========================================  =====   =====   =====   =====   ======
Ratio of cash basis loans
 to total gross loans                          2.9%    5.9%    8.0%    6.4%     8.0%
===========================================  =====   =====   =====   =====   ======
Ratio of allowance for credit
 losses to cash basis loans (1)                171%    133%    126%    136%     118%
===========================================  =====   =====   =====   =====   ======
Renegotiated loans
  Mexican government Par Bonds               $   -   $   -   $   -   $   -   $  611
  Highly leveraged                               -       -       -       6       27
  Secured by real estate                        37      88      65      14       20
  Other                                          -      12       1       1        1
- -------------------------------------------  -----   -----   -----   -----   ------
Total renegotiated loans                     $  37   $ 100   $  66   $  21   $  659
===========================================  =====   =====   =====   =====   ======
Other real estate                            $ 213   $ 259   $ 301   $ 287   $  315
===========================================  =====   =====   =====   =====   ======
Other nonperforming assets
  Assets acquired in credit workouts         $  10   $  66   $  61   $  85   $   73
  Other                                          -       1       2      16       32
- -------------------------------------------  -----   -----   -----   -----   ------
Total other nonperforming assets             $  10   $  67   $  63   $ 101   $  105
===========================================  =====   =====   =====   =====   ======
Loans 90 days or more past due and
 still accruing interest (2)                 $   -   $  26   $   -   $  40   $   86
===========================================  =====   =====   =====   =====   ======

(1) The 1996 ratio was computed using the $773 million allowance for credit losses that has been allocated to loans.
(2) Represents loans 90 days or more past due with respect to interest or principal. These loans were considered to be well secured and were in the process of collection. The December 31, 1993 and 1992 balances include $15 million and $66 million of international loans, respectively.

  Each quarter an extensive review is performed by the Credit Audit Department and senior credit management of all cash basis loans and classified assets.
Each borrower/counterparty is evaluated to determine whether it represents a potential loss. Whenever the probability of loss is believed to be greater than 50 percent, a charge-off of the amount deemed uncollectible is recommended to the Audit Committee of the Board of Directors. Once a charge-off is taken the remaining portion, if any, is immediately placed on a cash basis. If the probability of loss is believed to be less than 50 percent, but collection or liquidation in full is questionable if present trends continue, the asset is classified as doubtful. It is the Corporation's policy to place all assets classified as doubtful on a cash basis, even if the borrower is still making required payments. In addition, it is generally the Corporation's policy that loans be immediately placed on a cash basis when they become 90 days past due with respect to interest or principal.

  The Corporation's total cash basis loans amounted to $452 million at December 31, 1996, a decrease of $292 million, or 39 percent, from 1995, which had decreased $252 million, or 25 percent, from 1994.

  Cash basis loans decreased $292 million during 1996, primarily due to collections and charge-offs in connection with the settlement of old derivative transactions of $109 million, which were primarily classified as commercial and industrial loans, as well as a $90 million decrease in loans secured by real estate and an $87 million decrease in various other commercial and industrial loans.

  Within cash basis loans, loans secured by real estate were $272 million at December 31, 1996. Commercial and industrial loans to highly leveraged borrowers decreased $36 million to $117 million.

 An analysis of the changes in the Corporation's total cash basis loans follows:

(in millions)
Year Ended December 31,               1996    1995    1994    1993     1992
- -----------------------------------  ------  ------  ------  -------  -------
Balance, beginning of year           $ 744   $ 996   $ 974   $1,377   $1,750
Net transfers to cash basis loans       96     314     520      230      312
Net paydowns                          (241)   (221)   (130)    (140)    (112)
Charge-offs                            (87)   (330)   (163)    (232)    (322)
Net transfers from (to) other
 real estate                           (14)     13     (72)     (10)     (87)
Transfers to other nonperforming
 assets                                  -       -      (7)     (58)     (45)
Loan sales                             (38)     (1)    (49)    (153)     (50)
Other                                   (8)    (27)    (77)     (40)     (69)
- -----------------------------------  -----   -----   -----   ------   ------
Balance, end of year                 $ 452   $ 744   $ 996   $  974   $1,377
===================================  =====   =====   =====   ======   ======

  Cash basis loans decreased $252 million during 1995, primarily due to charge-offs of $245 million and payments of $81 million on cash basis leveraged derivative transactions. These were partially offset by additional transfers of leveraged derivative transactions to cash basis loans of $79 million.

  Within cash basis loans, loans secured by real estate increased by $6 million, to $362 million during 1995. Also included in cash basis loans were commercial and industrial loans to highly leveraged borrowers which increased $3 million, to $153 million at December 31, 1995.

  Renegotiated loans decreased to $37 million at December 31, 1996 due to $63 million of transfers to cash basis loans. In 1995, renegotiated loans increased $34 million primarily due to an increase in loans secured by real estate of $23 million.

  Other real estate decreased $46 million to $213 million at December 31, 1996. The decrease was primarily attributable to $73 million of sales of properties offset by an additional $24 million of foreclosed properties during 1996.

  Other real estate decreased $42 million during 1995 primarily as a result of the adoption of SFAS 114 during the first quarter of 1995. SFAS 114 required the transfer of in-substance foreclosed properties, where the Corporation had not taken possession of the collateral, to cash basis loans.

SPECIAL PORTFOLIO SEGMENTS
REAL ESTATE PORTFOLIO

The global real estate loan portfolio totaled $2.002 billion at December 31, 1996. This included domestic loans secured by real estate of $1.695 billion, international loans secured by real estate of $130 million, and total real estate related loans of $177 million. The largest geographic concentration within loans secured by real estate was in properties in the Mid-Atlantic region, at 25 percent, of which New York City and its suburbs comprised approximately 57 percent. The next largest geographic concentrations were loans secured by properties in California, Texas and the Southeast region, which comprised 19 percent, 12 percent and 11 percent of the total, respectively. The largest product-type concentrations were loans secured by office buildings, apartments, and 1-4 family residential properties at 24 percent, 19 percent and 11 percent, respectively. All other concentrations were individually less than 11 percent of total loans secured by real estate. Approximately 50 percent of the loans secured by real estate were purchased in the secondary market. These were comprised primarily of domestic commercial real estate loans. Real estate related loans consist of loans made for any purpose to organizations or individuals, 80 percent of whose revenues or assets are derived from or consist of real estate ventures or holdings, that are not collateralized by cash or marketable securities and are not secured by real estate. The Corporation was also obligated under $239 million of standby letters of credit and $155 million of unused commitments to extend credit in connection with its commercial real estate financing activities at December 31, 1996.

  Because of the diversity of the portfolio, the risks of real estate lending reflect both general and local economic conditions. Management closely monitors the portfolio, and formal reviews are conducted at least annually, with many exposures reviewed quarterly. Table 11 details the global real estate portfolio at December 31, 1996 (in millions).

TABLE 11 REAL ESTATE LOANS AND OTHER REAL ESTATE

                                                 Outstanding Balance
                                            -----------------------------
                                                       Inter-              Cash Basis
December 31, 1996                           Domestic  national    Total     Balance
- ------------------------------------------  --------  --------  ---------  ----------
Loans secured by real estate
  Land under development                      $   24      $  -  $   24           $ 21
  Construction
    In lease-up (1)                              109         -     109             10
  Standing (2)
    1-4 family residential                       190        26     216              1
    Multifamily residential                      365        24     389             10
    Commercial                                 1,007        80   1,087(3)         230
- ------------------------------------------    ------      ----  ------           ----
      Total loans secured by real estate       1,695       130   1,825            272
Real estate related loans                        130        47     177             25
- ------------------------------------------    ------      ----  ------           ----
Total real estate loans                       $1,825      $177  $2,002           $297
==========================================    ======      ====  ======           ====
Other real estate                             $  125      $ 88  $  213

(1) In lease-up are completed properties that are less than 85 percent leased-up.
(2) Standing properties have been built, developed and leased-up such that the project is considered stabilized.
(3) Includes $37 million of renegotiated loans.

HIGHLY LEVERAGED TRANSACTIONS

For purposes of monitoring the extent of its exposure to highly leveraged transactions ("HLTs"), the Corporation utilizes the following definition. HLTs are financing transactions the purpose of which involves a buyout, acquisition or recapitalization and which (i) doubles the subject company's liabilities and results in a leverage ratio higher than 50 percent or (ii) results in a leverage ratio higher than 75 percent or (iii) is designated a HLT by a syndication agent. Borrowers are delisted from HLT status when (1) cash flow tests, relative to their industry or peer group, are met, or (2) they are no longer highly leveraged upon emergence from Chapter 11 bankruptcy or similar proceeding. In addition, certain loans which are fully collateralized by cash or cash equivalent securities are excluded from HLT reporting.

  Amounts included in the table and discussion which follow generally reflect the above definition.

TABLE 12 HIGHLY LEVERAGED TRANSACTIONS

(in millions) December 31,     1996    1995
- ----------------------------  ------  ------
Loans
  Senior debt                 $1,587  $1,105
  Subordinated debt               76      68
- ----------------------------  ------  ------
Total loans                   $1,663  $1,173
============================  ======  ======
Unfunded commitments
  Commitments to lend         $  875  $  539
  Letters of credit              128     263
- ----------------------------  ------  ------
Total unfunded commitments    $1,003  $  802
============================  ======  ======

Equity investments            $  665  $  648
============================  ======  ======

Commitments to invest         $  425  $  289
============================  ======  ======


  The Corporation's outstanding loans were to 127 separate borrowers in 43 separate industry groups at December 31, 1996, compared to 97 separate borrowers in 38 separate industry groups at December 31, 1995. There were no industry concentrations which exceeded 10 percent of total HLT loans outstanding at December 31, 1996.

  In addition to the amounts shown in Table 12, at December 31, 1996, the Corporation had issued commitment letters which had been accepted, subject to documentation and certain other conditions, of $749 million (which were in various stages of syndication) and had additional HLTs in various stages of discussion and negotiation.

  During 1996, the Corporation originated $5.4 billion of HLT commitments. It should be noted that the Corporation's loans and commitments in connection with HLTs fluctuate as new loans and commitments are made and as loans and commitments are syndicated, participated or paid.

  All loans and commitments to finance HLTs are reviewed and approved by senior credit officers of the Corporation. In addition to a strict transactional and credit approval process, the portfolio of leveraged loans and commitments is actively monitored and managed to minimize risk through diversification among borrowers and industries. As part of this strategy, sell and hold targets are regularly updated in connection with market opportunities and the addition of new HLTs. Retention by the Corporation after syndication and sales of loan participations has typically been less than $50 million, and the average outstanding per borrower for the portfolio at December 31, 1996 was less than $14 million. However, at December 31, 1996, the Corporation had total exposure (loans outstanding plus unfunded commitments) in excess of $50 million to 7 separate highly leveraged borrowers.

  At December 31, 1996, $117 million of the HLT loan portfolio was on a cash basis. In addition, $4 million of the equity investments in HLT companies represented assets acquired in credit workouts, which are reported as other nonperforming assets. Net charge-offs of $11 million of HLT loans were recorded in 1996. In addition, the Corporation recorded a net gain of $143 million in connection with the sales and/or write-offs of certain equity investments in highly leveraged companies during 1996.

  Generally, fees (typically 2 to 4 percent of the principal amount committed) and interest charged (typically LIBOR plus 1.5 to 3 percent) on HLT loans are higher than on other credits. The Corporation does not account for revenue or expenses from HLTs separately from its other corporate lending activities. However, it is estimated that transaction fees recognized for lending activities relating to highly leveraged transactions were approximately $120 million during 1996 and that as of December 31, 1996, approximately $24 million of fees were deferred and will be recognized as future revenue.

CROSS-BORDER OUTSTANDINGS

The Corporation's cross-border outstandings reflect certain additional economic and political risks beyond those associated with its domestic outstandings. These risks include those arising from exchange rate fluctuations, restrictions on the transfer of funds and balance-of-payments issues.

  Set forth in Table 13 are the Corporation's cross-border outstandings at December 31, 1996, 1995 and 1994, for each foreign country where such outstandings exceeded one percent of total assets. The cross-border outstandings were compiled based upon category and domicile of ultimate risk and are comprised of balances with banks, trading securities, securities available for sale, securities purchased under resale agreements, loans, accrued interest receivable, acceptances outstanding and investments with foreign entities. The amounts outstanding for each country exclude local currency outstandings. The Corporation does not have significant local currency outstandings to the individual countries listed in the following table that are not hedged or are not funded by local currency borrowings.

TABLE 13 CROSS-BORDER OUTSTANDINGS

                                               Governments    Banks and
                                       % of        and          Other      Commercial
                           Total       Total     Official     Financial       and
($ in millions)         Outstandings  Assets   Institutions  Institutions  Industrial  Other
- ----------------------  ------------  -------  ------------  ------------  ----------  -----
AT DECEMBER 31, 1996
  United Kingdom              $3,904    3.18%        $   12        $3,461      $  430     $1
  Switzerland                  3,598    2.93              -         3,332         266      -
  France                       3,485    2.84             63         3,005         416      1
  Spain                        2,670    2.17            960         1,667          43      -
  Japan (1)                    2,523    2.05            477           979       1,067      -
  Germany                      1,700    1.38            537           758         405      -
  Mexico (2)                   1,332    1.08            676           329         327      -
  Italy                        1,285    1.05            751           384         150      -
  Brazil (2)                   1,266    1.03            569           454         243      -
At December 31, 1995
  Japan (1)                   $2,844    2.68%        $  456        $1,393      $  987     $8
  France                       2,150    2.02            291         1,615         244      -
  United Kingdom               1,945    1.83             19         1,448         478      -
  Spain                        1,877    1.77          1,338           494          44      1
  Italy                        1,522    1.43          1,265           209          48      -
  Brazil (2)                   1,120    1.05            475           494         151      -
At December 31, 1994
  Japan                       $4,661    4.74%        $1,911        $2,267      $  483     $-
  United Kingdom               1,960    1.99             26         1,787         145      2
  Italy                        1,574    1.60          1,039           449          86      -
  France                       1,559    1.58            105         1,091         363      -
  Germany                      1,424    1.45            585           698         140      1
  Mexico (2)                   1,416    1.44            509           801         106      -
  Argentina (2)                1,072    1.09            912            22         138      -
  Spain                        1,035    1.05            628           374          32      1

(1) The Corporation's cross-border outstandings with Japanese banks and other financial institutions primarily consisted of interest-bearing deposits with banks and trading assets carried at fair value.
(2) The Corporation's cross-border outstandings as presented above for Brazil and Argentina primarily consisted of trading assets which are carried at fair value. The cross-border outstanding for Mexico primarily consisted of trading assets carried at fair value and securities purchased under resale agreements.

  Governments and official institutions comprises foreign governments and their agencies; state, provincial and local governments and their agencies; and central banks. Banks and other financial institutions comprises commercial and savings banks and other similar institutions accepting short-term deposits, including government-owned banks which do not function as central banks, and nonbank credit and financial companies.

  The following table details the cash basis loans and renegotiated loans components of the outstandings included in Table 13.

                        Cash Basis  Renegotiated
(in millions)             Loans        Loans
- ----------------------  ----------  ------------
AT DECEMBER 31, 1996
  Italy                        $ 3             -$
  Spain                          2             -
- ----------------------         ---  ------------
Total                          $ 5             -$
======================         ===  ============
At December 31, 1995
  Italy                        $16             -$
- ----------------------         ---  ------------
Total                          $16             -$
======================         ===  ============
At December 31, 1994
  United Kingdom               $11             -$
  Other                         27             -
- ----------------------         ---  ------------
Total                          $38             -$
======================         ===  ============

  At December 31, 1996, total cross-border commitments to borrowers or counterparties domiciled in the countries presented in Table 13 were: United Kingdom, $242 million; Switzerland, $66 million; France, $121 million; Spain, $1 million; Japan, $39 million; Germany, $212 million; Mexico, $16 million; Italy, $2 million; and Brazil, $24 million.

  Hong Kong and Canada were the only countries whose cross-border outstanding was between .75 percent and 1.00 percent of total assets at December 31, 1996. The aggregate cross-border outstandings for these countries amounted to $1.1 billion, or .92 percent of total assets for Hong Kong and $914 million, or .74 percent of total assets for Canada.

  Mexico, Germany and Belgium were the only countries whose cross-border outstanding was between .75 percent and 1.00 percent of total assets at December 31, 1995. The aggregate cross-border outstandings for these countries amounted to $1.0 billion, or .96 percent of total assets for Mexico (a majority of which consisted of trading assets carried at fair value), $939 million, or .88 percent of total assets for Germany, and $840 million, or .79 percent of total assets for Belgium.

  Switzerland was the only country whose cross-border outstanding was between .75 percent and 1.00 percent of total assets at December 31, 1994. The aggregate cross-border outstandings for this country amounted to $963 million, or .98 percent of total assets.

ACCOUNTING DEVELOPMENTS

In June 1996, the FASB issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 establishes, among other things, criteria for determining whether a transfer of financial assets is a sale or a secured borrowing. As issued, SFAS 125 is effective for all transfers occurring after December 31, 1996.

  In December 1996, the FASB issued SFAS 127 which defers for one year the effective date of some portions of SFAS 125 which relate to collateral, repurchase agreements, dollar-rolls, securities lending and similar transactions.

  The adoption as of January 1, 1997 of the effective portions of SFAS 125 will not have a material impact on the Corporation's net income, stockholders' equity or total assets. The Corporation is continuing to assess the impact of the portions of SFAS 125 required to be adopted as of January 1, 1998, and does not expect a material impact on the Corporation's net income, stockholders' equity or total assets.

In February, 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 replaces the presentation of primary EPS with basic EPS and fully diluted EPS with diluted EPS. Basic EPS excludes dilution and is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to fully diluted EPS.

    SFAS No. 128 is effective for financial statement periods ending after December 15, 1997, and requires restatement of all prior period EPS data. The adoption of SFAS No. 128 is not expected to have a material impact on the Corporation's fully diluted EPS computations.

Financial Reports Section

FINANCIAL STATEMENTS

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME                              47

SUPPLEMENTAL CONSOLIDATED BALANCE SHEET                                    48

SUPPLEMENTAL CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY     49

SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS                          50

NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS                                 51

REPORT OF INDEPENDENT AUDITORS                                            126



SUPPLEMENTAL FINANCIAL DATA

CONDENSED QUARTERLY CONSOLIDATED STATEMENT OF INCOME                      128

STOCKHOLDER DATA                                                          128

AVERAGE BALANCES, INTEREST AND AVERAGE RATES                              129

VOLUME/RATE ANALYSIS OF CHANGES IN NET INTEREST REVENUE                   131

INTEREST RATE SENSITIVITY                                                 132

DEPOSITS                                                                  133


SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME (in millions, except per share data)


Year Ended December 31,                                    1996    1995    1994
- --------------------------------------------------------  ------  ------  ------
NET INTEREST REVENUE
  Interest revenue                                        $6,508  $5,989  $5,096
  Interest expense                                         5,451   5,105   3,880
- --------------------------------------------------------  ------  ------  ------
NET INTEREST REVENUE                                       1,057     884   1,216
Provision for credit losses                                    5      31      25
- --------------------------------------------------------  ------  ------  ------
NET INTEREST REVENUE AFTER PROVISION FOR CREDIT LOSSES     1,052     853   1,191
- --------------------------------------------------------  ------  ------  ------
NONINTEREST REVENUE
  Trading                                                  1,014     481     586
  Fiduciary and funds management                             861     752     783
  Corporate finance fees                                     922     691     628
  Other fees and commissions                                 549     491     468
  Net revenue from equity investment transactions            230     153     128
  Securities available for sale gains                         75     180      72
  Insurance premiums                                         230     234     183
  Other                                                      236     147     165
- --------------------------------------------------------  ------  ------  ------
Total noninterest revenue                                  4,117   3,129   3,013
- --------------------------------------------------------  ------  ------  ------
NONINTEREST EXPENSES
  Salaries and commissions                                 1,155   1,045     970
  Incentive compensation and employee benefits             1,215     832     856
  Agency and other professional service fees                 322     327     276
  Communication and data services                            233     220     207
  Occupancy, net                                             172     177     166
  Furniture and equipment                                    187     177     175
  Travel and entertainment                                   116     104     123
  Provision for policyholder benefits                        280     271     205
  Other                                                      358     310     239
  Provision for severance-related costs                        -      50       -
- --------------------------------------------------------  ------  ------  ------
Total noninterest expenses                                 4,038   3,513   3,217
- --------------------------------------------------------  ------  ------  ------
Income before income taxes                                 1,131     469     987
Income taxes                                                 365     158     301
- --------------------------------------------------------  ------  ------  ------
NET INCOME                                                $  766  $  311  $  686
========================================================  ======  ======  ======

NET INCOME APPLICABLE TO COMMON STOCK                     $  715  $  260  $  658
========================================================  ======  ======  ======

EARNINGS PER COMMON SHARE:
  PRIMARY                                                  $6.93   $2.59   $6.51
========================================================  ======  ======  ======

  FULLY DILUTED                                            $6.71   $2.53   $6.33
========================================================  ======  ======  ======

Cash dividends declared per common share                   $4.00   $4.00   $3.70
========================================================  ======  ======  ======

The accompanying notes are an integral part of the supplemental financial statements.

SUPPLEMENTAL CONSOLIDATED BALANCE SHEET ($ in millions, except par value)


December 31,                                                    1996       1995
- ------------------------------------------------------------  ---------  ---------
ASSETS
Cash and due from banks                                       $  1,568   $  2,399
Interest-bearing deposits with banks                             2,210      2,023
Federal funds sold                                               1,684        854
Securities purchased under resale agreements                    18,002     13,241
Securities borrowed                                             17,005     11,309
Trading assets:
  Government securities                                         16,858     20,750
  Corporate debt securities                                      8,039      5,695
  Equity securities                                              6,089      5,116
  Swaps, options and other derivatives                          11,410     10,555
  Other trading assets                                           6,733      5,888
- ------------------------------------------------------------  --------   --------
Total trading assets                                            49,129     48,004
Securities available for sale                                    7,920      6,283
Loans                                                                -     12,681
Allowance for credit losses                                          -       (992)
Loans, net of allowance for credit losses of
 $773 at December 31, 1996                                      15,107          -
Customer receivables                                             1,529      1,322
Due from customers on acceptances                                  597        500
Accounts receivable and accrued interest                         3,077      4,297
Other assets                                                     4,950      4,278
- ------------------------------------------------------------  --------   --------
Total                                                         $122,778   $106,199
============================================================  ========   ========


LIABILITIES
Noninterest-bearing deposits
  Domestic offices                                            $  2,600   $  2,687
  Foreign offices                                                1,013        605
Interest-bearing deposits
  Domestic offices                                               9,928      5,402
  Foreign offices                                               16,774     17,014
- ------------------------------------------------------------  --------   --------
Total deposits                                                  30,315     25,708
Trading liabilities:
  Securities sold, not yet purchased
    Government securities                                        7,668     11,127
    Equity securities                                            4,174      3,275
    Other trading liabilities                                      334        479
  Swaps, options and other derivatives                          11,585     11,264
- ------------------------------------------------------------  --------   --------
Total trading liabilities                                       23,761     26,145
Securities loaned and securities sold
 under repurchase agreements                                    23,454     15,684
Other short-term borrowings                                     19,409     15,861
Acceptances outstanding                                            597        500
Accounts payable and accrued expenses                            4,837      4,850
Other liabilities, including allowance for credit
 losses of $200 at December 31, 1996                             2,239      2,241
Long-term debt not included in risk-based capital                8,732      7,127
Long-term debt included in risk-based capital                    2,576      2,360
Mandatorily redeemable capital securities of subsidiary
 trusts holding solely junior subordinated deferrable
 interest debentures included in risk-based capital                730          -
- ------------------------------------------------------------  --------   --------
Total liabilities                                              116,650    100,476
============================================================  ========   ========

Commitments and contingent liabilities (Notes 7 and 23)

PREFERRED STOCK OF SUBSIDIARY                                      250        250
- ------------------------------------------------------------  --------   --------

STOCKHOLDERS' EQUITY
Preferred stock                                                    810        865
Common stock, $1 par value
  Authorized, 300,000,000 shares
  Issued: 1996, 103,624,555 shares;
          1995, 103,017,180 shares                                 104        103
Capital surplus                                                  1,437      1,386
Retained earnings                                                3,988      3,702
Common stock in treasury, at cost: 1996, 4,435,226 shares;
 1995, 4,602,855 shares                                           (372)      (336)
Other stockholders' equity                                         (89)      (247)
- ------------------------------------------------------------  --------   --------
Total stockholders' equity                                       5,878      5,473
- ------------------------------------------------------------  --------   --------
Total                                                         $122,778   $106,199
============================================================  ========   ========

The accompanying notes are an integral part of the supplemental financial statements.

SUPPLEMENTAL CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (in millions)

Year Ended December 31,                                                    1996        1995                1994
- ----------------------------------------------------------------------  ---------  --------------       --------
PREFERRED STOCK
Balance, beginning of year                                              $    865   $        395         $   250
Preferred stock issued                                                         1            470             350
Preferred stock repurchased                                                  (56)             -               -
Preferred stock redeemed                                                       -              -            (205)
- ----------------------------------------------------------------------  --------   ---                  -------
Balance, end of year                                                         810            865             395
- ----------------------------------------------------------------------  --------   ---                  -------
COMMON STOCK
Balance, beginning of year                                                   103            101             102
Issuance of common stock                                                       1              2               1
Repurchase and retirement of common stock                                      -              -              (2)
- ----------------------------------------------------------------------  --------   ---                  -------
Balance, end of year                                                         104            103             101
- ----------------------------------------------------------------------  --------   ---                  -------
CAPITAL SURPLUS
Balance, beginning of year                                                 1,386          1,371           1,407
Issuance of common stock                                                      19             26               7
Repurchase and retirement of common stock                                    (16)             -             (46)
Preferred stock issuance and conversion costs                                  -            (17)             (8)
Common stock distributed under employee benefit plans                         41              6              11
Preferred stock repurchased                                                    7              -               -
- ----------------------------------------------------------------------  --------   ---                  -------
Balance, end of year                                                       1,437          1,386           1,371
- ----------------------------------------------------------------------  --------   ---                  -------
RETAINED EARNINGS
Balance, beginning of year                                                 3,702          3,796           3,467
Net income                                                                   766            311             686
Cash dividends declared
   Preferred stock                                                           (58)           (47)            (28)
   Common stock                                                             (335)          (326)           (301)
Treasury stock distributed under employee benefit plans                      (80)           (32)            (28)
Treasury stock associated with acquisition                                    (7)             -               -
- ----------------------------------------------------------------------  --------   ---                  -------
Balance, end of year                                                       3,988          3,702           3,796
- ----------------------------------------------------------------------  --------   ---                  -------
COMMON STOCK IN TREASURY, AT COST
Balance, beginning of year                                                  (336)          (416)           (233)
Purchases of stock                                                          (608)           (38)           (267)
Restricted stock granted, net                                                 37             54              50
Treasury stock distributed under employee benefit plans                      325             64              34
Treasury stock associated with acquisition                                   210              -               -
- ----------------------------------------------------------------------  --------   ---                  -------
Balance, end of year                                                        (372)          (336)           (416)
- ----------------------------------------------------------------------  --------   ---                  -------
COMMON STOCK ISSUABLE -- STOCK AWARDS
Balance, beginning of year                                                   233            160             143
Deferred stock awards granted, net                                           294             89              18
Deferred stock distributed                                                    (1)           (16)             (1)
- ----------------------------------------------------------------------  --------   ---                  -------
Balance, end of year                                                         526            233             160
- ----------------------------------------------------------------------  --------   ---                  -------
DEFERRED COMPENSATION -- STOCK AWARDS
Balance, beginning of year                                                  (151)           (63)            (47)
Deferred stock awards granted, net                                          (293)           (88)            (17)
Restricted stock granted, net                                                (38)           (48)            (40)
Amortization of deferred compensation, net                                   174             48              41
- ----------------------------------------------------------------------  --------   ---                  -------
Balance, end of year                                                        (308)          (151)            (63)
- ----------------------------------------------------------------------  --------   ---                  -------
CUMULATIVE TRANSLATION ADJUSTMENTS
Balance, beginning of year                                                  (348)          (336)           (319)
Translation adjustments                                                      (40)            (3)            (76)
Income taxes applicable to translation adjustments                            24             (9)             59
- ----------------------------------------------------------------------  --------   ---                  -------
Balance, end of year                                                        (364)          (348)           (336)
- ----------------------------------------------------------------------  --------   ---                  -------
SECURITIES VALUATION ALLOWANCE
Balance, beginning of year                                                    19             69             109
Change in unrealized net gains, after applicable
 income taxes and minority interest                                           38            (50)            (40)
- ----------------------------------------------------------------------  --------   ---                  -------
Balance, end of year                                                          57             19              69
- ----------------------------------------------------------------------  --------   ---                  -------
Total stockholders' equity, end of year                                 $  5,878   $      5,473         $ 5,077
======================================================================  ========   ===                  =======

The accompanying notes are an integral part of the supplemental financial statements.

SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS (in millions)

Year Ended December 31,                                                   1996      1995      1994
- ----------------------------------------------------------------------  --------   -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                              $    766   $   311   $   686
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Provision for credit losses                                                  5        31        25
  Provision for severance-related costs                                        -        50         -
  Provision for policyholder benefits                                        280       271       205
  Deferred income taxes                                                       72      (270)     (152)
  Depreciation and amortization of premises and equipment                    159       147       138
  Other, net                                                                (108)      (69)      (97)
- ----------------------------------------------------------------------  --------   -          ------
    Earnings adjusted for noncash charges and credits                      1,174       471       805
Net change in:
  Trading assets                                                          (2,742)   (1,392)      989
  Trading liabilities                                                     (2,361)    5,857    11,218
  Receivables and payables from securities transactions                    1,196    (1,035)     (586)
  Customer receivables                                                       (41)     (293)      (74)
  Other operating assets and liabilities, net                               (952)       48      (186)
Securities available for sale gains                                          (75)     (180)      (72)
- ----------------------------------------------------------------------  --------   -          ------
Net cash provided by (used in) operating activities                       (3,801)    3,476    12,094
- ----------------------------------------------------------------------  --------   -          ------

CASH FLOWS FROM INVESTING ACTIVITIES
Net change in:
  Interest-bearing deposits with banks                                      (217)    1,194    (1,791)
  Federal funds sold                                                        (830)    1,690    (2,183)
  Securities purchased under resale agreements                            (4,750)   (6,401)     (127)
  Securities borrowed                                                     (5,697)   (1,778)   (3,251)
  Loans                                                                   (2,914)     (279)    3,225
Securities available for sale:
  Purchases                                                               (5,910)   (4,164)   (5,830)
  Maturities and other redemptions                                         3,191     3,875     2,947
  Sales                                                                    1,571     1,871     2,201
Acquisitions of premises and equipment                                      (215)     (148)     (307)
Other, net                                                                   105       (93)      (32)
- ----------------------------------------------------------------------  --------   -          ------
Net cash used in investing activities                                    (15,666)   (4,233)   (5,148)
- ----------------------------------------------------------------------  --------   -          ------

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in:
  Deposits                                                                 4,708       833     1,426
  Securities loaned and securities
   sold under repurchase agreements                                        8,334      (492)   (8,174)
  Other short-term borrowings                                              3,425    (2,198)     (399)
Issuances of long-term debt*                                               4,262     4,786     2,426
Repayments of long-term debt                                              (1,312)   (1,634)   (1,624)
Issuances of common stock                                                     19        15         7
Repurchase and retirement of common stock                                    (17)       (1)      (46)
Issuances of preferred stock                                                   -       221       342
Redemptions and repurchases of preferred stock                               (49)        -      (205)
Purchases of treasury stock                                                 (608)      (38)     (267)
Cash dividends paid                                                         (392)     (372)     (332)
Other, net                                                                   258        34        23
- ----------------------------------------------------------------------  --------   -          ------
Net cash provided by (used in) financing activities                       18,628     1,154    (6,823)
- ----------------------------------------------------------------------  --------   -          ------
Net effect of exchange rate changes on cash                                    8        (7)       79
- ----------------------------------------------------------------------  --------   -          ------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                          (831)      390       202
Cash and due from banks, beginning of year                                 2,399     2,009     1,807
- ----------------------------------------------------------------------  --------   -          ------
Cash and due from banks, end of year                                       1,568     2,399     2,009
Interest paid                                                           $  5,513   $ 5,110     3,757
======================================================================  ========   =          ======

Income taxes paid, net                                                  $    329   $   282       285
======================================================================  ========   =          ======

Noncash investing activities:
  Conversions of loans to other real estate and assets
   acquired in credit workouts                                          $     24   $     24   $     73
  Exchanges of Chilean government bonds for annuity
   contracts                                                                  76         88         91
  Other**                                                                    203          -         32
- ----------------------------------------------------------------------  --------   --------   --------
Total noncash investing activities                                      $    303   $    112   $    196
======================================================================  ========   ========   ========
Noncash financing activity: conversion of debt to
 preferred stock                                                        $      1   $    245   $      -
======================================================================  ========   ========   ========

* Includes $730 million related to mandatorily redeemable capital securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures included in risk-based capital.
** 1996 amount related to treasury stock associated with acquisition.

The accompanying notes are an integral part of the supplemental financial statements.

NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

NOTE 1--DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

The Merger

On September 1, 1997, Alex. Brown Incorporated ("Alex. Brown") was merged into a wholly-owned subsidiary of Bankers Trust New York Corporation (the "Merger").
In conjunction with the Merger, each share of Alex. Brown common stock then outstanding was converted into 0.83 shares of Bankers Trust New York Corporation's common stock (the "Exchange Ratio"). The Merger was treated as a tax free exchange.

  The supplemental consolidated financial statements give retroactive effect to the Merger in a transaction accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Alex. Brown and Bankers Trust New York Corporation had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Bankers Trust New York Corporation together with its subsidiaries (the "Corporation" or the "Firm") after financial statements covering the date of consummation of the business combination are issued. The supplemental consolidated statement of changes in stockholders' equity reflects the accounts of the Corporation as if the additional common stock had been issued during all the periods presented. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Alex. Brown and Bankers Trust New York Corporation, included in their Annual Reports on Form 10-K for the fiscal years ended December 31, 1996.

The Corporation

The Corporation is a global provider of a wide range of financial services. The accounting policies of the Corporation conform with generally accepted accounting principles and prevailing industry practices. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from management's estimates. The following is a description of the significant accounting policies of the Corporation.

Principles of Consolidation

The consolidated financial statements of the Corporation include Bankers Trust New York Corporation (the "Parent Company"), Bankers Trust Company and its subsidiaries ("BTCo") and all other significant, majority-owned subsidiaries, after elimination of material intercompany transactions and accounts. Other companies in which there is at least 20 percent ownership are accounted for in accordance with the equity method of accounting. These investments are reported in other assets and the related equity income or loss, as well as disposition gains and losses, is included in other noninterest revenue.

Resale and Repurchase Agreements; Securities Borrowed

Resale and repurchase agreements are generally treated as collateralized financing transactions and are carried at the amounts at which the securities were initially acquired or sold. The Corporation generally takes possession of securities purchased under resale agreements, which are primarily U.S. government and federal agency securities and other OECD country sovereign bonds, monitors their fair value and requests additional collateral when deemed appropriate. The Corporation offsets resale and repurchase agreements which meet the applicable netting criteria.

  Securities borrowed that are cash collateralized are recorded at the amount of cash collateral deposited with the lender. The Corporation monitors its market exposure with respect to securities borrowed transactions daily and requests the return of excess collateral as required.

Trading Securities; Securities Available for Sale
The Corporation designates securities as either trading or available for sale at the date of acquisition.

  Debt and marketable equity securities and money market instruments which are classified as trading assets, as well as short trading positions which are classified as trading liabilities are carried at their fair values with the resulting gains and losses included in trading revenue.

  Securities available for sale, including applicable hedges, are valued at fair value with the resulting net unrealized gains or losses recorded in stockholders' equity as securities valuation allowance. Realized gains and losses, as well as the amortization of premiums and accretion of discounts, are recorded in earnings. The specific identification method is used to determine the cost of securities sold.

 Fair value is generally based on quoted market prices or broker or dealer price quotations.


Derivatives
Swaps, futures contracts, forward commitments, options and other similar types of contracts and commitments based on either interest rates or foreign exchange rates, as well as equity and commodity derivatives, are traded by the Corporation and are carried at their fair values as either trading assets or trading liabilities. Fair values for derivatives are based on quoted market prices or pricing models which take into account current market and contractual prices of the underlying instruments, as well as time value and yield curve or volatility factors underlying the positions. Unrealized gains and losses are reported as assets and liabilities except for gains and losses arising from contracts covered by qualifying master netting agreements which are reported on a net basis. Gains and losses resulting from these positions are included in trading revenue.

  In addition to its trading activities, the Corporation, as an end user, utilizes various types of derivative products (principally interest rate and currency swaps) to manage the interest rate, currency and other market risks arising from a number of categories of its assets and liabilities. Derivatives used to manage such risks must be designated as a hedge at their inception and must remain effective as a hedge throughout the hedge period. Revenue or expense pertaining to management of interest rate exposure is predominantly recognized over the life of the contract as an adjustment to interest revenue or expense. Realized gains and losses on hedges of equities classified as other assets are included in the carrying amounts of those assets and are ultimately recognized in income when those assets are sold. Derivatives are also used to manage the risks associated with securities available for sale. These derivatives are carried at fair value with the resulting net unrealized gains and losses recorded in stockholders' equity as securities valuation allowance. The discount or premium on foreign exchange forward contracts and the interest on swaps used as hedges of net investments in foreign entities, as well as the net unrealized gains and losses from revaluing these contracts to the spot exchange rates, are recorded in stockholders' equity as cumulative translation adjustments.

Loans, Other Real Estate and  Other Nonperforming Assets

Loans generally are stated at their outstanding unpaid principal balances net of any deferred fees on originated loans, or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Loan origination fees are deferred and recognized as an adjustment of the yield (interest income) of the related loans.

  Generally, when a loan is in default as to payment of principal or interest for 90 days or when, in the judgment of management, the accrual of interest should be ceased before 90 days, it is the Corporation's policy to place such a loan on a "cash basis." In addition, all loans classified as doubtful and all partially charged-off loans are placed on a cash basis, even if the borrower is still making required payments. Any accrued but unpaid interest previously recorded on cash basis loans is reversed against current period interest revenue. Cash receipts of interest on cash basis loans are recorded as either revenue or a reduction of principal, according to management's judgment as to the collectibility of principal.

  Renegotiated loans are those which have been renegotiated to an effective interest rate lower than the then-current market rate because of a deterioration in the financial position of the borrower. Interest on such loans is accrued at the renegotiated rate.

  Other real estate and other assets acquired in credit work-outs, are recorded at the lower of fair value or the recorded investment in the related loan and are classified as other assets. Any excess of the recorded investment in the loan over the fair value of the asset acquired is accounted for as a charge to the allowance for credit losses.

Allowance For Credit Losses

The allowance for credit losses is available for credit losses arising from the Corporation's portfolio which comprises loans, credit-related commitments, derivatives and other financial instruments. Whenever the Credit Audit Department determines that the probability of loss is greater than 50 percent, a charge-off of the amount deemed uncollectible is recommended to the Audit Committee of the Board of Directors. Subsequent recoveries, if any, are credited to the allowance.

  Included in the allowance for credit losses is a valuation allowance for impaired loans. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the loan's contractual terms. Impairment is measured based on one of the following: the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

  A multitude of complex and changing factors are collectively weighed by management in determining the adequacy of the allowance. These factors include management's review of the extent of existing risks in the portfolio and of prevailing economic conditions, evaluations of the quality of the portfolio by the Credit Audit Department and by the bank regulatory authorities, and the actual loss experience and the level of the allowance. Assessing the adequacy of the allowance for credit losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb reasonably estimated credit losses inherent in the Corporation's entire portfolio.

  Beginning December 31, 1996, in accordance with the American Institute of Certified Public Accountants' Banks and Savings Institutions Audit and Accounting Guide, the Corporation has allocated its total allowance for credit losses to a portion reported as a reduction of loans and a portion related to other credit-related items reported as other liabilities. Prior year amounts have not been restated. Due to the inherent subjectivity in assessing the adequacy of the allowance for credit losses discussed above, management expects that the allocation of the total allowance for credit losses may be adjusted as risk factors change.

Customer Receivables

Customer receivables include amounts due on uncompleted transactions and margin balances. Securities owned by customers and held as collateral for these receivables are not reflected in the financial statements.

Premises and Equipment

Premises and equipment owned are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the terms of the leases or the estimated useful lives of the improvements, whichever are shorter. Maintenance and repairs are charged to expense and improvements are capitalized. Gains and losses on dispositions are generally reflected in earnings.

  Leased properties meeting certain criteria are capitalized and amortized using the straight-line method over the terms of the leases.

Insurance Revenue and Expense

For the Corporation's life insurance subsidiaries, premiums are recognized as revenue over the premium paying period of the related disability, annuity and other life insurance policies and are recorded in noninterest revenue as insurance premiums. Liabilities for future insurance benefits and the related provision for policyholder benefits reflect the present value of actuarially determined obligations net of future premiums. The liabilities for future benefits are included in other liabilities and the expense recorded in noninterest expenses as provision for policyholder benefits.

Income Taxes

The Corporation recognizes the current and deferred tax consequences of all transactions that have been recognized in the financial statements using the provisions of the enacted tax laws. Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences. The amount of deferred tax assets is reduced, if necessary, to the amount that, based on available evidence, will more likely than not be realized.

Stock-Based Compensation

The Corporation accounts for its stock option awards under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Corporation makes pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied as required by Statement of Financial Accounting Standards ("SFAS") 123, "Accounting for Stock-Based Compensation."

  The Corporation records its obligations under outstanding deferred stock awards in stockholders' equity as common stock issuable-stock awards. The related deferred compensation is also included in stockholders' equity. These classifications are based upon the Corporation's intent to settle these awards with its common stock.

Statement of Cash Flows

For purposes of the consolidated statement of cash flows, the Corporation's cash and cash equivalents are cash and due from banks. Net cash flows from instruments such as futures, forwards, options and swaps used to hedge assets or liabilities are classified as cash flows from operating activities.

  The Corporation reports the cash flows from loans made to customers and principal collected on loans, as well as from interest-bearing deposits accepted and repaid by its bank subsidiaries, on a net basis. Since the gross cash flows from the Corporation's nonbank subsidiaries' loans and interest-bearing deposits are not significant to the consolidated statement, such cash flows are also reported on a net basis.

Reclassifications
Certain prior period amounts have been reclassified to conform to the current presentation.

NOTE 2--CHANGE IN ACCOUNTING PRINCIPLES

Loan Impairment

On January 1, 1995, the Corporation adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan." This statement, as amended by SFAS 118, "Accounting for Impairment of a Loan--Income Recognition and Disclosures," requires the creation of a valuation allowance for impaired loans based on one of the following: the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Under SFAS 114, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the loan's contractual terms. Adoption of this standard resulted in an allocation of a portion of the existing allowance for credit losses to a specific valuation allowance for impaired loans.

  Additionally, under SFAS 114, a loan is classified as in-substance foreclosure when physical possession of the collateral has been taken regardless of whether formal foreclosure proceedings have taken place. As a result, during the first quarter of 1995, loans previously classified as other real estate but for which the Corporation had not taken possession of the collateral were transferred to cash basis loans. This reclassification did not impact the Corporation's financial condition or results of operations.

NOTE 3--TRADING ASSETS AND TRADING LIABILITIES

The components of these accounts, which are carried at fair value, were as follows:

(in millions) December 31,                                   1996     1995
- ---------------------------------------------------------  -------  -------
TRADING ASSETS
U.S. government and agency securities                      $ 7,643  $10,639
Obligations of U.S. states and political subdivisions          392      430
Foreign government securities                                8,823    9,681
Corporate debt securities                                    8,039    5,695
Equity securities                                            6,089    5,116
Swaps, options and other derivative contracts (1)           11,410   10,555
Bankers acceptances and certificates of deposit`             2,542    1,572
Other                                                        4,191    4,316
- ---------------------------------------------------------  -------  -------
Total trading assets                                       $49,129  $48,004
=========================================================  =======  =======

TRADING LIABILITIES
Securities sold, not yet purchased
  U.S. government and agency securities                    $ 4,921  $ 8,022
  Obligations of U.S. states and political subdivisions          -        7
  Foreign government securities                              2,747    3,098
  Equity securities                                          4,174    3,275
  Other                                                        334      479
Swaps, options and other derivative contracts(1)            11,585   11,264
- ---------------------------------------------------------  -------  -------
Total trading liabilities                                  $23,761  $26,145
=========================================================  =======  =======

(1) Comprised of fair values of interest rate instruments, foreign exchange rate instruments, and equity and commodity instruments, reduced by the effects of master netting agreements, in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 39 ("FIN 39"), "Offsetting of Amounts Related to Certain Contracts."

  Securities sold, not yet purchased are recorded as liabilities on the balance sheet and have off-balance sheet market risk to the extent that the Corporation, in satisfying this obligation, may have to purchase securities at a higher market price than that recorded on the balance sheet.

NOTE 4--SECURITIES AVAILABLE FOR SALE

The fair value, amortized cost, and gross unrealized holding gains and losses for the Corporation's securities available for sale follow:


(in millions) December 31,                                                1996
- --------------------------                                               -------
                                                                          Gross                Amor
                                              Fair                 Unrealized Holding          tized
                                                     ---------------------------------------
                                             Value         Gains              (Losses)         Cost
                                             ------  ------------------  -------------------  ------

Debt securities
  U.S. government and agencies               $  332              $    -               $   -   $  332
  States of the U.S. and
   political subdivisions                     1,261                  51                 (37)   1,247
  Asset-backed                                1,352                   1                  (1)   1,352
  Foreign governments                         1,455                  33                  (4)   1,426
  Corporate debt                              2,872                  22                 (26)   2,876
  Mortgage-backed                                12                   -                   -       12
Equity securities                               636                 138                 (12)     510
- -------------------------------------        ------  ------------------  -------------------  ------
Total securities available for sale          $7,920              $  245               $ (80)  $7,755
=====================================        ======  ==================  ==================   ======


(in millions) December 31,                             1995                                             1994
- --------------------------                             ----                                             ----
                                                      Gross        Amor-                               Gross         Amor-
                                       Fair    Unrealized Holding  tized             Fair       Unrealized Holding   tized
                                               ------------------                               ------------------
                                       Value   Gains     (Losses)  Cost              Value      Gains     (Losses)   Cost
                                       -----   -----      ------   ----              -----      -----      ------    ----
Debt securities
  U.S. government and
   agencies                            $  431  $   2      $  (5)   $  434            $  893     $   8      $ (19)   $  904
  States of the U.S. and
   political subdivisions               1,387     66        (56)    1,377             2,249        75        (46)    2,220
  Asset-backed                          1,198      4         (6)    1,200             1,447         4         (4)    1,447
  Foreign governments                   1,669     14        (11)    1,666             1,469        37        (11)    1,443
  Corporate debt                        1,179     13        (17)    1,183             1,000        21        (14)      993
  Mortgage-backed                           9      -          -         9                 -         -          -         -
Equity securities                         410     83         (8)      335               417       125         (7)      299
- -------------------------------------  ------  -----      -----    ------          --------     -----  ---------    ------
Total securities available
 for sale                              $6,283  $ 182      $(103)   $6,204            $7,475     $ 270      $(101)   $7,306
=====================================  ======  =====      =====    ======          ========     =====  =========    ======

  Except for securities of the Government of Chile, there were no securities of any individual issuer included in securities available for sale that exceeded 10 percent of the Corporation's total stockholders' equity at December 31, 1996. The Chilean securities are part of the portfolio of Consorcio having an amortized cost and a fair value of $562 million and $573 million, respectively.

  The components of securities available for sale gains as reported in the consolidated statement of income follow:

      (in millions) Year Ended December 31,   1996    1995    1994
- -------------------------------------------  ------  ------  ------
Debt securities--gross realized gains        $  39   $  28   $  43
Debt securities--gross realized losses         (11)    (27)    (39)
Equity securities--net realized gains           47     179      68
- -------------------------------------------  -----   -----   -----
Total securities available for sale gains    $  75   $ 180   $  72
===========================================  =====   =====   =====

  The following table shows the fair value, remaining maturities, approximate weighted average yields (based on amortized cost) and total amortized cost by maturity distribution of the debt components of the Corporation's securities available for sale at December 31, 1996.


                                                              Maturity Distribution
                   -----------------------------------------------------------------------------------------------------------
                                     After One           After Five
                    Within           But Within          But Within            After               Mortgage
                   One Year          Five Years          Ten Years           Ten Years              Backed          Total
                   --------          ----------          ----------          ---------          --------------  --------------
  ($ in millions)   Amount   Yield     Amount    Yield     Amount    Yield    Amount    Yield   Amount  Yield   Amount  Yield
- -----------------  --------  ------  ----------  ------  ----------  ------  ---------  ------  ------  ------  ------  ------

U.S.
government
 and
 agencies            $  266   5.98%      $   63   5.91%      $    -      -%       $  3   6.60%     $ -      -%  $  332   5.97%
States of
 the U.S. and
 political
 subdivisions            75   2.39          312   4.48          443   5.69         431   6.05        -      -    1,261   5.29
Asset-backed
 securities             173   5.53          699   6.11          371   5.98         109   6.14        -      -    1,352   6.00
Foreign
 government
 securities             525  16.12          467   6.71          274   6.77         189   6.91        -      -    1,455  10.16
Corporate debt        1,686   5.76          972   5.66          144   5.64          70   7.46        -      -    2,872   5.76
Mortgage-backed           -      -            -      -            -      -           -      -       12  15.24       12  15.24
- -----------------    ------  -----       ------   ----       ------   ----   ---------  -----   ------  -----   ------  -----
Total fair
 value               $2,725              $2,513              $1,232               $802             $12          $7,284
=================    ======              ======              ======          =========          ======          ======

Total amortized
 cost                $2,717              $2,519              $1,214               $783             $12          $7,245
=================    ======              ======              ======          =========          ======          ======


NOTE 5--LOANS

The following table summarizes the composition of loans at the end of each of the last five years:


($ in millions) December 31,     1996           1995           1994           1993           1992
- ------------------------------  -------        -------        -------        -------        -------

Domestic
  Commercial and industrial     $ 3,422   21%  $ 2,520   20%  $ 2,218   18%  $ 2,794   18%  $ 3,727   21%
  Financial institutions          1,631   10     1,778   14     2,221   17     3,210   21     4,544   26
  Real estate
    Construction                    133    1       154    1       234    2       245    2       261    2
    Mortgage                      1,562   10     1,276   10     1,126    9     1,550   10     1,625    9
  Other                           1,436    9     1,490   11     1,078    8     1,809   12     1,316    8
- ------------------------------  -------  ---   -------  ---   -------  ---   -------  ---   -------  ---
Total domestic                    8,184   51     7,218   56     6,877   54     9,608   63    11,473   66
- ------------------------------  -------  ---   -------  ---   -------  ---   -------  ---   -------  ---
International
  Governments and official
   institutions                     237    1       227    2       184    2       456    3     1,316    8
  Banks and other financial
   institutions                   3,482   22     1,543   13     2,994   24     1,935   12     1,076    6
  Commercial and industrial       2,759   17     1,934   15     1,428   11     1,721   11     1,930   11
  Real estate
    Construction                      -    -         2    -         2    -         2    -        18    -
    Mortgage                        130    1       176    1       138    1       261    2       394    2
  Other                           1,290    8     1,701   13     1,014    8     1,346    9     1,212    7
- ------------------------------  -------  ---   -------  ---   -------  ---   -------  ---   -------  ---
Total international               7,898   49     5,583   44     5,760   46     5,721   37     5,946   34
- ------------------------------  -------  ---   -------  ---   -------  ---   -------  ---   -------  ---
Gross loans                      16,082  100%   12,801  100%   12,637  100%   15,329  100%   17,419  100%
                                         ===                           ===            ===            ===

Less: unearned income               202            120            102            100             97
- ------------------------------  -------        -------        -------        -------        -------

Total loans                     $15,880        $12,681        $12,535        $15,229        $17,322
==============================  =======        =======        =======        =======        =======


  On a global basis, the commercial and industrial category and the "other" category included no single industry group with aggregate borrowings from the Corporation in excess of 10 percent of the total loan portfolio at December 31, 1996.

The following table shows certain maturity information for the Corporation's loans at December 31, 1996, excluding 1-4 family mortgages, installment loans and lease financing:

                                                      Remaining Maturity
                                              -----------------------------------
                                              Within  After One   After
                                               One    But Within   Five
(in millions)                                  Year   Five Years  Years    Total
- --------------------------------------------  ------  ----------  ------  -------
Domestic
  Commercial and industrial                   $  483      $2,035  $  904  $ 3,422
  Financial institutions                       1,470         141      20    1,631
  Real estate
    Construction                                  10         123       -      133
    Mortgage                                     443         825     102    1,370
  Other                                        1,028         133      46    1,207
- --------------------------------------------  ------      ------  ------  -------
Total domestic                                 3,434       3,257   1,072    7,763
International                                  5,349       1,864     357    7,570
- --------------------------------------------  ------      ------  ------  -------
Total                                         $8,783      $5,121  $1,429  $15,333
============================================  ======      ======  ======  =======
Loans due after one year
  With predetermined interest rates                       $1,780  $  475
============================================              ======  ======

With floating or adjustable interest rates                $3,341  $  954
============================================              ======  ======


Cash Basis Loans and Renegotiated Loans

The Corporation's cash basis loans and renegotiated loans are summarized as follows:

  (in millions) December 31,  1996   1995
- ----------------------------  -----  -----
Cash basis loans
  Domestic                    $ 350  $ 570
  International                 102    174
- ----------------------------  -----  -----
Total cash basis loans        $ 452  $ 744
============================  =====  =====
Renegotiated loans
  Domestic                    $  37  $ 100
  International                   -      -
- ----------------------------  -----  -----
Total renegotiated loans      $  37  $ 100
============================  =====  =====

  At December 31, 1996 and 1995, the Corporation had commitments to make additional loans to borrowers on a cash basis or renegotiated status of $26 million and $27 million, respectively.

  The following table sets forth the approximate effect on interest revenue of cash basis loans and renegotiated loans. This disclosure reflects the interest on loans which were carried on the balance sheet and classified as either cash basis or renegotiated at December 31 of each year. The rates used in determining the gross amount of interest which would have been recorded at the original rate were not necessarily representative of current market rates.

(in millions) Year Ended December 31,     1996   1995   1994
- ----------------------------------------  -----  -----  -----
Domestic loans
  Gross amount of interest that would
   have been recorded at original rate    $  38  $  64  $  52
Less, interest, net of reversals,
 recognized in interest revenue               7     13      3
- ----------------------------------------  -----  -----  -----
Reduction of interest revenue                31     51     49
- ----------------------------------------  -----  -----  -----
International loans
  Gross amount of interest that would
   have been recorded at original rate        9     15     27
Less, interest, net of reversals,
 recognized in interest revenue               -      -      4
- ----------------------------------------  -----  -----  -----
Reduction of interest revenue                 9     15     23
- ----------------------------------------  -----  -----  -----
Total reduction of interest revenue       $  40  $  66  $  72
========================================  =====  =====  =====


  On January 1, 1995, the Corporation adopted SFAS 114. This statement, as amended by SFAS 118, requires the creation of a valuation allowance for impaired loans. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the loan's contractual terms. At December 31, 1996 and December 31, 1995, the recorded investment in loans that was considered to be impaired under SFAS 114 was $489 million and $844 million, respectively, which consisted of total cash basis loans and renegotiated loans. Included in these amounts were $227 million and $458 million of loans which required a valuation allowance of $57 million and $90 million at those same dates, respectively. The average recorded investment in impaired loans during the years ended December 31, 1996 and December 31, 1995 was approximately $633 million and $951 million, respectively. For the years ended December 31, 1996 and December 31, 1995, the Corporation recognized interest income on impaired loans of $7 million and $13 million, respectively, using the cash basis method of income recognition described above and in Note 1. Also as a result of the adoption of SFAS 114, $35 million of in-substance foreclosed properties were transferred from other real estate to cash basis loans for the year ended December 31, 1995.

NOTE 6--ALLOWANCE FOR CREDIT LOSSES

An analysis of the changes in the Corporation's allowance for credit losses follows:

(in millions) Year Ended December 31,    1996    1995    1994
- ---------------------------------------  -----  ------  ------
Balance, beginning of year               $ 992  $1,252  $1,324
- ---------------------------------------  -----  ------  ------
Net charge-offs
  Charge-offs                               89     330     168
  Recoveries                                65      39      71
- ---------------------------------------  -----  ------  ------
    Total net charge-offs                   24     291      97
Provision for credit losses                  5      31      25
- ---------------------------------------  -----  ------  ------
Balance, end of year (1)                 $ 973  $  992  $1,252
=======================================  =====  ======  ======
(1) Allocation*:
      Loans                              $ 773
      Other liabilities                    200
- ---------------------------------------  -----
Balance, end of year                     $ 973
=======================================  =====

* See Note 1 for discussion of allowance for credit losses.

NOTE 7--PREMISES AND EQUIPMENT; LEASES

An analysis of premises and equipment follows:

(in millions) December 31,                         1996    1995
- ------------------------------------------------  ------  ------
Land                                              $   99  $   73
Buildings                                            425     321
Leasehold improvements                               393     369
Furniture and equipment                            1,138   1,029
Property leased under capital leases
  Land and buildings                                   -      76
  Equipment                                            3       3
Construction-in-progress                              29      14
- ------------------------------------------------  ------  ------
Total                                              2,087   1,885
Less accumulated depreciation and amortization     1,063     948
- ------------------------------------------------  ------  ------
Net book value                                    $1,024  $  937
================================================  ======  ======

  Included in accumulated depreciation and amortization was accumulated amortization related to capital leases of $2 million and $28 million at December 31, 1996 and 1995, respectively.

  The Corporation is a lessee under lease agreements covering real property and equipment. Certain leases contain purchase or bargain renewal options. On January 24, 1996, BTCo closed on the purchase of One Bankers Trust Plaza which, at December 31, 1995, was classified as property leased under capital leases.

  The future minimum lease payments required under the Corporation's noncancelable operating leases at the end of 1996 were as follows:

(in millions) December 31,       1996
- ------------------------------  ------
1997                            $  82
1998                               75
1999                               72
2000                               69
2001                               56
2002 and later                    277
                                -----
Total minimum lease payments    $ 631*
                                =====

* Net minimum lease payments were $619 million after deducting minimum noncancelable sublease rentals of $12 million.


 The following shows the net rental expense for all operating leases:

(in millions) Year Ended December 31,    1996   1995   1994
- ---------------------------------------  -----  -----  -----
Gross rental expense                     $ 103  $ 102  $ 103
Less sublease rental income                  3      3      9
- ---------------------------------------  -----  -----  -----
Net rental expense                       $ 100  $  99  $  94
=======================================  =====  =====  =====

NOTE 8--SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS

Short-term borrowings are borrowed funds generally with an original maturity of one year or less. Debt instruments which contain a provision for early redemption, exercisable at the option of the security holder, are classified on the basis of the earliest possible redemption date.

  Securities sold under repurchase agreements and federal funds purchased generally mature in one day; commercial paper generally matures within 90 days.

 The details of these borrowings for the years 1996, 1995 and 1994 are presented below:


($ in millions)                                  1996      1995      1994
- ---------------------------------------------  --------  --------  --------
Securities loaned and securities sold under
 repurchase agreements
Balance at year end                            $23,454   $15,684   $15,867
Average amount outstanding                      26,961    21,861    22,119
Maximum amount outstanding at any month end     30,471    28,465    29,077
Average interest rate for the year                5.93%     5.44%     4.20%
Average interest rate on year-end balance         5.81%     6.21%     5.34%

Federal funds purchased
Balance at year end                            $ 5,475   $ 4,658   $ 3,463
Average amount outstanding                       3,684     3,623     2,908
Maximum amount outstanding at any month end      6,982     6,313     6,742
Average interest rate for the year                4.97%     5.47%     3.37%
Average interest rate on year-end balance         5.77%     5.07%     4.60%

Commercial paper
Balance at year end                            $ 8,080   $ 6,860   $ 8,009
Average amount outstanding                       7,399     7,022     7,387
Maximum amount outstanding at any month end      9,076     8,239     9,378
Average interest rate for the year                5.78%     6.25%     4.59%
Average interest rate on year-end balance         5.61%     5.81%     5.38%

Other
Balance at year end                            $ 5,854   $ 4,343   $ 6,796
Average amount outstanding                       5,373     5,802     7,074
Maximum amount outstanding at any month end      6,534     7,079     7,925
Average interest rate for the year                7.26%     7.03%     6.56%
Average interest rate on year-end balance         6.08%     7.41%     6.27%

NOTE 9--LONG-TERM DEBT

In accordance with the Federal Reserve Board's Capital Adequacy Guidelines, long-term debt included in risk-based capital must meet specific criteria. Generally, qualifying debt must be unsecured, subordinated and have an original weighted-average maturity of at least five years. Additionally, the outstanding amount of long-term debt included in risk-based capital is reduced as these issues approach maturity. That is, one-fifth of the original issue is amortized each year during the last five years before maturity.

  Long-term debt included in risk-based capital and other long-term debt are summarized as follows, based on the contractual terms of each issue:

Long-term debt included in risk-based capital

                                                                                    Dec. 31,   Dec. 31,
                                                       Subordinated  Subordinated     1996       1995
(in millions)                                           Fixed Rate   Floating Rate    Total      Total
- -----------------------------------------------------  ------------  -------------  ---------  ---------
Parent Company
Due in 1996                                                  $    -           $  -    $    -     $  150
Due in 1997                                                     199              -       199        199
Due in 1998                                                       -              -         -          -
Due in 1999                                                     100            150       250        250
Due in 2000                                                     200              -       200        199
Due in 2001                                                     210              -       210        210
Due in 2002-2006                                              1,020            413     1,433      1,331
Thereafter                                                      710              -       710        414
- -----------------------------------------------------        ------           ----    ------     ------
Total                                                        $2,439           $563    $3,002     $2,753
- -----------------------------------------------------        ------           ----    ------     ------

BTCo
Due in 1996                                                  $    -           $  -    $    -     $    -
Due in 1997                                                      24              -        24         25
Due in 1998                                                      27              -        27         28
Due in 1999                                                       8              -         8          7
Due in 2000                                                       7              -         7          7
Due in 2001                                                       7              -         7          6
Due in 2002-2006                                                 26              -        26         24
Thereafter                                                        -              -         -          -
- -----------------------------------------------------        ------           ----    ------     ------
Total                                                        $   99           $  -    $   99     $   97
- -----------------------------------------------------        ------           ----    ------     ------
Total long-term debt                                                                  $3,101     $2,850
- -----------------------------------------------------                                 ------     ------
Less: Amortization for risk-based capital purposes                                      (525)      (490)
- -----------------------------------------------------                                 ------     ------
Total long-term debt included in risk-based capital                                   $2,576     $2,360
=====================================================                                 ======     ======


Long-term debt not included in risk-based capital

                                                                                      Dec. 31,  Dec. 31,
                                                             Senior       Senior        1996      1995
(in millions)                                              Fixed Rate  Floating Rate   Total     Total
- ---------------------------------------------------------  ----------  -------------  --------  --------
Parent Company
Due in 1996                                                      $  -         $    -    $    -    $  594
Due in 1997                                                         -             66        66        25
Due in 1998                                                       102            420       522       544
Due in 1999                                                       251             29       280        42
Due in 2000                                                         4            457       461       482
Due in 2001                                                       286            563       849        56
Due in 2002-2006                                                  137             59       196       138
Thereafter                                                          -              -         -         -
- ---------------------------------------------------------        ----         ------    ------    ------
Total                                                            $780         $1,594    $2,374    $1,881
- ---------------------------------------------------------        ----         ------    ------    ------

BTCo
Due in 1996                                                      $  -         $    -    $    -    $  564
Due in 1997                                                        21          1,590     1,611     1,099
Due in 1998                                                       100            303       403       280
Due in 1999                                                        21            119       140        92
Due in 2000                                                         -            987       987     1,464
Due in 2001                                                         8            644       652        63
Due in 2002-2006                                                  332            449       781       591
Thereafter                                                          8            155       163        21
- ---------------------------------------------------------        ----         ------    ------    ------
Total                                                            $490         $4,247    $4,737    $4,174
- ---------------------------------------------------------        ----         ------    ------    ------

BT Alex. Brown Incorporated
Senior/Junior Subordinated Notes due Feb. 1997 to
  Nov. 1999 ($62 million at fixed rate at Dec. 1996)                                    $  518    $  320
Senior Floating Rate Note due Sept. 1998 to Mar. 1999                                      499       200
Term loans due February 1997 to August 1999                                                 16        20
Bankers Trust (Delaware)
Zero Coupon Bank Notes due Dec. 1996                                                         -        42
BTC Mortgage Investors Trust (fixed rate)                                                   63         -
- ---------------------------------------------------------                               ------    ------
Total long-term debt                                                                    $8,207    $6,637
Add: Amortization for risk-based capital purposes                                          525       490
- ---------------------------------------------------------                               ------    ------
Total long-term debt not included in risk-based capital                                 $8,732    $7,127
=========================================================                               ======    ======

  Based solely on the contractual terms of the debt issues, at December 31, 1996 and 1995 the Corporation's total fixed rate long-term debt had a weighted average interest rate of 7.28 percent and 7.51 percent, respectively.

  The Corporation has entered into interest rate and currency swap agreements for many of its long-term debt issues, in order to manage its interest rate and currency risks.

  The interest rates for the floating rate debt issues and the fixed rate debt issues effectively converted to floating are generally based on LIBOR, although in certain instances they are subject to minimum interest rates as specified in the agreements governing the respective issues.

  The weighted average effective interest rates for total long-term debt, including the effects of the related swap agreements, were 5.90 percent and 6.40 percent at December 31, 1996 and 1995, respectively.

  The Corporation issued $25 million convertible subordinated debentures in June 1986. The debentures are due June 2001, bear interest at 5 3/4% and are convertible into the Corporation's common stock at the rate of one share of common stock for each $20.90 of principal amount of debentures. The debentures are redeemable at the option of the Corporation at 100.5% through June 11, 1997 and at par thereafter. During 1996 and 1995, $75,000 and $13,040,000 par value, respectively, of the debentures were converted into 3,586 and 623,685 shares, respectively, of the Corporation's common stock.

  Mandatory convertible securities (equity commitment and equity contract notes) include covenants requiring the Parent Company, from time to time or at maturity, as appropriate, to issue common stock or other securities in an amount equal to the principal amount of the debt securities, in order to comply with capital adequacy guidelines. In this regard, at December 31, 1996 and 1995, the Parent Company had dedicated $448 million and $598 million, respectively of net proceeds from such issuances.

  At December 31, 1996 and 1995, certain subsidiaries of Bankers Trust Company had outstanding $2.76 billion and $2.94 billion, respectively of mandatory redeemable preference securities as included in the table above which are not included in risk-based capital. Maturities at December 31, 1996 range from March 1997 to October 2002 and maturities at December 31, 1995 range from September 1996 to December 2003.

NOTE 10--MANDATORILY REDEEMABLE CAPITAL SECURITIES OF SUBSIDIARY TRUSTS HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES INCLUDED IN RISK-BASED CAPITAL

Corporation-Obligated

BT Institutional Capital Trust A ("Trust A") and BT Institutional Capital Trust B ("Trust B"), wholly-owned subsidiaries of the Corporation, have outstanding $300 million 8.09% Capital Securities, Series A, ("Series A Securities") and $200 million 7.75% Capital Securities, Series B ("Series B Securities"), respectively (collectively, the "Capital Securities"). The Capital Securities have a liquidation value of $1,000 per Capital Security. Series A Securities and Series B Securities represent preferred undivided beneficial interests in the assets of Trust A and Trust B, respectively. The Corporation is the holder of all of the beneficial interests represented by common securities of Trust A and Trust B ("Common Securities" and, collectively with the Capital Securities, the "Trust Securities").

  Trust A and Trust B exist for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in 8.09% Junior Subordinated Deferrable Interest Debentures, Series A and 7.75% Junior Subordinated Deferrable Interest Debentures, Series B (collectively, the "Junior Subordinated Debentures") issued by the Corporation. The Junior Subordinated Debentures are unsecured and subordinated to all senior indebtedness of the Corporation and will be the sole assets of Trust A and Trust B. Payments under the Junior Subordinated Debentures by the Corporation are the same as those for the Capital Securities described below. The Corporation has guaranteed all of the obligations of Trust A and Trust B under the Capital Securities, but only in each case to the extent of funds held by Trust A and Trust B, respectively.

  Holders of the Series A Securities and Series B Securities will be entitled to receive preferential cumulative cash distributions accumulating from December 1, 1996 and payable semi-annually in arrears on the first day of June and December of each year, commencing June 1, 1997, at the annual rate of 8.09% and 7.75%, respectively, of the liquidation amount of $1,000 per Capital Security.

  The Capital Securities are subject to mandatory redemption upon repayment of the Junior Subordinated Debentures at maturity on December 1, 2026. The Junior Subordinated Debentures may be redeemed at the option of the Corporation on or after December 1, 2006, or at any time upon the occurrence of certain events.

BTCo-Obligated

BTC Capital Trust I (the "Trust"), a wholly-owned subsidiary of BTCo, has outstanding $250 million Floating Rate Capital Securities, Series A (the "Capital Securities"). The Capital Securities have a liquidation value of $1,000 per Capital Security. The Capital Securities represent preferred undivided beneficial interests in the assets of the Trust. BTCo is the holder of all of the beneficial interests represented by common securities of the Trust ("Common Securities" and, collectively with the Capital Securities, the "Trust Securities").

  The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Floating Rate Junior Subordinated Deferrable Interest Debentures, Series A (the "Junior Subordinated Debentures") issued by BTCo. The Junior Subordinated Debentures are unsecured and subordinated to all senior indebtedness of BTCo and will be the sole assets of the Trust. Payments under the Junior Subordinated Debentures by BTCo are the same as those for the Capital Securities described below. BTCo has guaranteed all of the Trust's obligations under the Capital Securities, but only in each case to the extent of funds held by the Trust.

  Holders of the Capital Securities will be entitled to receive preferential cumulative cash distributions accumulating from December 30, 1996 and payable quarterly in arrears on each March 30, June 30, September 30, and December 30, commencing March 30, 1997, in respect of the liquidation amount of $1,000 per Capital Security at a rate per annum equal to 3-Month LIBOR plus 0.75%.

  The Capital Securities are subject to mandatory redemption upon repayment of the Junior Subordinated Debentures at maturity on December 30, 2026. In addition, the Junior Subordinated Debentures may be redeemed at the option of BTCo on or after December 30, 2006, or at any time upon the occurrence of certain events.

  See Note 28 for details of mandatorily redeemable capital securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures included in risk-based capital ("trust preferred capital securities") issued subsequent to December 31, 1996.

NOTE 11--PREFERRED STOCK OF SUBSIDIARY

On January 22, 1993, BT Overseas Finance N. V. ("BTOF"), an indirect, wholly-owned subsidiary of the Parent Company authorized to issue 10,000 preferred shares, $.01 par value, issued $250 million, or 2,500 shares, of Auction Rate Cumulative Preferred Stock in four series of 625 shares each--Series A-D ("BTOF Preferred"). The BTOF Preferred has contingent voting rights and a liquidation preference of $100,000 per share, plus accrued and unpaid dividends. Each of the four series is identical, except that dividend rates and dividend payment dates vary and separate auctions on different auction dates are held for each series.

  The shares of each series of BTOF Preferred are redeemable, in whole but not in part, except under certain circumstances, at the option of BTOF at a redemption price of $100,000 per share, plus accrued and unpaid dividends to the date of redemption.

  Dividends on each series of BTOF Preferred are cumulative and payable generally every 28 days at a rate per annum determined by auction. The rate for any dividend period is subject to a minimum rate, in certain circumstances, based upon the "AA" Corporate Commercial Paper Rate and a maximum rate based upon selected short- and long-term U.S. Treasury securities as determined at the particular auction date. For the years ended December 31, 1996 and 1995, the composite average dividend rates on the four series of BTOF Preferred were 5.64 percent and 6.14 percent, respectively. At December 31, 1996 and 1995, the composite average dividend rates were 5.76 percent and 6.06 percent, respectively.

  In addition, BTOF and the Parent Company entered into an agreement pursuant to which the Parent Company agreed to sell to BTOF, upon BTOF's exercise of its right to purchase, 2,500 shares (in four series of 625 shares) of the Parent Company's Auction Rate Cumulative Preferred Stock, Series K-N ("Exchange Preferred"). BTOF and the Parent Company also agreed that BTOF will purchase and exchange the Exchange Preferred for BTOF Preferred, upon the Parent Company's exercise of its right to cause such for one or more series, or upon the occurrence of certain other events, in whole but not in part. The purchase price of the Exchange Preferred in either case is $100,000 per share. The Exchange Preferred Stock has terms identical to the BTOF Preferred, except that the Parent Company can redeem the Exchange Preferred in whole or in part, the dividend periods are generally 49 days and the maximum rate for any dividend period under no circumstances will exceed 24 percent per annum.

  See Note 28 for details regarding the redemption subsequent to December 31, 1996, of BTOF Series A through D Preferred Stock.

NOTE 12--PREFERRED STOCK SERIES PREFERRED STOCK

The Parent Company is authorized to issue 10 million shares of Series Preferred Stock, without par value. All shares of Series Preferred Stock constitute one and the same class and have equal rank and priority over common stockholders as to dividends and in the event of liquidation. Each series of Series Preferred Stock has a liquidation preference per share (as indicated below), plus accrued and unpaid dividends, as well as contingent voting rights. The Series Preferred Stock outstandings were as follows:

($ in millions) December 31,                1996   1995
- -----------------------------------------  -----  -----
Series J, Outstanding: 447,225 shares      $  45  $  45
Series Q, Outstanding: 64,771 shares         162    200
Series R, Outstanding: 52,533 shares         131    150
Series I, Outstanding: 1,000,000 shares      100    100
Series O, Outstanding: 592,031 shares        148    147
Series P, Outstanding: 98,795 shares          99     98
Series S, Outstanding: 50,000 shares         125    125
- -----------------------------------------  -----  -----
Total preferred stock                      $ 810  $ 865
=========================================  =====  =====


Series C Junior Participating Preferred Stock

The Parent Company has designated 1 million shares of the Series Preferred Stock as Series C Junior Participating Preferred Stock ("Series C"), which are issuable on the exercise of Preferred Share Purchase Rights pursuant to a Rights Agreement adopted by the Corporation in February 1988. See Note 13 for a more detailed discussion of this agreement. No Series C shares have ever been issued.

Fixed/Adjustable Rate Cumulative Preferred Stock, Series D and J

On August 31, 1989, the Parent Company issued $250 million, or 5 million shares, of Fixed/Adjustable Rate Cumulative Preferred Stock, Series D (Liquidation Preference--$50 per share) ("Series D"). On October 28, 1992, the Parent Company exchanged 447,225 shares of Fixed/Adjustable Rate Cumulative Preferred Stock, Series J (Liquidation Preference--$100 per share) ("Series J") for 894,450 shares of its Series D amounting to $44,722,500 liquidation value. On September 1, 1994, the Corporation redeemed its remaining outstanding 4,105,550 shares, or $205,277,500 liquidation value, of the Series D Fixed/Adjustable Rate Cumulative Preferred Stock.

  At the option of the Parent Company, the Series J may be redeemed, in whole or in part, on or after December 1, 1995 and prior to December 1, 1997 at $103.00 per share and thereafter at $100.00 per share, plus accrued and unpaid dividends to the redemption date. However, these shares may be redeemed in whole earlier if the dividend rate is adjusted upwards as a result of an amendment to effect a change in the dividends exclusion per- centage provisions of the Internal Revenue Code. Any optional redemption shall be with the approval of the Federal Reserve Board unless at that time that body should determine that its approval is not required.

  Dividends on the Series J are cumulative and payable quarterly on March 1, June 1, September 1 and December 1 of each year. The Series J dividend rate is fixed at 7.375 percent per annum prior to December 1, 1997. Thereafter, the dividend rate is determined by a formula that considers the interest rates of selected short- and long-term U.S. Treasury securities at the time the rate is set plus an incremental increase based on a relationship of the Parent Company's then current quarterly cash dividend declared on common stock and the last quarterly cash dividend paid on common stock prior to September 1, 1997. The Series J adjustable rate in no event will be less than 7 percent or greater than 17 percent per annum. Both the fixed and adjustable rates may be subject to adjustment in the event of enactment of an amendment to effect a change in the dividends exclusion percentage provisions of the Internal Revenue Code. The dividend rate for the Series D was fixed at 8.72 percent per annum prior to redemption and the dividend payment dates were identical to Series J.

8.55% Cumulative Preferred Stock, Series I

On March 23, 1992, Bankers Trust Company issued $100 million of 6.90% Subordinated Notes due March 1995 (the "Notes"). The Notes, which were guaranteed on a subordinated basis by the Parent Company, were issued as part of 4 million Preferred Purchase Units ("Units"). Each Unit consisted of a Note with a $25 principal amount, a subordinated guaranty by the Parent Company of such Note, and a preferred stock purchase contract (the "Purchase Contract") issued by the Parent Company. Holders of the Units were entitled to receive
8.55 percent per annum with respect to each Unit, payable quarterly, which consisted of the interest on the Notes and a contract fee in respect of the Purchase Contracts. On March 1, 1995, the Notes matured and, in accordance with the original terms of the Purchase Contracts, the holders of the Units were required to purchase 4 million depositary shares, at $25 per share, each representing a one-fourth interest in a share of the Parent Company's 8.55% Cumulative Preferred Stock, Series I (Liquidation Preference--$100 per share) ("Series I").

  Dividends on the Series I are cumulative and payable quarterly on March 1, June 1, September 1 and December 1 of each year, commencing on June 1, 1995, at a fixed rate of 8.55 percent of the liquidation preference per annum. Shares of the Series I are not redeemable prior to March 1, 1997, when they will become redeemable at the Parent Company's option at $100 per share, plus an amount equal to accrued and unpaid dividends. Any optional redemption shall be with the approval of the Federal Reserve Board unless at that time that body should determine that its approval is not required.

  See Note 28 for details regarding the redemption, subsequent to December 31, 1996, of 8.55% Cumulative Preferred Stock, Series I.

Auction Rate Cumulative Preferred Stock, Series K, L, M and N

The Parent Company, as part of an agreement with BTOF, holds in treasury Auction Rate Cumulative Preferred Stock in four series of 625 shares each-Series K, Series L, Series M and Series N (Liquidation Preference--$100,000 per share).

  See Note 11 for a more detailed discussion of this agreement and Note 28 for details regarding the redemption, subsequent to December 31, 1996, of BTOF Series A through D Preferred Stock.

7 5/8% Cumulative Preferred Stock, Series O

On June 2, 1993, the Parent Company issued $150 million of 7 5/8% Convertible Capital Securities due June 2033. These debt securities were subordinated and could only be redeemed in whole but not in part, on or after June 1, 1998 at par, plus accrued and unpaid interest to the redemption date. On March 1, 1995, the Parent Company reset the interest rate on the 7 5/8% Convertible Capital Securities to a rate of 6 1/8 percent per annum giving holders of this issue the right, at any time prior to redemption or maturity, to convert the debt securities into depositary shares, at $25 per share, each representing a one-tenth interest in a share of the Parent Company's 7 5/8% Cumulative Preferred Stock, Series O (Liquidation Preference--$250 per share) ("Series O"). During 1995, holders of the Convertible Capital Securities converted their securities for approximately 5.9 million depositary receipts, each evidencing a depositary share representing a one-tenth interest in a share of the Corporation's Series O for a total amount of approximately $147 million.

  Dividends on the Series O are cumulative and payable quarterly on each March 1, June 1, September 1 and December 1, commencing with the date succeeding original issuance. Shares of Series O are redeemable at the Parent Company's option, in whole or in part, at $300 per share (or $30 per depositary share) on or before June 1, 1998 and thereafter at $250 per share (or $25 per depositary share), plus, in each case, accrued and unpaid dividends to the redemption date. Any optional redemption shall be with the approval of the Federal Reserve Board unless at that time that body should determine that its approval is not required.

7.50% Cumulative Preferred Stock, Series P

On August 19, 1993, the Parent Company issued $100 million of 7.50% Convertible Capital Securities due August 2033. These debt securities were subordinated and could only be redeemed, in whole but not in part, on or after August 15, 1998 at par, plus accrued and unpaid interest to the redemption date. On May 15, 1995, the Parent Company reset the interest rate on the 7.50% Convertible Capital Securities to a rate of 6.00 percent per annum giving holders of this issue the right, at any time prior to redemption or maturity, to convert the debt securities into depositary shares, at $25 per share, each representing a one-fortieth interest in a share of the Parent Company's 7.50% Cumulative Preferred Stock, Series P (Liquidation Preference--$1,000 per share) ("Series P"). During 1995, holders of the Convertible Capital Securities converted their securities for approximately 3.9 million depositary receipts, each evidencing a depositary share representing a one-fortieth interest in a share of the Corporation's Series P for a total amount of approximately $98 million.

  Dividends on the Series P are cumulative and payable quarterly on February 15, May 15, August 15 and November 15, commencing with the date succeeding original issuance. Shares of Series P are redeemable at the Parent Company's option, in whole or in part, at $1,200 per share (or $30 per depositary share) on or before August 15, 1998 and thereafter at $1,000 per share (or $25 per depositary share), plus, in each case, accrued and unpaid dividends to the redemption date. Any optional redemption shall be with the approval of the Federal Reserve Board unless at that time that body should determine that its approval is not required.

Adjustable Rate Cumulative Preferred Stock, Series Q

On March 28, 1994, the Parent Company issued $200 million, or 8 million depositary shares at $25 per share, each representing a one-hundredth interest in a share of Adjustable Rate Cumulative Preferred Stock, Series Q (Liquidation Preference--$2,500 per share) ("Series Q"). During 1996, the Parent Company repurchased approximately 1.5 million shares of Series Q. At the option of the Parent Company, the Series Q may be redeemed, in whole or in part, on or after March 1, 1999, at $2,500 per share (or $25 per depositary share), plus, in each case, accrued and unpaid dividends to the redemption date. Any optional redemption shall be with the approval of the Federal Reserve Board unless at that time that body should determine that its approval is not required.

  Dividends on the Series Q are cumulative and payable quarterly on March 1, June 1, September 1 and December 1 of each year. The initial dividend rate was
5.90 percent per annum for the dividend period ending on May 31, 1994. Thereafter, the dividend rate is determined by a formula that considers the interest rates of selected short- and long-term U.S. Treasury securities at the time the rate is set. In no event will the dividend rate be less than 4 1/2 percent or more than 10 1/2 percent per annum.

Adjustable Rate Cumulative Preferred Stock, Series R

On August 22, 1994, the Parent Company issued $150 million, or 6 million depositary shares at $25 per share, each representing a one-hundredth interest in a share of Adjustable Rate Cumulative Preferred Stock, Series R (Liquidation Preference--$2,500 per share) ("Series R"). During 1996, the Parent Company repurchased approximately 750 thousand shares of

Series R. At the option of the Parent Company, the Series R may be redeemed, in whole or in part, on or after September 1, 1999, at $2,500 per share (or $25 per depositary share), plus, in each case, accrued and unpaid dividends to the redemption date. Any optional redemption shall be with the approval of the Federal Reserve Board unless at that time that body should determine that its approval is not required.

  Dividends on the Series R are cumulative and payable quarterly on March 1, June 1, September 1 and December 1 of each year. The initial dividend rate was
6.42 percent per annum for the dividend period ending on November 30, 1994. Thereafter, the dividend rate is determined by a formula that considers the interest rates of selected short- and long-term U.S. Treasury securities at the time the rate is set. In no event will the dividend rate be less than 4 1/2 percent or more than 10 1/2 percent per annum.

7.75% Cumulative Preferred Stock, Series S

On June 30, 1995, the Corporation issued $125 million, or 5 million depositary shares at $25 per share, each representing a one-hundredth interest in a share of the Corporation's 7 3/4% Cumulative Preferred Stock, Series S (Liquidation Preference--$2,500 per share) ("Series S").

  Dividends on the Series S are cumulative and payable quarterly on March 1, June 1, September 1 and December 1 of each year, commencing with the date succeeding original issuance. At the option of the Corporation, the Series S may be redeemed, in whole or in part, on or after June 1, 2000, at $2,500 per share (or $25 per depositary share), plus, in each case, accrued and unpaid dividends to the redemption date. Any optional redemption shall be with the approval of the Federal Reserve Board unless at that time that body should determine that its approval is not required.


SERIAL PREFERRED STOCK

In 1990, stockholders voted in favor of an amendment to the Restated Certificate of Incorporation of Bankers Trust New York Corporation to increase the number of shares of authorized preferred stock from 10 million to 20 million and created a new class of preferred stock called Serial Preferred Stock which would have equal rank as the Series Preferred Stock as well as priority over common stockholders as to dividends and in the event of liquidation. The Parent Company has decided to defer action on implementing this approved amendment at this time.

NOTE 13--PREFERRED SHARE PURCHASE RIGHTS

On February 16, 1988, the Board of Directors of the Parent Company declared a dividend distribution of one Preferred Share Purchase Right ("Right") for each share of common stock held, payable February 26, 1988 to stockholders of record on that date. Rights also automatically attach to each share of common stock issued after February 26, 1988.

  Each Right entitles the record holder to purchase from the Parent Company a one-hundredth interest in a share of the Parent Company's Series C Junior Participating Preferred Stock at an exercise price of $140, subject to certain adjustments. The Rights will not be exercisable or transferable apart from the common stock until the 10th day after either a public announcement that a person or group (an "Acquiring Person") has acquired beneficial ownership of 20 percent or more of the common stock, or the announcement or commencement of a tender offer for 20 percent or more of the common stock. If the Corporation is acquired or 50 percent or more of its consolidated assets or earning power are sold, each holder of a Right will have the right to receive, upon the exercise at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which have a market value of two times the exercise price of the Right. If any person becomes an Acquiring Person (unless such person first acquires 20 percent or more of the outstanding common shares by a purchase pursuant to a tender offer for all of the common shares for cash, which purchase increases such person's beneficial ownership to 80 percent or more of the outstanding common shares), each holder of a Right other than Rights beneficially owned by the Acquiring Person (which will be void), will have the right to receive upon exercise that number of common shares having a market value of two times the exercise price of the Right. The Rights will expire on February 26, 1998, but may be redeemed at any time prior to a person or group acquiring the beneficial ownership of 20 percent or more of the common stock. Until a Right is exercised, the holder will have no rights as a stockholder of the Parent Company.

  After the acquisition by a person or group of beneficial ownership of 20 percent or more of the outstanding common shares and prior to the acquisition by such person or group of 50 percent or more of the outstanding common shares, the Board of Directors of the Parent Company may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one common share, or a one-hundredth interest in a share of Series C Junior Participating Preferred Stock (or a share of a class or series of the Parent Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

  If issued, each share of Series C Junior Participating Preferred Stock will be entitled, subject to adjustment, to (i) a quarterly dividend of the greater of $1 per share or 100 times the quarterly dividend declared on each share of common stock, (ii) in the event of liquidation, dissolution or winding up, a preferential liquidation payment of the greater of $100 per share or 100 times the liquidation payment made per share of common stock, and (iii) 100 votes per share voting together with the holders of the Parent Company's common stock on all matters.

  Under certain conditions, the Rights will also be redeemed in connection with an acquisition of all of the Parent Company's common stock for cash in a transaction approved by the Parent Company's stockholders. Subject to certain specified conditions, a special meeting of the Parent Company's stockholders to vote on such a transaction will be called upon the request of a potential acquiror.

  These statements are qualified in their entirety by reference to the Rights Agreement, a copy of which was filed with the Securities and Exchange Commission.

NOTE 14--COMMON STOCK AND STOCK-BASED COMPENSATION PLANS
The purposes and number of shares of common stock issued, distributed from treasury and purchased for treasury during 1996, 1995 and 1994 were as follows
(1):

Year Ended December 31,                            1996         1995         1994
- ----------------------------------------------  -----------  -----------  -----------

Common shares outstanding,
 beginning of year                              98,414,325   95,860,331   99,721,291
- ----------------------------------------------  ----------   ----------   ----------
Shares issued or distributed under
  Employee Benefit Plans:
    Bankers Trust New York Corporation
      1976 Stock Option Plan                             -            -        3,000
      1985 Stock Option and Stock Award Plan
        Stock options                              674,441      260,993      144,769
        Restricted stock awards, net                     -            -      (12,619)
        Deferred stock awards                       31,701            -       15,829
      1991 Stock Option and Stock Award Plan
        Stock options                            1,654,567      367,728      274,864
        Restricted stock awards, net               (31,293)     (84,539)      (5,298)
        Deferred stock awards                            -      242,264        7,459
      1994 Stock Option and Stock Award Plan
         Stock options                           1,907,957        7,000            -
         Restricted stock awards, net              541,910      813,901      661,400
         Deferred stock awards                         265            -            -
    Alex. Brown
      Stock Option Plan                            472,945      539,884      296,396
      Employee Debenture Conversions               141,275       64,267      135,221
      Equity Compensation Plan                     271,185      163,894      254,281
      Employee Stock Purchase Plan                 126,701      113,850      129,683
      Other, net                                    21,165       78,415       22,935
  Conversion of 5 3/4% Convertible
     Subordinated Debentures                         3,586      623,685            -
- ----------------------------------------------  ----------   ----------   ----------
Total shares issued or distributed               5,816,405    3,191,342    1,927,920
Shares issued for acquisitions                   2,881,476            -            -
Shares purchased for treasury                   (7,493,395)    (600,495)  (3,622,672)
Shares purchased and retired                      (429,482)     (36,853)  (2,166,208)
- ----------------------------------------------  ----------   ----------   ----------
Common shares outstanding, end of year          99,189,329   98,414,325   95,860,331
==============================================  ==========   ==========   ==========

(1) The information presented reflects the additional shares issued to Alex. Brown shareholders pursuant to the Exchange Ratio.

The following is a summary of stock option transactions which occurred during 1994, 1995 and 1996 (number of shares in thousands):

                                                          Weighted-Average
                                       Exercise Price       Exercise Price
                         Options           Per Option           Per Option
- --------------------------------  -------------------  -------------------
December 31, 1993         8,716   $    6.83 -  $80.75               $46.08
  Granted                 2,962       20.23 -   70.25                61.78
  Exercised                (733)       6.83 -   70.4375              33.75
  Cancelled                (410)                                     47.13
- -------------------      ------
December 31, 1994        10,535        6.83 -   80.75                51.30
===================      ======
  Granted                 3,197       30.90 -   69.0625              58.60
  Exercised              (1,181)       6.83 -   68.625               32.99
  Cancelled                (874)                                     63.85
- -------------------      ------
December 31, 1995        11,677        6.83 -   80.75                54.22
===================      ======
  Granted                 3,953       38.84 -   83.3125              74.99
  Exercised              (4,729)       6.83 -   70.4375              55.15
  Cancelled                (500)                                     58.86
- -------------------      ------
December 31, 1996        10,401       14.01 -   83.3125              61.18
===================      ======                           ================
Exercisable at:
December 31, 1995         7,461                                      56.28
===================      ======                           ================

December 31, 1996         5,429                                      56.75
===================      ======                           ================

  The weighted-average remaining contractual life for options outstanding at December 31, 1996 was 7.9 years.

  The following table sets forth information about stock options outstanding at December 31, 1996 (number of shares in thousands):


                                      Options Outstanding              Options Exercisable
                               ----------------------------------  ---------------------------
                               Weighted Average  Weighted Average             Weighted Average
  Range of         Number of     Remaining          Exercise      Number of      Exercise
Exercise Prices      shares    Contractual Life       Price         Shares         Price
- ------------------  ---------  ----------------  ----------------  ---------  ----------------

$14.01 - 21.59            749         3.1 years            $20.71        620            $20.53
$25.17 - 30.90            832               8.6             27.54        334             27.20
$38.84 - 83.3125        8,820               8.3             67.78      4,475             63.98
  ----------------     ------               ---            ------      -----            ------
                       10,401               7.9            $61.18      5,429            $56.75
                       ======               ===            ======      =====            ======

 At December 31, 1996, common stock was reserved for issuance or distribution as follows:

Dividend Reinvestment and Common Stock Purchase Plan     2,512,549
Employee Benefit Plans
  PartnerShare (including ESOP shares)                   2,274,330
  1994 Stock Option and Stock Award Plan                11,067,567
  1991 Stock Option and Stock Award Plan                 4,822,563
  1985 Stock Option and Stock Award Plan                 1,537,435
- ------------------------------------------------------  ----------
Total                                                   22,214,444
======================================================  ==========

  The Corporation's stock-based compensation plans currently consist of the continuation of Alex. Brown's and the Corporation's respective plans that were in effect prior to the Merger. Accordingly, the following information summarizes Alex. Brown's and the Firm's predecessor plans.

BANKERS TRUST NEW YORK CORPORATION'S PREDECESSOR PLANS

  At the Annual Meeting of Stockholders on April 19, 1994, the stockholders approved the 1994 Stock Option and Stock Award Plan (the "1994 Plan") which made available for grant, until April 21, 1998, 15 million common shares. The 1994 Plan permits the granting of nonqualified and incentive stock options, restricted stock, deferred stock and other stock-based awards (collectively, the "Awards"). Awards are still outstanding under the 1991 Stock Option and Stock Award Plan (the "1991 Plan") and the 1985 Stock Option and Stock Award Plan (the "1985 Plan"). No further Awards will be granted under either the 1991 Plan, as of April 19, 1994 or the 1985 Plan, as of April 16, 1991 or the 1976 Stock Option Plan. These plans are administered by a Committee of the Board of Directors (the "Committee"), none of whom is eligible to participate therein. The Committee determines whether, to what extent and under what circumstances the Awards may be settled in cash. Awards granted under these plans may be satisfied through the use of the Parent Company's authorized but unissued shares or shares held in the Parent Company's treasury.

  At the Annual Meeting of Stockholders scheduled for April 15, 1997, stockholders will vote on a proposed plan which, if adopted, would be called the 1997 Stock Option and Stock Award Plan (the "1997 Plan"). The provisions of this proposed plan are generally similar to the 1994 Plan and would make 20 million shares available for grant under its terms. The Board of Directors has authorized a stock purchase program to satisfy the awards to be granted under the proposed 1997 Plan and under prior Stock Option and Stock Award Plans. The authorization includes the 20 million shares that are subject to the proposed 1997 Plan. The Corporation intends to satisfy awards granted under the 1997 Plan through the issuance of treasury shares acquired in open market purchases.

  Stock options are granted to purchase stock at a price not less than the fair market value on the date of grant and may be outstanding for any period up to 10 years and one day from the date of grant. Generally, no stock option may be exercised until the employee has remained in the continuous employ of the Corporation for one year after the option is granted.

  Recipients of restricted stock have all the rights of a stockholder of the Corporation, except for limitations on sale or use of shares during the restriction period, generally two to three years. Restricted stock must be issued from treasury shares. The Committee determines all conditions of the awards, including whether to permit or require cash dividends to be deferred or reinvested.

  Deferred stock awards are the right to receive common stock of the Corporation at a specified future date. The awards vest from one to three years from the date of the award. For deferred stock awards, shares of stock are not distributed until after a specified deferral period extending up to five years from the vesting date. Prior to distribution, awards may earn amounts equivalent to quarterly dividends declared by the Corporation and may also earn the equivalent of the excess of quarterly earnings per common share over the cash dividends. At December 31, 1996 and 1995, there were deferred stock awards outstanding of 6,721,996 shares and 3,334,674 shares, respectively.

  After providing for stock options granted, restricted stock awards and deferred stock awards, there were 189,548 and 7,073,010 shares available for future grant under the 1994 Plan at December 31, 1996 and 1995, respectively. Compensation expense recognized for the restricted stock awards and deferred stock awards was $174 million and $48 million in 1996 and 1995, respectively. The weighted-average grant-date fair value of restricted stock awards and deferred stock awards granted during 1996 was $82.86.

ALEX. BROWN PREDECESSOR PLANS

Equity Incentive Plan

Pursuant to the 1991 Equity Incentive Plan (the "Plan"), Alex. Brown may make stock based awards, including stock options, convertible debentures and restricted stock awards, to key employees in any calendar year in respect of a maximum of 7.5% of the total shares of common stock outstanding on the first day of such year. During 1995 and 1994, the Corporation sold 72,479 and 22,721 shares of common stock, respectively, at market to certain employees pursuant to the Plan. The Corporation has also sold convertible subordinated debentures to certain employees pursuant to the Plan. The debentures are generally convertible into the Corporation's common stock three years after the date issued or in stages beginning four years after the date issued. The debentures may be redeemed at par if the employee terminates employment with the Corporation. The Corporation made loans to the employees to finance the entire purchase price of the stock and debentures. The Corporation has agreed to forgive certain loans over six years if the Corporation's return on equity exceeds certain targets during the period and may forgive portions of other loans on a discretionary basis. Loan forgiveness resulted in compensation expense of $9,287,000, $3,952,000 and $3,054,000 in 1996, 1995 and 1994,
respectively. Information related to debentures outstanding at December 31, 1996 and issued in January 1997 was as follows:

                                                        Weighted average
         Principal amount  Weighted average                conversion
            of debentures    interest rate    Due Date    price/share
- -------------------------  -----------------  --------  ----------------

             $  356,000               8.125%      1997            $ 6.83
              1,578,000               6.750%      1998             20.48
              1,900,000               6.375%      1999             18.47
              3,725,000               5.375%      2000             23.16
             26,867,000               5.858%      2001             20.67
             15,544,000               6.106%      2002             39.24
             25,555,000               6.313%      2003             50.83


Stock Options

The Corporation has granted nonqualified stock options to certain employees and directors. Payment for the shares may be made in cash, shares of the Corporation's common stock or a combination thereof. Options granted since January 1993 are generally exercisable in six equal installments beginning one year from the date of grant and expire after ten years. The exercise price for these options is 25% greater than the lesser of the average market value of the Corporation's common stock 30 days prior to the date of grant or the market value on the date of grant. Options previously granted are generally exercisable in five equal installments beginning one year from the date of grant and expire after five years.

Equity Compensation Plan

During 1996, 1995 and 1994, certain key employees had a portion of cash compensation withheld and replaced by restricted common stock of the Corporation at a 15% discount from market and interests in investment accounts through which the employees can direct investments in selected Corporation-sponsored investment vehicles. Compensation expense is recorded currently based on the value of the stock and interests in the investment accounts on the award date. The restricted stock cannot be sold and funds cannot be withdrawn from the investment accounts for three years (five years if employment terminates during the initial three year period). The Corporation may allow participants to extend the deferral period. These restrictions are removed in the event of death, disability or retirement. Pursuant to the Equity Compensation Plan, $18,240,000, $11,102,000, and $7,080,000 of cash compensation was withheld and replaced by 199,982,

203,128 and 161,922 shares of the Corporation's common stock and interests in investment accounts for 1996, 1995 and 1994, respectively.

SFAS 123 PRO FORMA INFORMATION

  The Corporation applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Corporation's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Corporation had accounted for its employee stock options under the fair value method of SFAS 123.

  Excluding the additional shares issued to Alex. Brown shareholders pursuant to the Exchange Ratio, the weighted average fair value of options granted during 1996 was $14.88 per option. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively; risk-free interest rates of 6.77% and 5.91%; dividend yield of 5.0% for both years; volatility factor of the expected market price of the Corporation's common stock of 23% for both years; and a weighted-average expected life of the option of 5 years. The weighted average fair value of Alex. Brown options granted during 1996 and 1995 were $3,318,000 and $2,244,000, respectively, on the dates of grant. The fair values of options granted were calculated using the Black-Scholes option-pricing model with the following weighted average assumptions, used for grants in 1996 and 1995, respectively: risk-free interest rate of 5.7% and 7.8%; expected volatility of 41% in both years; dividend yield of 1.9% and 2.3%; expected dividend growth rate of 26.4% and 27.1%; and expected lives of eight years and expected forfeitures of 18% for both years.

  For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' historical vesting period. The following pro forma information reflects the compensation expense that would have been recognized under SFAS 123 for both Alex. Brown and the Corporation on an historical basis. The fair values of options have not been restated to reflect the Merger.

  (in millions except for earnings per share information)  1996   1995
- ---------------------------------------------------------  -----  -----

Net income:
  As reported                                              $ 766  $ 311
  Pro forma                                                $ 739  $ 301
Primary earnings per share:
  As reported                                              $6.93  $2.59
  Pro forma                                                $6.67  $2.49
Fully diluted earnings per share:
  As reported                                              $6.71  $2.53
  Pro forma                                                $6.47  $2.43


  Because compensation expense associated with an award is recognized over the vesting period, the initial impact on pro forma net income may not be representative of compensation expense in future years, when the effect of the amortization of multiple awards would be reflected in the income statement.

NOTE 15--ASSET AND DIVIDEND RESTRICTIONS

The Federal Reserve Act, as amended by the Monetary Control Act of 1980, requires that reserve balances on certain deposits of depository institutions be maintained at the Federal Reserve Bank. The reserve balances of the Corporation's subsidiary banks were $180 million and $633 million at December 31, 1996 and 1995, respectively. For the years 1996 and 1995, the average reserve balances of these banks amounted to $196 million and $199 million, respectively.

  Assets, principally trading assets and securities available for sale, of approximately $6.310 billion at December 31, 1996 were pledged as collateral to secure public and trust deposits, for borrowings, and for other purposes.

  Federal law also requires that "covered transactions," as defined, engaged in by insured banks and their subsidiaries with certain affiliates, including the Parent Company, be at arm's length and limited to 20 percent of Tier 1 Capital and Tier 2 Capital as defined by the Federal Reserve Bank risk-based capital guidelines, the balance of the institutions allowance for loan and lease losses not included in Tier 2 Capital, and "covered transactions" with any one such affiliate be limited to 10 percent of capital and surplus. Covered transactions are defined to include, among other things, loans and other extensions of credit to such an affiliate and guarantees, acceptances and letters of credit issued on behalf of such an affiliate. Such loans, other extensions of credit, guarantees, acceptances and letters of credit must be secured. Other restrictions also apply to inter-affiliate transactions.

  Limitations exist on the availability of BTCo's undistributed earnings for the payment of dividends to the Parent Company without prior approval of the bank regulatory authorities. In this regard, BTCo can declare dividends in 1997 without approval of the regulatory authorities of $251 million of its retained earnings at December 31, 1996, plus an additional amount equal to net profits, as defined, for 1997 up to the date of any such dividend declaration. The Federal Reserve Board may prohibit the payment of dividends if it determines that circumstances relating to the financial condition of a bank are such that the payment of dividends would be an unsafe and unsound practice.

  Certain other subsidiaries are subject to various regulatory and other restrictions which may limit cash dividends and advances to the Parent Company.

NOTE 16--REGULATORY CAPITAL

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. The Federal Reserve Board's risk-based capital guidelines addressing the capital adequacy of bank holding companies and banks (collectively, "banking organizations") include a definition of capital and a framework for calculating risk-weighted assets by assigning assets and off-balance sheet items to broad risk categories, as well as minimum risk-based capital ratios to be maintained by banking organizations. A banking organization's risk-based capital ratios are calculated by dividing its qualifying capital by its risk-weighted assets. The Federal Reserve Board also has a minimum Leverage Ratio which is used as a supplement to the risk-based capital ratios in evaluating the capital adequacy of banks and bank holding companies. The Leverage Ratio is calculated by dividing Tier 1 Capital by adjusted quarterly average assets.

  Failure to meet minimum capital requirements can initiate certain mandates, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the consolidated financial statements of the Corporation and BTCo.

  Under the risk-based capital guidelines, there are two categories of capital: core capital ("Tier 1 Capital") and supplemental capital ("Tier 2 Capital"), collectively referred to as Total Capital. Tier 1 Capital includes common stockholders' equity, qualifying perpetual preferred stock, qualifying trust preferred capital securities and minority interest in equity accounts of consolidated subsidiaries. Tier 2 Capital includes perpetual preferred stock and trust preferred capital securities (to the extent ineligible for Tier 1 Capital), hybrid capital instruments (i.e., perpetual debt and mandatory convertible securities), limited amounts of subordinated debt, intermediate-term preferred stock, and a portion of the allowance for credit losses.

  In accordance with current Federal Reserve Board (FRB) guidelines, the stockholder's equity and risk-weighted assets of BT Alex. Brown Incorporated are excluded from the calculation of the regulatory capital ratios. In computing these ratios, 50 percent of BT Alex. Brown Incorporated stockholder's equity is deducted from the Corporation's Tier 1 Capital, and 50 percent is deducted from Tier 2 Capital. Similar treatment is accorded the stockholder's equity and risk-weighted assets of certain foreign insurance subsidiaries of the Corporation.

  In addition, under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), five capital categories were established for banks. Pursuant to that statute, the federal bank regulatory agencies have specifically defined these categories by determining that a bank is well capitalized if it maintains a Tier 1 Capital ratio of at least 6 percent, a Total Capital ratio of at least 10 percent and a Leverage ratio of at least 5 percent.

  The Federal Reserve Board has also adopted these same thresholds for the Tier 1 Capital ratio and Total Capital ratio in defining a well-capitalized bank holding company. The well-capitalized threshold for the Leverage ratio has been established at 3.0 percent or 4.0 percent, depending on other regulatory criteria.

  Based on their respective regulatory capital ratios at December 31, 1996 and December 31, 1995, both the Corporation and BTCo are well capitalized. There are no conditions or events that management believes have changed the Corporation's and BTCo's well-capitalized status.

 The Corporation's actual capital amounts and ratios are presented in the table below.

                                                                       FRB
                                                                   Minimum    To Be Well
                                                                       For   Capitalized
                                                                   Capital         Under
                           Actual as of       Actual as of        Adequacy    Regulatory
                              12/31/96           12/31/95        Purposes:   Guidelines:
                         ----------------   ----------------    ----------  ------------
($ in millions)           Amount   Ratio     Amount   Ratio         Ratio         Ratio
- --------------------     -------- -------   -------- -------    ----------  ------------
Total Capital (1)
  Corporation (2)        $   8,424   13.8%  $   7,443   14.0%        8.0%         10.0%
  BTCo                       6,769   12.9%      5,926   12.8%        8.0%         10.0%
Tier 1 Capital (1)
  Corporation (2)        $   5,690    9.3%  $   4,789    9.0%        4.0%          6.0%
  BTCo                       4,869    9.3%      4,394    9.5%        4.0%          6.0%
Leverage (3)(4)
  Corporation (2)        $   5,690    5.9%  $   4,789    5.4%        3.0%      3.0-4.0%
  BTCo                       4,869    5.3%      4,394    5.1%        3.0%          5.0%

(1) Ratios are calculated on Tier 1 Capital and Total Capital as a percentage of risk-weighted assets.
(2) Capital and risk-weighted assets of BT Alex. Brown Incorporated and certain foreign insurance subsidiaries of the Corporation have been excluded in accordance with current Federal Reserve Board guidelines.
(3) Ratio is calculated on Tier 1 Capital as a percentage of adjusted quarterly average assets.
(4) Minimum capital adequacy levels for the Leverage ratio may be set 100 to 200 basis points higher depending upon other regulatory criteria.

NOTE 17--INTEREST REVENUE AND INTEREST EXPENSE

The following are the components of interest revenue and interest expense:

(in millions) Year Ended December 31,                       1996    1995    1994
- ---------------------------------------------------------  ------  ------  ------
INTEREST REVENUE
Interest-bearing deposits with banks                       $  214  $  207  $  124
Federal funds sold                                            119     104      31
Securities purchased under resale agreements                1,314     829     386
Securities borrowed                                           825     745     298
Trading assets                                              2,410   2,682   2,936
Securities available for sale
  Taxable                                                     424     332     312
  Exempt from federal income taxes                             35      60      78
Loans                                                       1,046     944     879
Customer receivables                                          121      86      52
- ---------------------------------------------------------  ------  ------  ------
Total interest revenue                                      6,508   5,989   5,096
- ---------------------------------------------------------  ------  ------  ------
INTEREST EXPENSE
Interest-bearing deposits
  Domestic offices                                            384     376     268
  Foreign offices                                             971     984     696
Trading liabilities                                           862   1,053     807
Securities loaned and securities sold
 under repurchase agreements                                1,598   1,189     928
Other short-term borrowings                                 1,000   1,045     901
Long-term debt                                                633     458     280
Mandatorily redeemable capital securities of subsidiary
 trusts holding solely junior subordinated deferrable
 interest debentures included in risk-based capital             3       -       -
- ---------------------------------------------------------  ------  ------  ------
Total interest expense                                      5,451   5,105   3,880
- ---------------------------------------------------------  ------  ------  ------
Net interest revenue                                       $1,057  $  884  $1,216
=========================================================  ======  ======  ======


NOTE 18--TRADING REVENUE

The following are the components of trading revenue:

(in millions) Year Ended December 31,     1996   1995    1994
- ---------------------------------------  ------  -----  ------
Interest rate risk                       $  474  $ 120  $ 325
Foreign exchange risk                       178     36    (54)
Equity and commodity risk                   362    325    315
- ---------------------------------------  ------  -----  -----
Total trading revenue                    $1,014  $ 481  $ 586
=======================================  ======  =====  =====


NOTE 19--PENSION AND OTHER EMPLOYEE BENEFIT PLANS

The Corporation's employee benefit plans currently consist of the continuation of Alex. Brown's and the Corporation's respective plans that were in effect prior to the Merger. Accordingly, the following information summarizes the Alex. Brown's and the Firm's predecessor plans.

  The Corporation is currently in the process of reviewing the benefit plans of both predecessor institutions.

BANKERS TRUST NEW YORK CORPORATION'S PREDECESSOR PLANS

Pension Plans

The Corporation has a trusteed, noncontributory, defined benefit pension plan covering substantially all domestic employees. The pension plan benefit formula is based upon years of service and average compensation over the final years of service. For this principal domestic pension plan, the Corporation's policy is to fund amounts which are actuarially determined in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Pension plan assets for this plan primarily consist of equity and debt securities managed by BTCo.

  The Corporation also has a domestic, unfunded defined contribution plan, as well as both defined benefit and defined contribution retirement and similar plans covering the majority of its foreign employees. Contributions to defined contribution plans are based upon a percentage of salary.

  Effective June 30, 1994, a foreign defined benefit plan was changed to a defined contribution plan. As a result of this change, the Corporation recognized a $7 million curtailment/settlement gain in other noninterest revenue.

 Pension expense for 1996, 1995 and 1994 included the following components:

(in millions)                                                                                         1996    1995    1994
- ---------------------------------------------------------------------------------------------------  ------  ------  ------
Principal defined benefit plans (domestic and foreign)
  Service cost--benefits earned                                                                      $  23   $  17   $  23
  Interest cost on projected benefit obligations                                                        42      38      37
  Actual return on plan assets                                                                         (78)   (151)      6
  Net amortization and deferral                                                                          5      83     (73)
- ---------------------------------------------------------------------------------------------------  -----   -----   -----
Total                                                                                                   (8)    (13)     (7)
Defined contribution plans                                                                              24      20      10
Other plans                                                                                              4       5       2
- ---------------------------------------------------------------------------------------------------  -----   -----   -----
Pension expense                                                                                      $  20   $  12   $   5
===================================================================================================  =====   =====   =====

  The actuarial assumptions used for the principal domestic defined benefit plan were as follows:

                                                                                                      1996    1995    1994
                                                                                                     -----   -----   -----
Discount rate in determining expense                                                                  7.00%   8.75%   7.25%
Discount rate in determining benefit
 obligations at year end                                                                              7.50%   7.00%   8.75%
Rate of increase in future compensation
 levels for determining expense                                                                       5.00%   5.00%   5.00%
Rate of increase in future compensation
 levels for determining benefit
 obligations at year end                                                                              5.00%   5.00%   5.00%
Expected long-term rate of return on assets                                                           9.00%   9.00%   9.00%

  At year end 1996, the effect of changing the discount rate from 7.00% to 7.50% was to decrease the projected benefit obligation, accumulated benefit obligation and vested benefit obligation by $43 million, $34 million and $34 million, respectively.

  At year end 1995, the effect of changing the discount rate from 8.75% to 7.00% was to increase the projected benefit obligation, accumulated benefit obligation and vested benefit obligation by $96 million, $73 million and $70 million, respectively.

  Effective January 1, 1994, several plan changes were implemented, principally a change in early retirement benefits for certain vested employees. The effect of the plan changes was to increase the projected benefit obligation, accumulated benefit obligation and vested benefit obligation by $13 million, $9 million and $8 million, respectively.

  The assumptions used for the other domestic and the principal foreign defined benefit plans were substantially similar to those used for the principal domestic plan, given local economic conditions in the cases of the principal foreign plans.

  The following table sets forth the funded status and amounts recognized in the Corporation's balance sheet for its principal domestic and foreign defined benefit pension plans:

                                               December 31, 1996                   December 31, 1995
                                   ----------------------------------  ----------------------------------
                                        Assets Exceed     Accumulated       Assets Exceed     Accumulated
                                          Accumulated        Benefits         Accumulated        Benefits
(in millions)                                Benefits   Exceed Assets            Benefits   Exceed Assets
- ---------------------------------  ------------------  --------------  ------------------  --------------
Actuarial present value
 of benefit obligations:
  Vested benefit obligations                   $(465)           $(20)              $(445)           $(22)
=================================              =====            ====               =====            ====
Accumulated benefit
 obligations                                   $(482)           $(20)              $(460)           $(22)
=================================              =====            ====               =====            ====

Projected benefit obligations                  $(565)           $(21)              $(544)           $(23)
Plan assets at fair value                        863               1                 795               1
- ---------------------------------              -----            ----               -----            ----
Funded status                                    298             (20)                251             (22)
Unrecognized net (assets)
 obligations                                     (23)              1                 (28)              1
Unrecognized prior service cost                   15               -                  17               -
Unrecognized net (gain) loss                    (129)              3                 (92)              4
Additional minimum liability                       -              (4)                  -              (5)
- ---------------------------------              -----            ----               -----            ----
Prepaid (accrued) pension cost                 $ 161            $(20)              $ 148            $(22)
=================================              =====            ====               =====            ====

Postretirement Benefits

The Corporation provides health care benefits to employees (retirees) who met specific age and/or service requirements on January 1, 1990 provided that they retire (retired) under the principal domestic pension plan with at least ten years of service. This plan is contributory for participating retirees and also requires them to absorb deductibles and coinsurance. The Corporation funds the cost of postretirement health care as benefits are paid. The Corporation also provides noncontributory life insurance benefits for substantially all domestic retirees with at least ten years of service. The Corporation's policy with respect to this plan is to make contributions up to the limits specified by
Section 419 of the U.S. Internal Revenue Code.

  The Corporation's postretirement benefits expense for the year ended December 31, 1996 was $10 million. This consisted of $9 million of interest cost on accumulated postretirement benefit obligations and $1 million of service cost attributable to service during the year. For the year ended December 31, 1995 postretirement benefits expense was $9 million. This consisted of $8 million of interest cost on accumulated postretirement benefit obligations and $1 million of service cost attributable to service during the year. For the year ended December 31, 1994 postretirement benefits expense was $10 million. This consisted of $9 million of interest cost on accumulated postretirement benefit obligations and $1 million of service cost attributable to service during the year.

The actuarial assumptions used for the Corporation's postretirement benefit plans were as follows:

                                                 December 31, 1996        December 31, 1995
                                             --------------------------  --------------------
                                                    Retiree     Retiree   Retiree     Retiree
                                                     Health        Life    Health        Life
($ in millions)                                        Care   Insurance      Care   Insurance
- -------------------------------------------  --------------  ----------  --------  ----------
Health care cost trend rate:
  First year                                         10.00%        N/A     11.00%        N/A
===========================================  =============   =========   =======   =========
  Ultimate rate after 5 years
   (1996) and 6 years (1995)
   (based on roughly equal
   annual decreases)                                  5.50%        N/A      5.50%        N/A
Discount rate in determining
 expense                                              7.00%       7.00%     8.75%       8.75%
===========================================  =============   =========   =======   =========
Discount rate in determining benefit
 obligations at year-end                              7.50%       7.50%     7.00%       7.00%
===========================================  =============   =========   =======   =========
Rate of increase in future compensation
 levels for determining benefit
 obligation at both beginning and end
 of the year                                           N/A        5.00%      N/A        5.00%
===========================================  =============   =========   =======   =========
Expected long-term rate of return on
 plan assets                                           N/A        9.00%      N/A        9.00%
Effect of a one-percentage-point
 increase in the health care cost trend
 rates on the accumulated postretirement
 benefit obligation                                 $    9         N/A    $    6         N/A
Effect of a one-percentage-point increase
 in the assumed health care cost trend
 rates on the aggregate of the service
 and interest cost components of net
 periodic postretirement expense for the
 year ended                                         $    1         N/A    $    1         N/A
===========================================  =============   =========   =======   =========

N/A Not applicable.

  At year end 1996, the effect of changing the discount rate from 7.00% to 7.50% was to decrease the accumulated postretirement benefit obligation for the retiree health care plan and the retiree life insurance plan by $2 million and $1 million, respectively.

  At year end 1995, the effect of changing the discount rate from 8.75% to 7.00% was to increase the accumulated postretirement benefit obligation for the retiree health care plan and the retiree life insurance plan by $2 million and $1 million, respectively.

  The following table sets forth the funded status and amounts recognized in the Corporation's balance sheet:

                                               December 31, 1996         December 31, 1995
                                       --------------------------  --------------------
                                              Retiree     Retiree   Retiree     Retiree
                                               Health        Life    Health        Life
($ in millions)                                  Care   Insurance      Care   Insurance
- -------------------------------------  --------------  ----------  --------  ----------
Accumulated postretirement
 benefit obligation:
  Retirees                                     $ (80)       $ (6)    $ (62)       $ (5)
  Fully eligible plan participants               (17)          -       (16)          -
  Other active plan participants                 (21)         (6)      (18)         (5)
- -------------------------------------          -----        ----     -----        ----
                                                (118)        (12)      (96)        (10)
Plan assets at fair value                          -           4         -           5
- -------------------------------------          -----        ----     -----        ----
Funded status                                   (118)         (8)      (96)         (5)
Unrecognized prior service cost                    7           -         8           -
Unrecognized net (gain) loss                      (4)          3       (23)          1
- -------------------------------------          -----        ----     -----        ----
Accrued postretirement benefit cost            $(115)       $ (5)    $(111)       $ (4)
=====================================          =====        ====     =====        ====

Profit Sharing Plans

The Corporation maintains a noncontributory profit sharing plan, called PartnerShare, covering substantially all domestic employees. The Corporation's contribution consists of a fixed contribution equal to six percent of eligible domestic employees' annual salary (the "Fixed Contribution") as well as an additional contribution of from zero to nine percent of eligible employees' annual salary, which percentage is calculated using a formula based on the Corporation's consolidated income before income taxes (the "Profit-Driven Contribution"). The Profit-Driven Contribution was 4.75 percent, 1.69 percent and 4.73 percent for 1996, 1995 and 1994, respectively. The sum of the Fixed Contribution and the Profit-Driven Contribution amounted to $41 million, $29 million and $41 million for the years 1996, 1995 and 1994, respectively.

  The Corporation also has a profit sharing plan (called the "Share and Discretionary Cash Scheme") covering its employees in the United Kingdom. The Corporation's contributions to this plan range from zero to 14 percent of eligible employees' annual salary, which percentage is calculated using a formula based on the Corporation's consolidated income before income taxes. The contribution for 1996, 1995 and 1994 was 8.72 percent, 3.11 percent and 8.69 percent, respectively. The amount of expense recognized for the Share and Discretionary Cash Scheme was $7 million, $2 million and $8 million for 1996, 1995 and 1994, respectively.


ALEX. BROWN'S PREDECESSOR PLANS

Retirement Plans

The Corporation maintains a 401(k) deferred compensation and profit sharing plan (the "Plan"). Alex. Brown employees are permitted within limitations imposed by tax law to make pretax contributions to the Plan pursuant to salary reduction agreements. The Corporation may make discretionary matching and profit sharing contributions to the Plan and may make additional contributions to preserve the Plan's tax exempt status. The Corporation also has retirement plans for certain Alex. Brown employees in foreign offices not covered by the Plan. Compensation expense for the Corporation's contributions to retirement plans was $13 million, $10 million and $5 million for 1996, 1995 and 1994, respectively.

Employee Stock Purchase Plan

The Corporation maintains an employee stock purchase plan pursuant to which Alex. Brown employees may purchase shares of the Corporation's common stock through payroll deductions, subject to certain limitations, at a price equal to 85% of the fair market value of the stock on four quarterly investments dates. The plan provides for the issuance of up to 1,245,000 shares. A total of 945,767 shares have been issued under the plan, including 126,709 shares in 1996.


Deferred Compensation Plan

The Corporation maintains a deferred compensation plan for certain investment representatives. Eligible participants can direct the investment of their deferred compensation amounts by selecting among various Corporation-sponsored investment vehicles and the common stock of the Corporation at a 15% discount from market. The employees vest in the deferred compensation accounts after four years. The deferred compensation is forfeited if the Alex. Brown employee terminates employment with the Corporation during the vesting period except for termination due to death, disability or retirement. The Corporation may allow participants to extend the deferral period after vesting. The amount of deferred compensation, including any stock discounts, is being amortized over the periods in which the Alex. Brown employees are providing the related services (compensation expense of $1 million for 2000, $2 million for 1999, $3 million for 1998, $4 million for 1997, $3 million for 1996, $2 million for 1995 and $1 million for 1994).

NOTE 20--INCOME TAXES

The Corporation files consolidated income tax returns which include all significant domestic subsidiaries.

 The domestic and foreign components of consolidated income before income taxes follow:

(in millions) Year Ended December 31,     1996   1995   1994
- ---------------------------------------  ------  -----  -----
Domestic                                 $  347  $  69  $ 257
Foreign                                     784    400    730
- ---------------------------------------  ------  -----  -----
Total                                    $1,131  $ 469  $ 987
=======================================  ======  =====  =====

  For purposes of determining the above amounts, foreign income is defined as income recorded by operations located outside of the U.S.

  Undistributed earnings of certain foreign subsidiaries amounted to approximately $1.3 billion at December 31, 1996. Federal taxes which would have approximated $270 million, assuming utilization of foreign tax credits, have not been provided on these earnings, as they are permanently reinvested outside the U.S.

  Deferred income taxes result from differences in the timing of revenue and expense recognition for income tax and financial reporting purposes.

 An analysis of consolidated income taxes follows:

(in millions) Year Ended December 31,     1996    1995    1994
- ---------------------------------------  ------  ------  ------
Income taxes applicable to:
  Income before income taxes*            $ 365   $ 158   $ 301
  Capital surplus                          (26)      3      (5)
  Cumulative translation adjustments       (24)      9     (59)
  Securities valuation allowance            32     (26)    (16)
- ---------------------------------------  -----   -----   -----
Total                                    $ 347   $ 144   $ 221
=======================================  =====   =====   =====

* Includes income tax expense related to securities available for sale transactions of $30 million, $74 million and $26 million in 1996, 1995 and 1994, respectively.

 The components of consolidated income taxes follow:

(in millions) Year Ended December 31,     1996    1995    1994
- ---------------------------------------  ------  ------  ------
Current
  Federal                                $ 107   $  65   $  52
  Foreign                                  124     317     294
  State and local                           44      32      27
- ---------------------------------------  -----   -----   -----
Total current                              275     414     373
- ---------------------------------------  -----   -----   -----
Deferred
  Federal                                  (52)   (132)   (111)
  Foreign                                  125    (141)    (61)
  State and local                           (1)      3      20
- ---------------------------------------  -----   -----   -----
Total deferred                              72    (270)   (152)
- ---------------------------------------  -----   -----   -----
Total                                    $ 347   $ 144   $ 221
=======================================  =====   =====   =====

  The following is an analysis of the difference between the U.S. federal statutory income tax rate and the effective tax rate on consolidated income before income taxes:

Year Ended December 31,                   1996   1995   1994
- ----------------------------------------  -----  -----  -----
U.S. federal statutory income tax rate      35%    35%    35%
  State and local income taxes               4      8      3
  Tax-exempt income                         (3)    (8)    (6)
  Foreign subsidiary earnings               (2)     3     (1)
  Other items, net                          (2)    (4)    (1)
- ----------------------------------------  ----   ----   ----
Effective income tax rate                   32%    34%    30%
========================================  ====   ====   ====

 The following is an analysis of the Corporation's net deferred tax assets:

(in millions) December 31,                         1996    1995
- ------------------------------------------------  ------  ------
Deferred tax assets                               $1,172  $1,124
Valuation allowance                                  227     227
- ------------------------------------------------  ------  ------
Deferred tax assets net of valuation allowance       945     897
Deferred tax liabilities                             520     401
- ------------------------------------------------  ------  ------
Net deferred tax assets                           $  425  $  496
================================================  ======  ======

  At December 31, 1996, the Corporation's deferred tax assets were primarily related to credit losses ($440 million), foreign tax credit carryforwards ($135 million) that will expire in 1999, 2000 and 2001, and a net operating loss carryforward ($30 million) which expires in 2011. Deferred tax liabilities were primarily related to certain trading activities ($119 million) and lease financing activities ($176 million).

  At December 31, 1995, the Corporation's deferred tax assets were primarily related to credit losses ($533 million), foreign tax credit carryforwards ($140 million) that will expire in 1999 and 2000, and a net operating loss carryforward ($41 million) which expires in 2009. Deferred tax liabilities were primarily related to certain trading activities ($62 million) and lease financing activities ($155 million).

NOTE 21--EARNINGS PER COMMON SHARE

Primary earnings per common share amounts were computed by subtracting from earnings the dividend requirements on preferred stock to arrive at net income applicable to common stock ("net income applicable to common stock") and dividing this amount by the average number of common and common equivalent shares outstanding during the year. Fully diluted earnings per share amounts were calculated by adjusting net income applicable to common stock for interest expense on the convertible subordinated debentures and dividing this amount by the average number of common and common equivalent shares outstanding during the year.

  For primary earnings per share, the average number of common and common equivalent shares outstanding was the sum of the average number of shares of common stock outstanding and the incremental number of shares issuable under outstanding stock options and deferred stock awards that had a dilutive effect as computed under the treasury stock method. Fully diluted earnings per share further assumes the conversion into common stock of convertible subordinated debentures, if dilutive. Under the treasury stock method, the number of incremental shares is determined by assuming the issuance of the outstanding stock options and deferred stock awards reduced by the number of shares assumed to be repurchased from the issuance proceeds, using the market price of the Parent Company's common stock. For primary earnings per share, this market price is the average market price for the period, while for fully diluted earnings per share, it is the period-end market price, if it is higher than the average market price.

  The earnings applicable to common stock and the number of shares used for primary and fully diluted earnings per share were as follows:

(in millions) Year Ended December 31,                 1996      1995      1994
- --------------------------------------------------  --------  --------  --------

Net income applicable to common stock - primary     $    715  $    260  $    658
Net income applicable to common stock - assuming
 full dilution                                      $    718  $    262  $    660
==================================================  ========  ========  ========

Average number of common shares outstanding           98.387    97.254    97.885
Average  common and common equivalent shares
 outstanding--primary                                103.153   100.235   101.018
Average common and common equivalent shares
 outstanding--assuming full dilution                 106.889   103.664   104.260
==================================================  ========  ========  ========


NOTE 22--INTERNATIONAL OPERATIONS

Management views the operation of the Corporation on an organizational unit basis, as disclosed in the Management Discussion and Analysis on page 3. However, in order to comply with the financial reporting regulations of the Securities and Exchange Commission, the Corporation is required to report international operations on the basis of the domicile of the customer. Pursuant to these regulations, any business transacted with a customer who is domiciled outside the U.S. is reported as international operations. Due to the complex nature of the Corporation's businesses and because its revenue from customers domiciled outside the U.S. is recorded in both domestic and foreign offices, it is impossible to segregate with precision the respective contributions to income from the domestic and international operations. As these operations are highly integrated, estimates and subjective assumptions have been made to apportion revenue and expenses between domestic and international operations. These estimates and assumptions include the following: interest revenue and interest expense are apportioned to geographic areas based on the geographic distribution of average interest earning assets. The geographic location of the assets is determined by the domicile of the customer, or for interest earning securities, by the domicile of the issuer. For the year ended December 31, 1996, trading gains and losses are allocated based on the geographic distribution of average trading assets as determined by the domicile of the issuer. For the years ended December 31, 1995 and 1994, trading gains and losses are allocated based on the location of the office recording the gains/losses. All other noninterest revenue is allocated based on the geographic location of the office recording the income. Noninterest expense is basically apportioned geographically based on the geographical distribution of operating income (net interest revenue plus noninterest revenue). Corporate overhead expenses are allocated based upon average assets by geographic region. International offices are assessed a cost of funds charge based on a short-term funding rate. Allocation of the provision for credit losses is based on the geographical distribution of net charges to the allowance for credit losses and management's assessment of the risks associated with the domestic and international portfolios. International taxes are calculated based on the foreign tax rate for each foreign office.

  Earning assets are allocated by the domicile of the customer. All other assets are allocated based on the location of the office recording the assets.

  Subject to the above limitations, estimates and assumptions, the following tables present information attributable to international operations (in millions):

                                                                     Income
                                   Total      Total        Total     before     Net
                                  assets    revenue(1)  expenses(1)   taxes   income
                                 ---------  ----------  -----------  -------  -------
1996
- -------------------------------
International operations
  Asia                           $  9,633   $   613       $  516     $   97     $ 71
  Australia/New Zealand            10,489     1,031          834        197      144
  Western Hemisphere               14,634     1,275        1,193         82       60
  Europe                           14,359       965          941         24       18
  United Kingdom                   25,451     1,027        1,027          -        -
  Middle East/Africa                  692        40           35          5        4
Intersegment eliminations         (12,759)     (591)        (591)         -        -
- -------------------------------  --------   -------       ------     ------     ----
    Total international            62,499     4,360        3,955        405      297
Domestic operations                60,279     6,265        5,539        726      469
- -------------------------------  --------   -------       ------     ------     ----
Total                            $122,778   $10,625       $9,494     $1,131     $766
===============================  ========   =======       ======     ======     ====

International as a percentage
 of total                              51%       41%          42%        36%      39%
===============================  ========   =======       ======     ======     ====


                                                                         Income
                                   Total      Total         Total        before       Net
                                  assets    revenue(1)  expenses(1)(2)  taxes(2)   income(2)
                                 ---------  ----------  --------------  ---------  ---------
1995
- -------------------------------
International operations
  Asia                           $  7,565    $  710         $  609       $ 101      $  70
  Australia/New Zealand             7,658       803            657         146        101
  Western Hemisphere               10,245     1,201          1,138          63         43
  Europe                            8,001       818            764          54         37
  United Kingdom                   28,850       599            807        (208)      (144)
  Middle East/Africa                  302        15             17          (2)        (1)
Intersegment eliminations         (11,119)     (751)          (751)          -          -
- -------------------------------  --------    ------         ------       -----      -----
    Total international            51,502     3,395          3,241         154        106
Domestic operations                54,697     5,723          5,408         315        205
- -------------------------------  --------    ------         ------       -----      -----
Total                            $106,199    $9,118         $8,649       $ 469      $ 311
===============================  ========    ======         ======       =====      =====
International as a percentage
 of total                              48%       37%            37%         33%        34%
===============================  ========    ======         ======       =====      =====


                                                                        Income
                                    Total     Total          Total      before        Net
                                   assets   revenue(1)    expenses(1)    taxes     income
                                 --------    ------         ------       -----      -----
1994
- -------------------------------
International operations
  Asia                           $  7,867    $  434         $  423       $  11      $   8
  Australia/New Zealand             8,086       733            526         207        151
  Western Hemisphere                8,775       896            793         103         75
  Europe                            6,746       581            544          37         27
  United Kingdom                   25,645     1,546          1,402         144        105
  Middle East/Africa                  123        16             13           3          2
Intersegment eliminations         (21,109)     (913)          (913)          -          -
- -------------------------------  --------    ------         ------       -----      -----
    Total international            36,133     3,293          2,788         505        368
Domestic operations                62,229     4,816          4,334         482        318
- -------------------------------  --------    ------         ------       -----      -----
Total                            $ 98,362    $8,109         $7,122       $ 987      $ 686
===============================  ========    ======         ======       =====      =====
International as a percentage
 of total                              37%       41%            39%         51%        54%
===============================  ========    ======         ======       =====      =====

(1) Total revenue includes interest revenue and noninterest revenue. Total expenses includes interest expense, noninterest expenses and provision for credit losses.
(2) 1995 balances have been restated to reflect the change in methodology for allocating operating and corporate overhead expenses. Changes had no material impact on 1994 balances.

NOTE 23--DERIVATIVE FINANCIAL INSTRUMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, the Corporation is a party to a variety of derivative and off-balance sheet financial instruments to meet the needs of its customers, to manage its exposure to interest rate and other risks, and to take trading positions. These financial instruments consist of derivatives (such as swaps and options), when-issued securities, securities lending indemnifications, and credit-related arrangements and involve varying degrees of credit risk and market risk.

  Credit risk, as defined by SFAS 105, represents the maximum potential accounting loss due to possible non-performance by obligors and counterparties under the terms of their contracts. Market risk represents the potential loss due to the decrease in the value of a financial instrument caused primarily by changes in interest rates or foreign exchange rates, or the prices of equities or commodities (or related indices).

  The Corporation manages the credit risk of its derivative and off-balance sheet portfolios by limiting the total amount of arrangements outstanding with individual customers; by monitoring the size and maturity structure of the portfolios; by obtaining collateral based on management's credit assessment of the customer; and by applying a uniform credit process for all credit exposures. Collateral held generally includes cash and U.S. government and federal agency securities. In order to reduce derivatives-related credit risk, the Corporation enters into master netting agreements which incorporate the right of setoff to provide for the net settlement of covered contracts with the same customer in the event of default or other cancellation of the agreement. In addition, management evaluates these portfolios periodically to determine whether the allowance for credit losses is adequate to absorb potential losses in such portfolios.

  For a further discussion of derivative financial instruments (including leveraged derivative transactions) the related market and credit risks, and controls used to monitor such risks, which is not included as part of these audited financial statements, see "Risk Management" on page 24, "Derivatives" on page 28, "Summary of Credit Loss Experience" on page 33 and "Nonperforming Assets" on page 37. For the risk-weighted amounts under the risk-based capital guidelines of the Corporation's derivative and off-balance sheet exposures, which also are not included as part of these audited supplemental financial statements, see "Capital Resources" on page 19.

Trading Derivative Financial Instruments

The Corporation actively manages trading positions in a variety of derivative contracts. Many of the Corporation's trading positions are established as a result of providing derivative products to meet customers' demands. To anticipate customer demand for such transactions, the Corporation also carries an inventory of capital markets instruments and maintains its access to market liquidity by quoting bid and offer prices to, and trading with, other market makers. These two activities are essential to provide customers with capital market products at competitive prices. All positions are reported at fair value and changes in fair values are reflected in trading revenue as they occur.

  As required by SFAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," the amounts disclosed below represent the end-of-period fair values of trading derivatives and their average aggregate fair values during the year. These amounts are presented gross before the impact of master netting agreements and collateral. The gross fair values of trading derivatives do not represent the amount of market or credit risk of derivatives in the trading portfolio. Rather, they indicate the extent of involvement in the over-the-counter (OTC) markets for interest rate, foreign exchange rate, equity and commodity price derivatives, and exchange traded options during the year. Any measurement of risk is meaningful only when all related factors are identified, such as risk-offsetting transactions, master netting agreements, and the value of any related collateral. The Corporation considers such factors in its RAROC system and in other internal risk analyses. The accounting impact of netting agreements, which is applied on a cross-product basis in accordance with the terms of each master agreement and which is calculated based on the criteria prescribed by FIN 39, is provided below in order to display how these amounts are reflected in trading assets and trading liabilities in the supplemental consolidated balance sheet.

  Contracts with positive fair values are recorded as assets and contracts with negative fair values are recorded as liabilities after application of master netting agreements. The following table reflects the gross fair values and balance sheet amounts of trading derivative financial instruments:

                                             At December 31, 1996        Average during 1996
                                         ----------------------------  ------------------------
(in millions)                                Assets     (Liabilities)     Assets  (Liabilities)
- ---------------------------------------  ----------  ----------------  ---------  -------------
OTC Financial Instruments
Interest Rate and Currency
 Swap Contracts                          $  16,582       $(15,394)     $ 14,880       $(14,345)
Interest Rate Contracts
  Forwards                                      84            (86)           63            (61)
  Options purchased                          1,149                        1,118
  Options written                                          (1,252)                      (1,323)
Foreign Exchange Rate Contracts
  Spot and Forwards                          9,855        (10,935)        7,754         (9,118)
  Options purchased                            917                          986
  Options written                                            (953)                        (983)
Equity-related contracts                     2,696         (2,941)        2,128         (2,374)
Commodity-related and other contracts          679           (690)          585           (594)

Exchange-Traded Options
Interest Rate                                   10            (12)           19            (10)
Foreign Exchange                                 -              -             -             (2)
Equity                                         251           (135)          181            (82)
- ---------------------------------------  ---------       --------      --------       --------
Total Gross Fair Values                     32,223        (32,398)       27,714        (28,892)
- ---------------------------------------  ---------       --------      --------       --------
Impact of Netting Agreements               (20,813)        20,813       (17,314)        17,314
- ---------------------------------------  ---------       --------      --------       --------
                                         $11,410(1)                    $ 10,400
                                         =========                     ========
                                                         $(11,585)(1)                 $(11,578)
                                                         ========                     ========


                                             At December 31, 1995        Average during 1995
                                         ----------------------------  ------------------------
(in millions)                                Assets     (Liabilities)     Assets  (Liabilities)
- ---------------------------------------  ----------  ----------------  ---------  -------------
OTC Financial Instruments
Interest Rate and Currency
 Swap Contracts                          $  15,858       $(15,471)     $ 15,901       $(15,288)
Interest Rate Contracts
  Forwards                                      83            (81)          114           (116)
  Options purchased                          1,426                        1,139
  Options written                                          (1,312)                      (1,727)
Foreign Exchange Rate Contracts
  Spot and Forwards                          7,931         (8,937)       12,041        (11,795)
  Options purchased                            999                        1,462
  Options written                                            (941)                      (1,269)
Equity-related contracts                     2,011         (2,359)        1,549         (1,756)
Commodity-related and other contracts          541           (531)          607           (472)

Exchange-Traded Options
Interest Rate                                   33            (16)          106            (62)
Foreign Exchange                                 -              -             1            (11)
Equity                                         137            (80)          131            (69)
Commodity                                        -              -             7             (5)
- ---------------------------------------  ---------       --------      --------       --------
Total Gross Fair Values                     29,019        (29,728)       33,058        (32,570)
- ---------------------------------------  ---------       --------      --------       --------
Impact of Netting Agreements               (18,464)        18,464       (19,389)        19,389
- ---------------------------------------  ---------       --------      --------       --------
                                         $10,555(1)                    $ 13,669
                                         =========                     ========
                                                         $(11,264)(1)                 $(13,181)
                                                         ========                     ========

(1) As reflected on the balance sheet in "Trading Assets" and "Trading Liabilities."

  Derivative contracts are generally either privately-negotiated OTC contracts or standard contracts transacted through regulated exchanges. For information as to the credit risk of OTC trading derivatives, which is not included as part of these audited financial statements, see "Derivatives" on page 28. Fair values of futures contracts are not included above due to cash margining requirements of regulated exchanges. Monthly averages are used in the table above.

End-User Derivative Financial Instruments

The Corporation, as an end user, utilizes various types of derivative products (principally interest rate swaps) to manage the interest rate, currency and other market risks associated with certain liabilities and assets such as interest-bearing deposits, short-term borrowings and long-term debt, as well as securities available for sale, loans, investments in non-marketable equity instruments and net investments in foreign entities. Revenue or expense pertaining to management of interest rate exposure is predominantly recognized over the life of the contract as an adjustment to interest revenue or expense.

  When the Corporation purchases assets and issues liabilities at fixed interest rates it subjects itself to fair value fluctuations as market interest rates change. These fluctuations in fair value are managed by entering into interest rate contracts which change the fixed rate instrument into a variable rate instrument.

  When the Corporation purchases foreign currency denominated assets, issues foreign currency denominated debt or has foreign net investments, it subjects itself to changes in value as exchange rates move. These fluctuations are managed by entering into currency swaps and forwards.

  The Corporation's investments in nonmarketable and restricted equity instruments classified in other assets are subject to changes in market values. These changes are managed by entering into equity swaps and options.

  The fair values and other information related to end-user derivatives are disclosed in Note 25.

Notional Amounts of Trading and End-User Derivative Financial Instruments

Notional amounts indicate the extent of the Corporation's involvement in the various types and uses of derivative financial instruments and do not measure the Corporation's exposure to credit or market risks and do not necessarily represent the amounts exchanged by the parties to the instruments. The amounts exchanged are based on the contractual notional amounts and the other terms of the instruments. Notional amounts are not included in the consolidated balance sheet and generally exceed the future cash requirements relating to the instruments. The leveraging effects of leveraged derivative transactions are reflected in the table below.

Notional Amounts
(in millions)                                                                     December 31, 1996           December 31,1995
- --------------------------------------------------------------------------  -----------------------------  ----------------------
                                                                                                  End                     End
                                                                                      Trading     User(1)     Trading     User(1)
                                                                            -----------------  ----------  ----------  ----------
Interest rate contracts
Swaps                                                                              $  589,739  $58,375     $  540,124  $59,104
Futures                                                                               102,389        -        118,822        -
Forwards                                                                               67,183    3,325         74,247    2,213
Options purchased
  Exchange traded                                                                      41,106        -         52,020        -
  OTC                                                                                  93,734    1,014         97,461      104
Options written
  Exchange traded                                                                      42,300        -         41,833        -
  OTC                                                                                  96,843        -        111,706        -
- --------------------------------------------------------------------------         ----------  -------     ----------  -------
Total                                                                              $1,033,294  $62,714     $1,036,213  $61,421
==========================================================================         ==========  =======     ==========  =======

Foreign exchange rate contracts
Spot, forwards, futures                                                            $  539,805  $ 2,358     $  475,435  $ 1,990
Swaps                                                                                  60,200    2,480         59,360    1,557
OTC options purchased                                                                  23,118        -         22,345        -
OTC options written                                                                    24,994        -         23,791        -
- --------------------------------------------------------------------------         ----------  -------     ----------  -------
Total                                                                              $  648,117  $ 4,838     $  580,931  $ 3,547
==========================================================================         ==========  =======     ==========  =======

Equity derivative contracts
Swaps                                                                              $    6,165  $   224     $    5,681  $    22
Futures and forwards                                                                    2,932        -          2,766        -
Options purchased
  Exchange traded                                                                       3,097        -          2,726        -
  OTC                                                                                  13,556        1         12,801       69
Options written
  Exchange traded                                                                       2,648        -          6,808        -
  OTC                                                                                  14,420        -         11,334        -
- --------------------------------------------------------------------------         ----------  -------     ----------  -------
Total                                                                              $   42,818  $   225     $   42,116  $    91
==========================================================================         ==========  =======     ==========  =======

Commodity and other contracts (2)
Swaps                                                                              $    3,168  $     -     $    4,003  $     -
Futures                                                                                   792        -          1,622        -
Forwards                                                                                2,304        -          2,098        -
Options purchased
  Exchange traded                                                                         663        -          1,755        -
  OTC                                                                                   1,879        -          5,040        -
Options written
  Exchange traded                                                                         604        -          2,207        -
  OTC                                                                                   1,956        -          5,213        -
- --------------------------------------------------------------------------         ----------  -------     ----------  -------
Total                                                                              $   11,366  $     -     $   21,938  $     -
==========================================================================         ==========  =======     ==========  =======

(1) These are hedges of securities available for sale, loans, other assets, interest-bearing deposits, other short-term borrowings, long-term debt and net investments in foreign subsidiaries. These are transacted with derivatives traders within the Corporation who are intermediaries to external markets.
(2) Excluded from the notional amounts above were benefit-responsive contracts reflecting actuarial-related risk, minimal market risk and no credit risk, for which the notional values totaled $11.5 billion and $12.1 billion at December 31, 1996 and 1995, respectively.

SWAPS
Interest rate swap contracts generally represent the contractual exchange of fixed and floating rate payments of a single currency, based on a notional amount and an interest reference rate. Cross-currency interest rate swap contracts generally involve the exchange of payments which are based on the interest reference rates available at the inception of the contract on two different currency principal balances that are exchanged. The principal balances are re-exchanged at an agreed upon rate at a specified future date. Equity swap contracts typically involve the payment of an amount equal to the total return of a U.S. or international equity index, basket of equities, or an individual equity over a fixed time period in exchange for receiving a floating interest rate, both based upon the same notional amount.


FUTURES AND FORWARDS

Futures and forward contracts represent commitments to purchase or sell securities, money market instruments, foreign currencies or commodities at a future date and at a specified price. Futures contracts are traded on regulated U.S. and international exchanges. The Corporation intends to close out most open positions in futures contracts prior to maturity, therefore future cash receipts or payments are generally limited to the change in fair value of the underlying instruments. Since futures contracts generally entail daily net cash margining with regulated exchanges, the credit risk is generally minimized to a one-day receivable. Included in this category of contracts are spot foreign currency contracts, cash-settled index contracts, and forward rate agreements (agreements to exchange amounts at a specified future date for interest rate differentials between an agreed interest rate and a reference rate, computed on a notional amount).


OPTIONS
Option contracts are either deliverable or cash-settled. Deliverable contracts convey to the purchaser (holder) the right to buy (call) or sell (put) securities, money market instruments, foreign currencies or commodities at or before a specified date for a contracted price from the seller (writer) of the contract. Cash-settled contracts convey to the purchaser the right to the monetary equivalent of the increase (call) or decrease (put), or a percentage thereof, in a specified reference rate or index, computed on a notional amount, from the writer. The initial price of an option contract is equal to the premium paid by the purchaser and is significantly less than the contract or notional amount. Included in these contracts are: (i) interest rate caps, floors and collars, which are agreements to make periodic payments for interest rate differentials between an agreed upon interest rate and a reference rate and
(ii) purchased options to enter into future (or cancel existing) interest rate swap contracts ("swap options").

  The Corporation is subject to credit risk as a purchaser of an option contract, and is subject to market risk to the extent of the purchase price of the option. The Corporation is subject to market risk on its written option contracts, but not to credit risk, except as noted below, since the customer has already performed according to the terms of the contract by paying a cash premium up front. However, for SFAS 105 purposes, credit risk arises to the extent that the option contract requires or permits settlement in the underlying instrument, and that instrument is subject to credit risk. Such amounts related to certain written put option contracts on debt securities and certain forward contracts to purchase debt securities were $2.677 billion and $4.469 billion at December 31, 1996 and 1995, respectively. The underlying debt securities were primarily obligations of the U.S. and foreign central and local governments and U.S. federal agencies.

Financial Instruments with Off-Balance Sheet Credit Risk

As required by SFAS 105, off-balance sheet credit risk amounts are determined without consideration of the value of any related collateral and reflect the total potential loss on commitments to purchase when-issued securities for all obligors (including governments); securities lending indemnifications; and undrawn commitments, standby letters of credit and similar arrangements.

SECURITIES AND MONEY MARKET ACTIVITIES

(in millions)                          December 31, 1996   December 31, 1995
- -------------------------------------  ------------------  ------------------
                                                  Credit              Credit
                                       Contract    Risk    Contract    Risk
                                        Amount    Amount    Amount    Amount
                                       ---------  -------  ---------  -------
When-issued securities and other
  Commitments to sell                    $ 1,440  $     2    $ 6,705  $     1
  Commitments to purchase (1)              2,511    2,524      3,532    3,511
Securities lending indemnifications       37,799   37,799     28,761   28,761
- -------------------------------------    -------  -------    -------  -------

(1) Includes $1.1 billion and $.6 billion of forward-dated money market assets at December 31, 1996 and 1995, respectively.


  When-issued securities normally begin trading when the U.S. Treasury or some other issuer of securities announces a forth-coming issue. (In some cases, trading may begin in anticipation of such an announcement.) Such transactions are contingent upon the actual issuance of the security. Since the exact price and terms of the security are unknown before the issue date, trading prior to that date is on a "yield" basis. On the issue date the exact terms and price of the security become known and when-issued trading continues until settlement date, when the securities are delivered and the issuer is paid. On settlement date, the securities purchased by the Corporation are reported on the balance sheet.

  Securities lending indemnifications represent the market value of customers' securities lent to third parties. The Corporation indemnifies customers to the extent of the replacement cost and/or the market value of the securities in the event of a failure by a third party to return the securities lent. The market value of collateral, primarily cash, received for customers' securities lent was in excess of the contract amounts and was approximately $39 billion at December 31, 1996 and $30 billion at December 31, 1995.

CREDIT-RELATED ARRANGEMENTS

(in millions)                       December 31, 1996  December 31, 1995
- ----------------------------------  -----------------  -----------------
                                              Credit                      Credit
                                    Contract   Risk        Contract        Risk
                                     Amount   Amount        Amount        Amount
                                    --------  -------     ----------      ------

Commitments to extend credit (1)     $12,809  $12,809       $9,382        $9,382
Standby letters of credit and
 similar arrangements (2)              3,974    3,974        4,562         4,562
- ----------------------------------   -------  -------       ------        ------

(1) Includes participations to other entities of approximately $2 billion at December 31, 1996 and 1995. Of the non-participated amount, approximately $2 billion and $3 billion expire in one year or less at December 31, 1996 and 1995, respectively. Additionally, both the contract amount and the credit risk amount include commitments to enter into securities resale agreements of $2.0 billion and $.8 billion at December 31, 1996 and 1995, respectively.
(2) Includes participations to other entities of approximately $1 billion at December 31, 1996 and 1995.


  Commitments to extend credit represent contractual commitments to make loans and revolving credits. Commitments generally have fixed expiration dates or other termination clauses and require the payment of a fee. Since commitments may expire without being drawn upon, the total contract amounts do not necessarily represent future cash requirements. Included in the amounts above are unused commitments to extend credit that are related to loans held for trading purposes. Information regarding the Corporation's credit risk with respect to real estate financing activities and highly leveraged transactions, which is not included as part of the audited supplemental financial statements, is disclosed on pages 40 through 42.

  Standby letters of credit and similar arrangements ("standbys"), issued primarily to support corporate obligations, commit the Corporation to make payments on behalf of customers contingent upon the failure of the customer to perform under the terms of the contract. Standbys outstanding related to customer obligations, such as commercial paper, medium- and long-term notes and debentures (including industrial revenue obligations), as well as other financial and performance-related obligations. At December 31, 1996, $2.747 billion will expire within one year, $1.058 billion from one to four years and $169 million after four years.

  For standbys, commitments to extend credit and securities lending indemnifications, the credit risk amount represents the contractual amount. Standbys and commitments to extend credit would have market risk if issued or extended at a fixed rate of interest. However, these contracts are primarily made at a floating rate. Fees received are generally recognized as revenue over the life of the commitment.

NOTE 24--CONCENTRATIONS OF CREDIT RISK

The Corporation, as required by SFAS 105, has identified two significant concentrations of credit risk: OECD country banks and OECD country central governments, their agencies and central banks. Together they represented 34 percent and 36 percent of total credit risk at December 31, 1996 and 1995, respectively. The Organization for Economic Cooperation and Development (OECD) is an international organization of countries which are committed to market-oriented economic policies, including the promotion of private enterprise and free market prices, liberal trade policies, and the absence of exchange controls. The OECD consists of 29 industrialized countries that are located primarily in Western Europe and North America, as well as Australia, Japan, New Zealand and South Korea. For risk-based capital purposes, domestic and foreign bank regulators generally assign OECD country central governments, their agencies and their central banks a credit risk weighting of zero percent, which means that no credit risk capital is required to support their financial instruments. OECD country banks are assigned the next lowest credit risk weighting (20 percent) by these regulators. The largest counterparty concentration was the U.S. government and its related entities, which comprised approximately 51 percent of the OECD country governments category. Within all other counterparties, the amount collateralized by cash and U.S. government securities represented approximately 26 percent of total credit risk.

  The following table reflects the aggregate credit risk by groups of counterparties, as defined by SFAS 105, relating to on- and off-balance sheet financial instruments, including derivatives, at December 31, 1996 and 1995. The increase in the OECD country banks category compared to 1995 was predominantly related to short-term, liquid transactions with European and U.S. banks.


CREDIT RISK
                                        On-Balance  Off-Balance
(in millions)                                Sheet        Sheet     Total
- --------------------------------------  ----------  -----------  --------
1996
- --------------------------------------
Significant concentrations (1)
  OECD country banks (2)                  $ 34,799      $ 4,040  $ 38,839
  OECD country governments                  16,083        3,194    19,277
- --------------------------------------    --------      -------  --------
    Total significant concentrations        50,882        7,234    58,116
All other (3)(4)                            60,531       52,463   112,994
- --------------------------------------    --------      -------  --------
Total                                     $111,413      $59,697  $171,110
======================================    ========      =======  ========

1995
- --------------------------------------
Significant concentrations (1)
  OECD country banks (2)                  $ 21,615      $ 3,894  $ 25,509
  OECD country governments                  19,872        6,590    26,462
- --------------------------------------    --------      -------  --------
    Total significant concentrations        41,487       10,484    51,971
All other (3)(4)                            54,079       40,210    94,289
- --------------------------------------    --------      -------  --------
Total                                     $ 95,566      $50,694  $146,260
======================================    ========      =======  ========

(1) For these purposes, Poland has been excluded from the OECD categories at December 31, 1996 and the Czech Republic and Mexico were excluded at December 31, 1995.
(2) Included in the on-balance sheet component of this category was approximately $4 billion and $5 billion at December 31, 1996 and 1995, respectively, that was collateralized by U.S. government securities.
(3) The "all other" category of credit risk is diversified with respect to type of obligor and counterparty. Included in the on-balance sheet component of this category was approximately $8 billion and $10 billion at December 31, 1996 and 1995, respectively, that was collateralized by cash and U.S. government securities. Included in the off-balance sheet component of this category at December 31, 1996 was approximately $37 billion that was collateralized by cash and U.S. government securities and approximately $11 billion of unused commitments to extend credit, approximately $5 billion of which expire in one year or less. The corresponding amounts for December 31, 1995 were $28 billion, $6 billion and $3 billion, respectively.
(4) Includes:

CREDIT RISK

                                                                                            On-Balance  Off-Balance
(in millions)                                                                                    Sheet        Sheet   Total
- ------------------------------------------------------------------------------------------      ------       ------  ------
1996
- ------------------------------------------------------------------------------------------
  Real estate                                                                                   $2,002       $  394  $2,396
  Highly leveraged                                                                               1,663        1,003   2,666
1995
- ------------------------------------------------------------------------------------------
  Real estate                                                                                   $1,802       $  443  $2,245
  Highly leveraged                                                                               1,173          802   1,975


  Information regarding the Corporation's credit risk with respect to real estate financing activities and highly leveraged transactions, which is not included as part of the audited supplemental financial statements, appears on pages 40 through 42.

NOTE 25--FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Quoted market prices, when available, are used as the measure of fair value. In cases where quoted market prices are not available, fair values are based on present value estimates or other valuation techniques. These derived fair values are significantly affected by assumptions used, principally the timing of future cash flows and the discount rate. Because assumptions are inherently subjective in nature, the estimated fair values cannot be substantiated by comparison to independent market quotes and, in many cases, the estimated fair values would not necessarily be realized in an immediate sale or settlement of the instrument. The disclosure requirements of SFAS 107 exclude certain financial instruments and all nonfinancial instruments (e.g., franchise value of businesses). Accordingly, the aggregate fair value amounts presented do not represent management's estimation of the underlying value of the Corporation.

  SFAS 119 amended SFAS 107 disclosure requirements as of December 31, 1994.
The amendments, among others, require that the disclosures distinguish between financial instruments held for trading purposes, measured at fair value with gains and losses recognized in earnings, and financial instruments held or issued for purposes other than trading. The fair value of derivative financial instruments must be disclosed separately from nonderivative financial instruments. Additionally, the fair value of derivative financial instruments may not be netted with the fair value of other derivative financial instruments, except as allowed by FIN 39.

  The following are the estimated fair values of the Corporation's financial instruments followed by a general description of the methods and assumptions used to estimate such fair values.

FAIR VALUE OF FINANCIAL INSTRUMENTS

                                                      Under-
                                                       lying    Effect of    Total    Fair Value
                                               Book     Fair     End-User     Fair   Over (Under)
(in millions) December 31, 1996               Value    Value   Derivative    Value    Book Value
- -----------------------------------------  --------  -------  -----------  -------  ------------

FINANCIAL ASSETS, INCLUDING HEDGES
Cash and due from banks                    $ 1,568   $ 1,568       $   -   $ 1,568        $   -
Interest-bearing deposits
 with banks                                  2,210     2,212           -     2,212            2
Federal funds sold                           1,684     1,684           -     1,684            -
Securities purchased under
 resale agreements                          18,002    18,004           -    18,004            2
Securities borrowed                         17,005    17,005           -    17,005            -
Trading assets (see Notes 3
 and 23)                                    49,129    49,129           -    49,129            -
Securities available for sale
 (see Note 4)                                7,920     7,985         (65)    7,920            -
Loans (excluding leases),
 commitments to extend credit and
 standby letters of credit                  15,615    15,440         (23)   15,417         (198)
Allowance for credit losses                   (773)        -           -         -          773
Customer receivables                         1,529     1,529           -     1,529            -
Due from customers on acceptances              597       597           -       597            -
Accounts receivable and accrued
 interest                                    3,077     3,077           -     3,077            -
Other financial assets                       2,161     2,239          (3)    2,236           75

FINANCIAL LIABILITIES, INCLUDING HEDGES
Noninterest-bearing deposits                 3,613     3,613           -     3,613            -
Interest-bearing deposits                   26,702    26,729         (31)   26,698           (4)
Trading liabilities (see Notes 3
 and 23)                                    23,761    23,761           -    23,761            -
Securities loaned and securities
 sold under repurchase agreements           23,454    23,456           -    23,456            2
Other short-term borrowings                 19,409    19,416           -    19,416            7
Acceptances outstanding                        597       597           -       597            -
Other financial liabilities                  6,402     6,402           -     6,402            -
Allowance for credit losses                    200         -           -         -         (200)
Long-term debt*                             12,038    12,259        (113)   12,146          108
Net investments in foreign subsidiaries          -         -           1         1            1



(in millions) December 31, 1995
- -----------------------------------------
FINANCIAL ASSETS, INCLUDING HEDGES
Cash and due from banks                    $ 2,399   $ 2,399  $   -   $ 2,399   $   -
Interest-bearing deposits
 with banks                                  2,023     2,027      -     2,027       4
Federal funds sold                             854       854      -       854       -
Securities purchased under
 resale agreements                          13,241    13,242      -    13,242       1
Securities borrowed                         11,309    11,309      -    11,309       -
Trading assets (see Notes 3
 and 23)                                    48,004    48,004      -    48,004       -
Securities available for sale
 (see Note 4)                                6,283     6,376    (93)    6,283       -
Loans (excluding leases),
 commitments to extend credit
 and standby letters of credit              12,400    12,141     (5)   12,136    (264)
Allowance for credit losses                   (992)        -      -         -     992
Customer receivables                         1,322     1,322      -     1,322       -
Due from customers on acceptances              500       500      -       500       -
Accounts receivable and accrued
 interest                                    4,297     4,297      -     4,297       -
Other financial assets                       1,959     2,133    (14)    2,119     160

FINANCIAL LIABILITIES, INCLUDING HEDGES
Noninterest-bearing deposits                 3,292     3,292      -     3,292       -
Interest-bearing deposits                   22,416    22,440    (59)   22,381     (35)
Trading liabilities (see Notes 3
 and 23)                                    26,145    26,145      -    26,145       -
Securities loaned and securities
 sold under repurchase agreements           15,684    15,690      -    15,690       6
Other short-term borrowings                 15,861    15,879     (1)   15,878      17
Acceptances outstanding                        500       500      -       500       -
Other financial liabilities                  5,090     5,090      -     5,090       -
Long-term debt                               9,487     9,840   (280)    9,560      73
Net investments in foreign subsidiaries          -         -    (16)      (16)    (16)

* 1996 includes trust preferred capital securities.

  A discussion of the nature, objectives and strategies for using end-user derivatives can be found in Note 23.

  The following table provides the gross unrealized gains and losses for end-user derivatives. Gross unrealized gains and losses for hedges of securities available for sale are recognized in the financial statements with the offset as an adjustment to securities valuation allowance in stockholders' equity. Gross unrealized gains and losses for hedges of loans, other assets, interest-bearing deposits, other short-term borrowings, long-term debt and net investments in foreign subsidiaries are not yet recognized in the supplemental financial statements.

                                                                                                Net Invest-
                                                                                                  ments in
                               Securities                    Interest-      Other      Long-      foreign
(in millions)                   available            Other    bearing    short-term     term       subsi-
December 31, 1996               for sale    Loans   assets    deposits   borrowings   debt(1)     diaries     Total
- -----------------------------  -----------  ------  -------  ----------  -----------  --------  ------------  ------

INTEREST RATE SWAPS
  Pay Variable
    Unrealized Gain                  $  1    $  -      $ -        $ 62          $ 7   $ 198            $  -   $ 268
    Unrealized (Loss)                   -     (14)       -         (23)          (6)    (93)              -    (136)
- -----------------------------        ----   -----   ------        ----          ---   -----     -----------   -----
  Pay Variable Net                      1     (14)       -          39            1     105               -     132
- -----------------------------        ----   -----   ------        ----          ---   -----     -----------   -----
  Pay Fixed
    Unrealized Gain                     3      --        -          13            -       1               -      17
    Unrealized (Loss)                 (50)     (9)       -         (45)          (1)    (28)              -    (133)
- -----------------------------        ----   -----   ------        ----          ---   -----     -----------   -----
  Pay Fixed Net                       (47)     (9)       -         (32)          (1)    (27)              -    (116)
- -----------------------------        ----   -----   ------        ----          ---   -----     -----------   -----
  Total Unrealized
   Gain                                 4      --        -          75            7     199               -     285
- -----------------------------        ----   -----   ------        ----          ---   -----     -----------   -----
  Total Unrealized
   (Loss)                             (50)    (23)       -         (68)          (7)   (121)              -    (269)
- -----------------------------        ----   -----   ------        ----          ---   -----     -----------   -----
  Total Net                          $(46)   $(23)     $ -        $  7          $ -   $  78            $  -   $  16
=============================        ====   =====   ======        ====          ===   =====     ===========   =====

FORWARD RATE AGREEMENTS
  Unrealized Gain                    $  -    $  -      $ -        $  1          $ -   $   -            $  -   $   1
  Unrealized (Loss)                     -       -        -          (1)           -       -               -      (1)
- -----------------------------        ----   -----   ------        ----          ---   -----     -----------   -----
Net                                  $  -    $  -      $ -        $  -          $ -   $   -            $  -   $   -
=============================        ====   =====   ======        ====          ===   =====     ===========   =====

CURRENCY SWAPS AND FORWARDS
  Unrealized Gain                    $  -    $  -      $ 1        $ 27          $ -   $  53            $ 42   $ 123
  Unrealized (Loss)                     -       -        -          (3)           -     (18)            (41)    (62)
- -----------------------------        ----   -----   ------        ----          ---   -----     -----------   -----
  Net                                $  -    $  -      $ 1        $ 24          $ -   $  35            $  1   $  61
=============================        ====   =====   ======        ====          ===   =====     ===========   =====

OTHER CONTRACTS (2)
  Unrealized Gain                    $  -    $  -      $ -        $  -          $ -   $   -            $  -   $   -
  Unrealized (Loss)                   (19)      -       (4)          -            -       -               -     (23)
- -----------------------------        ----   -----   ------        ----          ---   -----     -----------   -----
  Net                                $(19)   $  -      $(4)       $  -          $ -   $   -            $  -   $ (23)
=============================        ====   =====   ======        ====          ===   =====     ===========   =====

Total Unrealized Gain                $  4    $  -      $ 1        $103          $ 7   $ 252            $ 42   $ 409
Total Unrealized (Loss)               (69)    (23)      (4)        (72)          (7)   (139)            (41)   (355)
- -----------------------------        ----   -----   ------        ----          ---   -----     -----------   -----
Total Net                            $(65)   $(23)     $(3)       $ 31          $ -   $ 113            $  1   $  54
=============================        ====   =====   ======        ====          ===   =====     ===========   =====



                                                                                                Net Invest-
                                                                                                  ments in
                               Securities                    Interest-      Other      Long-      foreign
(in millions)                   available            Other    bearing    short-term     term       subsi-
December 31, 1995               for sale    Loans   assets    deposits   borrowings   debt(1)     diaries     Total
- -----------------------------  -----------  ------  -------  ----------  -----------  --------  ------------  ------

INTEREST RATE SWAPS
  Pay Variable
    Unrealized Gain                  $  -     $ -     $  -       $ 132          $ 4    $339            $  -   $ 475
    Unrealized (Loss)                   -      (5)       -          (7)          (1)    (24)              -     (37)
- -----------------------------  ----------   -----   ------       -----          ---    ----     -----------   -----
  Pay Variable Net                      -      (5)       -         125            3     315               -     438
- -----------------------------  ----------   -----   ------       -----          ---    ----     -----------   -----
  Pay Fixed
    Unrealized Gain                     -       -        -          11            -      14               -      25
    Unrealized (Loss)                 (88)      -        -         (82)          (1)    (21)              -    (192)
- -----------------------------  ----------   -----   ------       -----          ---    ----     -----------   -----
  Pay Fixed Net                       (88)      -        -         (71)          (1)     (7)              -    (167)
- -----------------------------  ----------   -----   ------       -----          ---    ----     -----------   -----
  Total Unrealized
   Gain                                 -       -        -         143            4     353               -     500
  Total Unrealized
   (Loss)                             (88)     (5)       -         (89)          (2)    (45)              -    (229)
- -----------------------------  ----------   -----   ------       -----          ---    ----     -----------   -----
Total Net                            $(88)    $(5)    $  -       $  54          $ 2    $308            $  -   $ 271
=============================  ==========   =====   ======       =====          ===    ====     ===========   =====

FORWARD RATE AGREEMENTS
  Unrealized Gain                    $  -     $ -     $  -       $   1          $ -    $  -            $  -   $   1
  Unrealized (Loss)                     -       -        -          (1)           -       -               -      (1)
- -----------------------------  ----------   -----   ------       -----          ---    ----     -----------   -----
Net                                  $  -     $ -     $  -       $   -          $ -    $  -            $  -   $   -
=============================  ==========   =====   ======       =====          ===    ====     ===========   =====

CURRENCY SWAPS AND FORWARDS
  Unrealized Gain                    $  -     $ -     $  1       $  17          $ -    $ 20            $ 14   $  52
  Unrealized (Loss)                     -       -        -         (12)          (1)    (48)            (30)    (91)
- -----------------------------  ----------   -----   ------       -----          ---    ----     -----------   -----
  Net                                $  -     $ -     $  1       $   5          $(1)   $(28)           $(16)  $ (39)
=============================  ==========   =====   ======       =====          ===    ====     ===========   =====

OTHER CONTRACTS (2)
  Unrealized Gain                    $  -     $ -     $  1       $   -          $ -    $  -            $  -   $   1
  Unrealized (Loss)                    (5)      -      (16)          -            -       -               -     (21)
- -----------------------------  ----------   -----   ------       -----          ---    ----     -----------   -----
  Net                                $ (5)    $ -     $(15)      $   -          $ -    $  -            $  -   $ (20)
=============================  ==========   =====   ======       =====          ===    ====     ===========   =====

Total Unrealized Gain                $  -     $ -     $  2       $ 161          $ 4    $373            $ 14   $ 554
Total Unrealized (Loss)               (93)     (5)     (16)       (102)          (3)    (93)            (30)   (342)
- -----------------------------  ----------   -----   ------       -----          ---    ----     -----------   -----
Total Net                            $(93)    $(5)    $(14)      $  59          $ 1    $280            $(16)  $ 212
=============================  ==========   =====   ======       =====          ===    ====     ===========   =====

(1) 1996 includes trust preferred capital securities.
(2) Other contracts are principally equity swaps and collars.

  The unrealized gains and losses on these hedges were determined on the basis of valuation pricing models which take into account current market and contractual prices of the underlying instruments, as well as time value and yield curve or volatility factors underlying the positions.

  The remaining maturities of the notional amounts of end-user derivatives at December 31, 1996 and December 31, 1995 were as follows:

December 31, 1996               Interest  Foreign            Total
(in millions)                     Rate    Currency  Equity  Notional
Notional Amount Maturing in:      Risk     Risk*     Risk    Amount
- ------------------------------  --------  --------  ------  --------
1997                             $41,168    $3,271    $ 20   $44,459
1998-1999                         10,540       750     101    11,391
2000-2001                          4,490       689     104     5,283
2002 and thereafter                6,516       128       -     6,644
                                 -------    ------    ----   -------
Total                            $62,714    $4,838    $225   $67,777
                                 =======    ======    ====   =======


December 31, 1995               Interest   Foreign             Total
(in millions)                       Rate  Currency  Equity  Notional
Notional Amount Maturing in:        Risk     Risk*    Risk    Amount
                                 -------    ------    ----   -------
1996                             $41,825    $  667    $ 91   $42,583
1997-1998                         10,218     2,305       -    12,523
1999-2000                          4,821       466       -     5,287
2001 and thereafter                4,557       109       -     4,666
                                 -------    ------    ----   -------
Total                            $61,421    $3,547    $ 91   $65,059
                                 =======    ======    ====   =======

* Currency swaps and currency forwards are primarily based upon Australian dollar/U.S. dollar and Japanese yen/U.S. dollar contracts.

  For pay variable and pay fixed interest rate swaps entered into as an end user, the weighted average receive rate and pay rate (interest rates were based on the weighted averages of both U.S. and non-U.S. currencies) by maturity and corresponding notional amounts at December 31, 1996 and December 31, 1995 were as follows:

December 31, 1996
($ in millions)             Paying Variable                 Paying Fixed
                       ----------------------------   ------------------------
Notional Amount           Notional   Receive    Pay   Notional  Receive    Pay    Total
Maturing In:               Amount      Rate    Rate    Amount     Rate    Rate   Notional
- ---------------------  ------------  --------  -----  --------  --------  -----  --------
1997                        $33,275     5.59%  5.52%    $4,056     5.23%  5.71%   $37,331
1998-1999                     7,957     5.96   5.52      2,095     4.82   5.82     10,052
2000-2001                     3,614     6.84   5.63        867     4.11   5.67      4,481
2002 and thereafter           5,579     6.79   5.65        932     5.61   7.14      6,511
                            -------     ----   ----     ------     ----   ----    -------
Total                       $50,425                     $7,950                    $58,375
                            =======                     ======                    =======

All rates were those in effect at December 31, 1996. Variable rates are primarily based on LIBOR and may change significantly, affecting future cash flows.


December 31, 1995
($ in millions)             Paying Variable                 Paying Fixed
                       ----------------------------   ------------------------
Notional Amount           Notional   Receive    Pay   Notional  Receive    Pay    Total
Maturing In:               Amount      Rate    Rate    Amount     Rate    Rate   Notional
- ---------------------  ------------  --------  -----  --------  --------  -----  --------
1996                        $30,770     5.97%  5.87%   $ 8,742     6.00%  6.21%   $39,512
1997-1998                     6,558     5.99   5.84      3,657     5.33   5.76     10,215
1999-2000                     3,448     6.57   6.34      1,373     3.86   4.99      4,821
2001 and thereafter           3,927     6.64   5.93        629     5.91   7.34      4,556
                            -------     ----   ----    -------     ----   ----    -------
Total                       $44,703                    $14,401                    $59,104
                            =======                    =======                    =======

All rates were those in effect at December 31, 1995. Variable rates are primarily based on LIBOR and may change significantly, affecting future cash flows.

  The effect of these end-user derivatives was a net decrease in revenue of $29 million for the year ended December 31, 1996 and a net increase in revenue of $22 million for the year ended December 31, 1995.

  The Corporation has reviewed its other categories of off-balance sheet instruments (forward-dated assets and liabilities, securities lending indemnifications and securities borrowed) accounted for at cost and has determined that, in the case of each such category, the unrealized gain or loss on such instruments at both December 31, 1996 and 1995 was not material.

Methods and Assumptions

For short-term financial instruments, defined as those with remaining maturities of 90 days or less, the carrying amount was considered to be a reasonable estimate of fair value. The following instruments were predominantly short-term:

Assets                                  Liabilities
- ------                                  -----------
Cash and due from banks          Interest-bearing deposits
Interest-bearing deposits        Securities loaned and securities
 with banks                            sold under repurchase agreements
Federal funds sold                Other short-term borrowings
Securities purchased under        Acceptances outstanding
 resale agreements                Other financial liabilities
Securities borrowed
Customer receivables
Due from customers
 on acceptances
Accounts receivable and
 accrued interest

  For those components of the above-listed financial instruments with remaining maturities greater than 90 days, fair value was determined by discounting contractual cash flows using rates which could be earned for assets with similar remaining maturities and, in the case of liabilities, rates at which the liabilities with similar remaining maturities could be issued as of the balance sheet date.

  As indicated in Note 1, trading assets (including derivatives), trading liabilities and securities available for sale are carried at their fair values.

  For short-term loans and variable rate loans which reprice within 90 days, the carrying value was considered to be a reasonable estimate of fair value. For those loans for which quoted market prices were available, fair value was based on such prices. For other types of loans, fair value was estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. In addition, for loans secured by real estate, appraisal values for the collateral were considered in the fair value determination. The fair value estimate of commitments to extend credit and standby letters of credit represented the unrealized gains and losses on those off-balance sheet positions and was generally determined in the same manner as loans.

  Other financial assets consisted primarily of investments in equity instruments (excluding, in accordance with SFAS 107, investments accounted for under the equity method) and cash and cash margins with brokers. The fair value of non-marketable equity instruments was determined by matrix pricing utilizing market prices for comparable publicly traded instruments, adjusted for liquidity and contractual arrangements.

  Noninterest-bearing deposits do not have defined maturities. In accordance with SFAS 107, fair value represented the amount payable on demand as of the balance sheet date.

  Other financial liabilities consisted primarily of accounts payable and accrued expenses at both December 31, 1996 and 1995.

  The fair value of long-term debt was estimated by using market quotes as well as discounting the remaining contractual cash flows using a rate at which the Corporation could issue debt with a similar remaining maturity as of the balance sheet date.

NOTE 26--CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

Condensed Statement of Income
(in millions) Year Ended December 31,            1996    1995    1994
- ----------------------------------------------  ------  ------  -------
REVENUE
Dividends
  Banks                                         $  48   $   75  $  320
  Nonbanks                                        196       86     264
Interest from subsidiaries                        503      551     367
Other interest                                    157      150     209
Trading                                             -       44     (81)
Securities available for sale gains (losses)       (7)     114      17
Other                                              18       85     (17)
- ----------------------------------------------  -----   ------  ------
Total revenue                                     915    1,105   1,079
- ----------------------------------------------  -----   ------  ------

EXPENSES
Interest to subsidiaries                          109       71      40
Other interest                                    643      714     566
Other                                              33        -      20
- ----------------------------------------------  -----   ------  ------
Total expenses                                    785      785     626
- ----------------------------------------------  -----   ------  ------
Income before income taxes and equity
 in undistributed income of subsidiaries
 and affiliates                                   130      320     453
Income taxes (benefit)                            (99)      25     (99)
Income before equity in undistributed
 income of subsidiaries and affiliates            229      295     552
Equity in undistributed income of
 subsidiaries and affiliates                      537       16     134
- ----------------------------------------------  -----   ------  ------
NET INCOME                                      $ 766   $  311  $  686
==============================================  =====   ======  ======



Condensed Balance Sheet
(in millions) December 31,                               1996      1995
- -----------------------------------------------------  --------  --------
ASSETS
Cash and due from banks                                $    24   $     8
Interest-bearing deposits with bank subsidiaries         3,297     2,540
Securities purchased under resale agreements
 with nonbank subsidiary                                   701     2,213
Securities purchased under resale agreements
 with third party                                            -        48
Trading assets                                           2,809     1,475
Securities available for sale                            1,577     1,301
Loans                                                      245        24
Investments in subsidiaries and affiliates
  Banks                                                  4,716     4,641
  Nonbanks                                               2,279     1,435
Receivables from subsidiaries and affiliates
  Banks                                                  1,584     1,418
  Nonbanks                                               5,182     3,363
Accounts receivable and accrued interest                   370       348
Other assets                                               255       148
- -----------------------------------------------------  -------   -------
Total assets                                           $23,039   $18,962
=====================================================  =======   =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Trading liabilities                                    $   478   $   348
Commercial paper                                         5,723     5,306
Other short-term borrowings                              1,905       960
Payables to subsidiaries and affiliates
  Banks                                                    652       170
  Nonbanks                                               2,702     1,794
Other liabilities                                          330       278
Long-term debt                                           5,371     4,633
- -----------------------------------------------------  -------   -------
Total liabilities                                       17,161    13,489
- -----------------------------------------------------  -------   -------
Total stockholders' equity                               5,878     5,473
- -----------------------------------------------------  -------   -------
Total liabilities and stockholders' equity             $23,039   $18,962
=====================================================  =======   =======

CONDENSED STATEMENT OF CASH FLOWS
(in millions) Year Ended December 31,                     1996      1995      1994
- -----------------------------------------------------  -------   -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                             $   766   $   311   $   686
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Equity in undistributed loss (income)
   of subsidiaries and affiliates                         (537)      (16)     (134)
  Deferred income taxes                                    (29)        3       (59)
  Net change in trading assets                          (1,334)      104       342
  Net change in trading liabilities                        130       220       (42)
  Securities available for sale (gains) losses               7      (114)      (17)
  Other, net                                              (323)      282       107
- -----------------------------------------------------  -------   -------   -------
Net cash provided by (used in) operating activities     (1,320)      790       883
- -----------------------------------------------------  -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES
Net change in:
  Interest-bearing deposits with bank subsidiaries        (757)   (1,031)     (847)
  Securities purchased under resale agreements
   with nonbank subsidiary                              (1,512)   (1,109)     (784)
  Securities purchased under resale agreements
   with third party                                         48       (48)        -
  Short-term notes receivable from subsidiaries
   and affiliates                                        2,557     1,591       745
Securities available for sale:
  Purchases                                               (746)     (388)   (2,304)
  Maturities and other redemptions                         229       360       396
  Sales                                                    260       876       501
Increases in long-term notes receivable
 from subsidiaries                                      (2,015)     (484)   (2,133)
Decreases in long-term notes receivable
 from subsidiaries                                         871     1,379       640
Capital contributed to subsidiaries and affiliates        (867)     (290)     (152)
Return of capital from subsidiaries and affiliates         700         -         2
Other, net                                                (223)       22        34
- -----------------------------------------------------  -------   -------   -------
Net cash provided by (used in) investing activities     (1,455)      878    (3,902)
- -----------------------------------------------------  -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in:
  Commercial paper and other short-term borrowings       1,363    (3,304)    3,327
  Short-term notes payable to subsidiaries                 878     1,012       133
Issuance of long-term notes payable to subsidiaries        512         -         -
Issuance of long-term debt                               1,680     1,496       421
Repayments of long-term debt                              (864)     (791)     (370)
Issuance of preferred stock                                  -       221       342
Redemption/repurchase of preferred stock                   (49)        -      (205)
Purchases of treasury stock                               (608)      (38)     (267)
Cash dividends paid                                       (378)     (361)     (322)
Other, net                                                 257        33        22
- -----------------------------------------------------  -------   -------   -------
Net cash (used in) provided by financing activities      2,791    (1,732)    3,081
- -----------------------------------------------------  -------   -------   -------

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS          16       (64)       62
Cash and due from banks, beginning of year                   8        72        10
- -----------------------------------------------------  -------   -------   -------
Cash and due from banks, end of year                   $    24   $     8   $    72
=====================================================  =======   =======   =======

Interest paid                                          $   737   $   772   $   587
=====================================================  =======   =======   =======

Income taxes paid                                      $    19   $     9   $     7
=====================================================  =======   =======   =======

Noncash financing activity:
  Conversion of debt to preferred stock                $     1   $   245   $     -
=====================================================  =======   =======   =======

Noncash investing activity:
Treasury stock associated with acquisition             $   203   $     -   $     -
=====================================================  =======   =======   =======

NOTE 27--BANKERS TRUST COMPANY CONSOLIDATED SUMMARIZED FINANCIAL INFORMATION

Consolidated Statement of Income
(in millions) Year Ended December 31,                      1996     1995     1994
- --------------------------------------------------------  -------  -------  -------
NET INTEREST REVENUE
Interest revenue                                          $4,124   $3,656   $2,900
Interest expense                                           3,346    3,069    2,271
- --------------------------------------------------------  ------   ------   ------
NET INTEREST REVENUE                                         778      587      629
Provision for credit losses                                   (9)     (31)      (3)
- --------------------------------------------------------  ------   ------   ------
NET INTEREST REVENUE AFTER PROVISION FOR CREDIT LOSSES       787      618      632
- --------------------------------------------------------  ------   ------   ------
NONINTEREST REVENUE
Trading                                                      670      279      786
Fiduciary and funds management                               720      642      698
Fees and commissions                                         562      484      541
Securities available for sale gains (losses)                  23       (4)      13
Other                                                        295      163      213
- --------------------------------------------------------  ------   ------   ------
Total noninterest revenue                                  2,270    1,564    2,251
- --------------------------------------------------------  ------   ------   ------
NONINTEREST EXPENSES
Salaries and commissions                                     729      683      656
Incentive compensation and employee benefits                 716      524      563
Occupancy, net                                               142      141      134
Furniture and equipment                                      155      146      149
Provision for severance related costs                          -       43        -
Other                                                        856      736      823
- --------------------------------------------------------  ------   ------   ------
Total noninterest expenses                                 2,598    2,273    2,325
- --------------------------------------------------------  ------   ------   ------
Income (Loss) before income taxes                            459      (91)     558
Income taxes (benefit)                                       115      (53)     166
- --------------------------------------------------------  ------   ------   ------
NET INCOME (LOSS)                                         $  344   $  (38)  $  392
========================================================  ======   ======   ======


  In the normal course of business, BTCo enters into various transactions with the Parent Company and the Parent Company's other subsidiaries. Included in the above financial statements were the following transactions and balances with such affiliates.

(in millions) Year Ended December 31,     1996    1995    1994
- ---------------------------------------  -----  ------  ------
Interest revenue                         $ 174  $  129  $   97
Interest expense                           249     276     185
Noninterest revenue                        112      65      18
Noninterest expenses                       228     203     289


(in millions) December 31,                        1996    1995
- ---------------------------------------         ------  ------
Interest-earning assets                         $1,395  $1,357
Noninterest-earning assets                         618     554
Interest-bearing liabilities                     5,040   4,778
Noninterest-bearing liabilities                    729     495


Consolidated Balance Sheet
($ in millions, except par values) December 31,          1996      1995
- ---------------------------------------------------  --------  --------
ASSETS
Cash and due from banks                              $ 1,544   $ 2,305
Interest-bearing deposits with banks                   2,494     1,982
Federal funds sold                                     1,789       854
Securities purchased under resale agreements          12,389     8,566
Securities borrowed                                    8,275     6,031
Trading assets                                        38,272    35,142
Securities available for sale                          4,239     3,280
Loans                                                      -    11,393
Allowance for credit losses                                -      (941)
Loans, net of allowance for credit losses
 of $723 at December 31, 1996                         13,018         -
Premises and equipment, net                              914       834
Due from customers on acceptances                        597       500
Accounts receivable and accrued interest               2,200     3,790
Other assets                                           2,412     2,141
- ---------------------------------------------------  -------   -------
Total assets                                         $88,143   $75,877
===================================================  =======   =======
LIABILITIES
Noninterest-bearing deposits
  Domestic offices                                   $ 2,791   $ 2,815
  Foreign offices                                      1,029       645
Interest-bearing deposits
  Domestic offices                                     9,196     4,615
  Foreign offices                                     20,556    20,018
- ---------------------------------------------------  -------   -------
    Total deposits                                    33,572    28,093
Trading liabilities                                   19,172    19,087
Securities loaned and securities sold
 under repurchase agreements                          10,095     7,275
Other short-term borrowings                           10,391     8,342
Acceptances outstanding                                  597       500
Accounts payable and accrued expenses                  1,993     1,810
Other liabilities, including allowance for
 credit losses of $200 at December 31, 1996            1,212     1,006
Long-term debt not included in risk-based capital      4,828     4,248
Long-term debt included in risk-based capital          1,162     1,180
Mandatorily redeemable capital securities of
 subsidiary trust holding solely junior
 subordinated deferrable interest debentures
 included in risk-based capital                          243         -
- ---------------------------------------------------  -------   -------
Total liabilities                                     83,265    71,541
- ---------------------------------------------------  -------   -------
STOCKHOLDER'S EQUITY
Floating rate non-cumulative preferred stock-
 Series A, $1 million par value
   Authorized, issued and outstanding:
    1996, 600 shares; 1995, 500 shares                   600       500
Common stock, $10 par value
 Authorized, issued and outstanding: 1996,
  100,166,667 shares; 1995, 85,166,667 shares          1,001       852
Capital surplus                                          540       528
Retained earnings                                      3,133     2,822
Cumulative translation adjustments                      (382)     (365)
Securities valuation allowance                           (14)       (1)
- ---------------------------------------------------  -------   -------
Total stockholder's equity                             4,878     4,336
- ---------------------------------------------------  -------   -------
Total liabilities and stockholder's equity           $88,143   $75,877
===================================================  =======   =======

See Note 9 for details of BTCo's long-term debt issued to nonaffiliates. Note 2 discusses the effects of the Corporation's adoption of SFAS 114 effective January 1, 1995.

NOTE 28--SUBSEQUENT EVENTS
Mandatorily Redeemable Capital Securities of Subsidiary Trusts Holding Solely Junior Subordinated Deferrable Interest Debentures Included in Risk-Based Capital.

  Subsequent to December 31, 1996, BT Capital Trust A ("Trust A"), BT
Preferred Capital Trust I ("Trust I") and BT Preferred Capital Trust II ("Trust II"), wholly-owned subsidiaries of the Corporation issued $250 million 7.90% Capital Securities, Series A1, ("Series A1 Securities"), $250 million 8 1/8% Preferred Securities, Series I ("Series I Securities") and $250 million 7.875% Preferred Securities, Series II ("Series II Securities"), respectively. The Series A1 Securities and the Series II Securities have a liquidation value of $1,000 per Series A1 Security and Series II Security, respectively. The Series I Securities have a liquidation value of $25 per Series I Security. Series A1 Securities, Series I Securities and Series II Securities represent preferred undivided beneficial interests in the assets of Trust A, Trust I and Trust II, respectively. The Corporation is the holder of all of the beneficial interests represented by common securities of Trust A, Trust I and Trust II ("Common Securities" and, collectively with the Series A1 Securities, Series I Securities and Series II Securities, the "Trust Securities").

  Trust A, Trust I and Trust II exist for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in 7.90% Junior Subordinated Deferrable Interest Debentures, Series A1, 8 1/8% Junior Subordinated Deferrable Interest Debentures, Series I and 7.875% Junior Subordinated Deferrable Interest Debentures, Series II (the "Series A1 Debentures," the "Series I Debentures" and the "Series II Debentures" and collectively, the "Junior Subordinated Debentures") issued by the Corporation. The Junior Subordinated Debentures are unsecured and subordinated to all senior indebtedness of the Corporation and will be the sole assets of Trust A, Trust I and Trust II. Payments under the Junior Subordinated Debentures by the Corporation are the same as those for the Series A1 Securities, Series I Securities and Series II Securities described below, respectively. The Corporation has guaranteed the obligations of Trust A, Trust I and Trust II under the Series A1 Securities, Series I Securities and Series II Securities, but only in each case to the extent of funds held by Trust A, Trust I and Trust II, respectively.

  Holders of the Series A1 Securities will be entitled to receive preferential cumulative cash distributions accumulating from January 16, 1997 and payable semi-annually in arrears on the fifteenth day of January and July of each year, commencing July 15, 1997, at the annual rate of 7.90% of the liquidation amount of $1,000 per Series A1 Security. The Series A1 Securities are subject to mandatory redemption upon repayment of the Series A1 Debentures at maturity on January 15, 2027. The maturity date may be shortened under certain circumstances to a date not earlier than January 15, 2017. In addition, the Series A1 Debentures may be redeemed at the option of the Corporation on or after January 15, 2007.

  Holders of the Series I Securities will be entitled to receive preferential cumulative cash distributions accumulating from February 5, 1997 and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing March 31, 1997, at the annual rate of 8 1/8% of the liquidation amount of $25 per Series I Security. The Series I Securities are subject to mandatory redemption upon repayment of the Series I Debentures at maturity on February 1, 2037. The maturity date may be shortened under certain circumstances to a date not earlier than February 1, 2002. In addition, the Series I Debentures may be redeemed at the option of the Corporation on or after February 1, 2002.

  Holders of the Series II Securities will be entitled to receive preferential cumulative cash distributions accumulating from February 25, 1997, and payable semi-annually in arrears on the twenty fifth day of February and August of each year, commencing August 25, 1997, at the annual rate of 7.875% of the liquidation amount of $1,000 per Series II Security. The Series II Securities are subject to mandatory redemption upon repayment of the Series II Debentures at maturity on February 25, 2027. The maturity date may be shortened under certain circumstances to a date not earlier than February 25, 2012. In addition, the Series II Debentures may be redeemed at the option of the Corporation on or after February 25, 2007.

  In addition, the Corporation issued approximately $750 million in long-term debt subsequent to December 31, 1996.


Redemption of Preferred Stock of Subsidiary

On February 27, 1997, BT Overseas Finance N.V. ("BTOF") redeemed all 625 shares of its BTOF Auction Rate Cumulative Preferred Stock Series C. The shares were redeemed at a price of $100,000 per share, plus accrued and unpaid dividends on such shares to the redemption date. Dividends on these shares will cease to accumulate on the redemption date.

  On March 6, 1997, BTOF redeemed all 625 shares of its BTOF Auction Rate Cumulative Preferred Stock Series D. The shares were redeemed at a price of $100,000 per share plus, accrued and unpaid dividends on such shares to the redemption date. Dividends on these shares will cease to accumulate on the redemption date.

  On February 21, 1997, BTOF announced that it will redeem all 625 outstanding shares of its BTOF Auction Rate Cumulative Preferred Stock, Series A on March 13, 1997. The shares will be redeemed at a redemption price of $100,000 per share plus accrued and unpaid dividends to the redemption date. Dividends on these shares will cease to accumulate on the redemption date, unless BTOF fails to pay the redemption price.

  On February 28, 1997, BTOF announced that it will redeem all 625 outstanding shares of its BTOF Auction Rate Cumulative Preferred Stock, Series B on March 20, 1997. The shares will be redeemed at a redemption price of $100,000 per share plus accrued and unpaid dividends to the redemption date. Dividends on these shares will cease to accumulate on the redemption date, unless BTOF fails to pay the redemption price.


Preferred Stock Redemption

On March 1, 1997, the Parent Company exercised its right of redemption on 1 million shares of the 8.55% Cumulative Preferred Stock, Series I at $100 per share plus an amount equal to accrued and unpaid dividends to the date of redemption.

INDEPENDENT AUDITORS' REPORT


The Board of Directors
Bankers Trust New York Corporation:

We have audited the combination of Bankers Trust New York Corporation and Subsidiaries (the "Corporation") and Alex. Brown Incorporated as reflected in the accompanying supplemental consolidated balance sheet of the Corporation as of December 31, 1996 and 1995, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These supplemental consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the combination of the Corporation and Alex. Brown Incorporated as reflected in these supplemental consolidated financial statements based on our audit procedures.

We previously audited and reported on the consolidated balance sheet of Alex. Brown Incorporated as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, prior to their restatement for the 1997 pooling-of-interests with the Corporation and have issued our report thereon dated January 20, 1997. Such report and the accompanying Alex. Brown Incorporated consolidated financial statements are included in the Corporation's Current Report on Form 8-K dated September 1, 1997 incorporated by reference herein. The contribution of Alex. Brown Incorporated to combined restated assets as reflected in the supplemental consolidated financial statements represented 2 percent and 2 percent as of December 31, 1996 and 1995, respectively; to combined restated revenues represented 20 percent, 19 percent and 14 percent; and to combined restated net income represented 20 percent, 31 percent and 10 percent for the years ended December 31, 1996, 1995 and 1994, respectively. Separate consolidated financial statements of the Corporation included in the supplemental consolidated financial statements were audited and reported on separately by other auditors who have issued their report thereon dated January 23, 1997 except for Note 28, as to which the date is March 6, 1997. Such report is presented herein.

The supplemental consolidated financial statements give retroactive effect to the merger of the Corporation and Alex. Brown Incorporated on September 1, 1997, which has been accounted for as a pooling-of-interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of the Corporation after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above have been properly combined on the basis described in Note 1 of the notes to the supplemental consolidated financial statements.

                                        /s/ KPMG PEAT MARWICK LLP


New York, New York
September 5, 1997

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Bankers Trust New York Corporation

We have audited the consolidated balance sheet of Bankers Trust New York Corporation and Subsidiaries (the "Corporation") at December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996 (not presented herein), prior to their restatement for the 1997 pooling-of-interests with Alex. Brown Incorporated as described in Note 1 to the supplemental consolidated financial statements. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bankers Trust New York Corporation and Subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                /s/ ERNST & YOUNG LLP

New York, New York
January 23, 1997
except for Note 28, as to
which the date is March 6, 1997

SUPPLEMENTAL FINANCIAL DATA

The statistical data on pages 128 through 133 should be read in conjunction with the Financial Review and the supplemental financial statements included elsewhere in this Annual Report.

In the opinion of management, all material adjustments necessary for a fair presentation of the results of operations for the interim periods have been made. All such adjustments were of a normal recurring nature.


CONDENSED QUARTERLY CONSOLIDATED STATEMENT OF INCOME

(in millions, except per share data)
- --------------------------------------
                                                      1996                                1995
                                        ---------------------------------   -----------------------------------
                                        Fourth    Third   Second    First   Fourth    Third   Second    First
                                        -------  -------  -------  -------  -------  -------  -------  --------
                                        Quarter  Quarter  Quarter  Quarter  Quarter  Quarter  Quarter  Quarter
                                        -------  -------  -------  -------  -------  -------  -------  --------
Interest revenue                        $ 1,686  $ 1,704  $ 1,495  $ 1,623  $ 1,490  $ 1,583  $ 1,543  $ 1,373
Interest expense                          1,399    1,434    1,229    1,389    1,260    1,361    1,306    1,178
- --------------------------------------  -------  -------  -------  -------  -------  -------  -------  -------
Net interest revenue                        287      270      266      234      230      222      237      195
Provision for credit losses                   -        -        -        5       10        7        -       14
- --------------------------------------  -------  -------  -------  -------  -------  -------  -------  -------
Net interest revenue after
 provision for credit losses                287      270      266      229      220      215      237      181
- --------------------------------------  -------  -------  -------  -------  -------  -------  -------  -------
Total noninterest revenue                 1,068      989    1,072      988      953      938      765      473
Total noninterest expenses                1,083      964    1,038      953      938      891      833      851
- --------------------------------------  -------  -------  -------  -------  -------  -------  -------  -------
Income (loss) before income taxes           272      295      300      264      235      262      169     (197)
Income taxes (benefit)                       88       93       99       85       75       84       55      (56)
- --------------------------------------  -------  -------  -------  -------  -------  -------  -------  -------
NET INCOME (LOSS)                       $   184  $   202  $   201  $   179  $   160  $   178  $   114  $  (141)
======================================  =======  =======  =======  =======  =======  =======  =======  =======
Net income (loss) applicable to
 common stock                           $   170  $   194  $   187  $   164  $   145  $   162  $   102  $  (149)
======================================  =======  =======  =======  =======  =======  =======  =======  =======
EARNINGS (LOSS)
 PER COMMON SHARE:
  Primary                               $  1.64  $  1.85  $  1.82  $  1.62  $  1.43  $  1.61  $  1.02  $ (1.54)
  Fully diluted                            1.59  $  1.80  $  1.77     1.57     1.39  $  1.56  $  1.00  $ (1.54)
======================================  =======  =======  =======  =======  =======  =======  =======  =======
Cash dividends declared per
 common share                           $  1.00  $  1.00  $  1.00  $  1.00  $  1.00  $  1.00  $  1.00  $  1.00
======================================  =======  =======  =======  =======  =======  =======  =======  =======

STOCKHOLDER DATA
Market price (1)
  High                                  $90 7/8  $83 1/2  $77 7/8  $72 3/8  $    71  $    72  $64 3/4  $64 7/8
  Low                                        78   68 1/4   65 1/2       61   60 1/4   60 3/4       52   49 3/4
  End of quarter                         86 1/4   78 5/8   73 7/8   70 7/8   66 1/2   70 1/4       62   52 1/4

(1) Based on the Composite Tape. Market prices at January 31, 1997 for common stock were as follows: High, $85 7/8; Low, $84 7/8; Close, $85.


DIVIDENDS

Cash dividends on common stock were paid quarterly in 1996 on the 25th of January, April, July and October.


NUMBER OF SECURITY HOLDERS
At January 31, 1997, the approximate number of holders of record of common stock was 24,000.


STOCK LISTINGS
The principal markets on which the common stock is traded are the New York Stock Exchange (Symbol: BT) and the London Stock Exchange.

AVERAGE BALANCES, INTEREST AND AVERAGE RATES

The following table shows the major consolidated assets and liabilities, together with their respective interest amounts and rates earned or paid by the Corporation. Cash basis and renegotiated loans are included in the averages to determine an effective yield on all loans. The average balances are principally daily averages.

                                              1996                           1995                           1994
                                 -----------------------------  -----------------------------  -----------------------------
                                  Average             Average    Average             Average    Average             Average
($ in millions)                   Balance   Interest    Rate     Balance   Interest    Rate     Balance   Interest    Rate
- -------------------------------  ---------  --------  --------  ---------  --------  --------  ---------  --------  --------

ASSETS
Interest-bearing deposits
 with banks (primarily in
 foreign offices)                $  2,786     $  214     7.68%  $  2,777     $  207     7.45%  $  1,523     $  124     8.14%
Federal funds sold
 (in domestic offices)              2,179        119     5.46%     1,726        104     6.03%       634         31     4.89%
Securities purchased under
 resale agreements
  In domestic offices              14,368        800     5.57%    10,400        598     5.75%     8,449        255     3.02%
  In foreign offices                7,444        514     6.90%     5,732        231     4.03%     2,393        131     5.47%
- -------------------------------  --------     ------            --------     ------            --------     ------
Total securities purchased
 under resale agreements           21,812      1,314     6.02%    16,132        829     5.14%    10,842        386     3.56%
Securities borrowed
  In domestic offices              13,555        678     5.00%    10,647        604     5.67%     5,785        244     4.22%
  In foreign offices                2,241        147     6.56%     2,245        141     6.28%     1,870         54     2.89%
- -------------------------------  --------     ------            --------     ------            --------     ------
Total securities borrowed          15,796        825     5.22%    12,892        745     5.78%     7,655        298     3.89%
Trading Assets
  In domestic offices (1)          14,475      1,164     8.04%    14,656      1,376     9.39%    20,824      1,917     9.21%
  In foreign offices               16,140      1,251     7.75%    16,058      1,320     8.22%    15,787      1,054     6.68%
- -------------------------------  --------     ------            --------     ------            --------     ------
Total trading assets (1)           30,615      2,415     7.89%    30,714      2,696     8.78%    36,611      2,971     8.12%
Securities available for sale
  In domestic offices
    Taxable                         2,674        195     7.29%     1,891        165     8.73%     2,043        134     6.56%
    Exempt from federal
     income taxes (1)               1,029         29     2.82%     1,340         51     3.81%     1,374         75     5.46%
  In foreign offices
    Taxable                         3,151        229     7.27%     2,899        167     5.76%     3,042        178     5.85%
    Exempt from federal
     income taxes (1)                 142         16    11.27%       320         35    10.94%       410         49    11.95%
- -------------------------------  --------     ------            --------     ------            --------     ------
Total securities available
 for sale (1)                       6,996        469     6.70%     6,450        418     6.48%     6,869        436     6.35%
Loans
  In domestic offices
    Commercial and industrial       2,894        221     7.64%     2,178        160     7.35%     2,123        141     6.64%
    Financial institutions            942         64     6.79%       620         51     8.23%       920         49     5.33%
    Secured by real estate          1,409         97     6.88%     1,398         95     6.80%     1,503         82     5.46%
    Other (1)                       2,177        124     5.70%     2,335        134     5.74%     2,344        150     6.40%
- -------------------------------  --------     ------            --------     ------            --------     ------
Total in domestic
 offices (1)                        7,422        506     6.82%     6,531        440     6.74%     6,890        422     6.12%
  In foreign offices                6,253        517     8.27%     5,263        487     9.25%     5,613        444     7.91%
- -------------------------------  --------     ------            --------     ------            --------     ------
Total loans, excluding
 fees (1)                          13,675      1,023     7.48%    11,794        927     7.86%    12,503        866     6.93%
  Loan fees                                       24                             18                             15
- -------------------------------               ------                         ------                         ------
Total loans, including
 fees (1)                          13,675      1,047     7.66%    11,794        945     8.01%    12,503        881     7.05%
- -------------------------------  --------     ------            --------     ------            --------     ------

Customer Receivables
  In domestic offices               1,582        121     7.65%     1,049         86     8.20%       788         52     6.60%
  In foreign offices                    -          -                   -          -                   -          -
- -------------------------------  --------     ------            --------     ------            --------     ------
Total customer receivables          1,582        121     7.65%     1,049         86     8.20%       788         52     6.60%


TOTAL INTEREST-EARNING
 ASSETS (1)                        95,441     $6,524     6.84%    83,534      6,030     7.22%    77,425      5,179     6.69%
Cash and due from banks             1,350                          1,798                          1,939
Noninterest-earning
 trading assets                    17,081                         19,013                         20,004
Due from customers on
 acceptances                          554                            434                            348
All other assets                    8,349                          7,740                          7,870
Allowance for credit losses          (986)                        (1,196)                        (1,342)
- -------------------------------  --------                       --------                       --------

TOTAL ASSETS                     $121,789                       $111,323                       $106,244
===============================  ========                       ========                       ========

% of assets attributable to
 foreign offices                       58%                            53%                            50%

(1) Interest and average rates are presented on a fully taxable basis. The applicable combined federal, state and local incremental tax rate used to determine the amounts of the tax equivalent adjustments to interest revenue (which recognize the income tax savings on tax-exempt assets) was 42 percent for 1996, 1995 and 1994.



                                             1996                          1995                          1994
                                 ----------------------------  ----------------------------  ----------------------------
                                 Average             Average   Average             Average   Average             Average
($ in millions)                  Balance   Interest    Rate    Balance   Interest    Rate    Balance   Interest    Rate
- -------------------------------  --------  --------  --------  --------  --------  --------  --------  --------  --------
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest-bearing deposits
  In domestic offices
    Time deposits                $  3,088    $  180     5.83%  $  1,384    $   99     7.15%  $    700    $   50     7.14%
    Other                           3,824       204     5.33%     4,338       277     6.39%     5,519       218     3.95%
- -------------------------------  --------    ------            --------    ------            --------    ------
    Total in domestic
     offices                        6,912       384     5.56%     5,722       376     6.57%     6,219       268     4.31%
  In foreign offices
    Deposits from banks
     in foreign countries           7,045       401     5.69%     7,432       496     6.67%     5,248       296     5.64%
    Other time and savings
     deposits                       7,802       466     5.97%     7,370       408     5.54%     6,027       345     5.72%
    Other                           2,039       104     5.10%     1,513        80     5.29%     1,221        55     4.50%
- -------------------------------  --------    ------            --------    ------            --------    ------
    Total in foreign
     offices                       16,886       971     5.75%    16,315       984     6.03%    12,496       696     5.57%
- -------------------------------  --------    ------            --------    ------            --------    ------
Total interest-bearing
 deposits                          23,798     1,355     5.69%    22,037     1,360     6.17%    18,715       964     5.15%
Trading liabilities
  In domestic offices               7,808       595     7.62%     6,293       622     9.88%     4,453       486    10.91%
  In foreign offices                3,576       267     7.47%     4,922       431     8.76%     5,682       321     5.65%
- -------------------------------  --------    ------            --------    ------            --------    ------
Total trading liabilities          11,384       862     7.57%    11,215     1,053     9.39%    10,135       807     7.96%
Securities loaned and
 securities sold under
 repurchase agreements
  In domestic offices              19,106     1,049     5.49%    17,269     1,003     5.81%    20,314       808     3.98%
  In foreign offices                7,855       549     6.99%     4,592       186     4.05%     1,805       120     6.65%
- -------------------------------  --------    ------            --------    ------            --------    ------
Total securities loaned and
 securities sold under
 repurchase agreements             26,961     1,598     5.93%    21,861     1,189     5.44%    22,119       928     4.20%
Other short-term borrowings
  In domestic offices              11,261       633     5.62%    12,051       719     5.97%    12,881       589     4.57%
  In foreign offices                5,195       367     7.06%     4,396       326     7.42%     4,488       312     6.95%
- -------------------------------  --------    ------            --------    ------            --------    ------
Total other short-term
 borrowings                        16,456     1,000     6.08%    16,447     1,045     6.35%    17,369       901     5.19%
Long-term debt
  In domestic offices               6,748       411     6.09%     5,249       341     6.50%     5,067       247     4.87%
  In foreign offices                3,907       222     5.68%     2,596       117     4.51%       843        33     3.91%
- -------------------------------  --------    ------            --------    ------            --------    ------
Total long-term debt               10,655       633     5.94%     7,845       458     5.84%     5,910       280     4.74%
- -------------------------------  --------    ------            --------    ------            --------    ------
Mandatorily redeemable
 capital securities of
 subsidiary trusts holding
 solely junior subordinated
 deferrable interest
 debentures                            42         3     7.14%         -         -        -          -         -        -
- -------------------------------  --------    ------            --------    ------            --------    ------
TOTAL INTEREST-BEARING
 LIABILITIES                       89,296     5,451     6.10%    79,405     5,105     6.43%    74,248     3,880     5.23%
Noninterest-bearing deposits
  In domestic offices               2,661                         2,921                         3,210
  In foreign offices                  600                           509                           587
- -------------------------------  --------                      --------                      --------
Total noninterest-bearing
 deposits                           3,261                         3,430                         3,797
Noninterest-bearing trading
 liabilities                       15,502                        16,232                        15,707
Acceptances outstanding               555                           441                           363
All other liabilities               7,152                         6,286                         6,768
Preferred stock of
 subsidiary                           250                           250                           250
Stockholders' Equity
  Preferred stock                     853                           726                           388
  Common stockholders' equity       4,920                         4,553                         4,723
- -------------------------------  --------                      --------                      --------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY            $121,789                      $111,323                      $106,244
===============================  ========                      ========                      ========

  % of liabilities attributable
  to foreign offices                  60%                      53%                    42%
Rate spread                                         .74%                   .79%                    1.46%
Net interest margin (net
 interest revenue to total
 interest-earning assets)
  In domestic offices            $57,349   $  597  1.04%  $48,332   $438   .91%  $46,847   $  772  1.65%
  In foreign offices              38,092      476  1.25%   35,202    487  1.38%   30,578      527  1.72%
- -------------------------------  -------   ------         -------   ----         -------   ------
Total                            $95,441   $1,073  1.12%  $83,534   $925  1.11%  $77,425   $1,299  1.68%
===============================  =======   ======         =======   ====         =======   ======


VOLUME/RATE ANALYSIS OF CHANGES IN NET INTEREST REVENUE

The following table attributes changes in fully taxable net interest revenue to changes in either average daily balances or average rates for both interest-earning assets and interest-bearing sources of funds. Because of the numerous simultaneous balance and rate changes during any period, it is not possible to precisely allocate such changes between balances and rates. For purposes of this table, changes which are not due solely to balance or rate changes are allocated to such categories based on the respective percentage changes in average daily balances and average rates.


                                                   1996/95                       1995/94
                                       ----------------------------  -----------------------------
                                            Increase (decrease)           Increase (decrease)
                                              due to change in:             due to change in:
                                        Average    Average            Average    Average
                                        Balance     Rate     Total    Balance     Rate      Total
                                       ---------  ---------  ------  ---------  ---------  -------
CONSOLIDATED
INTEREST REVENUE
Interest-bearing deposits with
 banks                                    $   1   $      6   $   7      $  94   $    (11)  $   83
Federal funds sold                           25        (10)     15         64          9       73
Securities purchased under resale
 agreements                                 326        159     485        232        211      443
Securities borrowed                         157        (77)     80        262        185      447
Trading assets                               (9)      (272)   (281)      (504)       229     (275)
Securities available for sale                36         15      51        (27)         9      (18)
Loans                                       145        (43)    102        (52)       116       64
Customer receivables                         41         (6)     35         20         14       34
- -------------------------------------     -----   --------   -----      -----   --------   ------
Total interest revenue                      722       (228)    494         89        762      851
- -------------------------------------     -----   --------   -----      -----   --------   ------
INTEREST EXPENSE
Interest-bearing deposits                   104       (109)     (5)       187        209      396
Trading liabilities                          16       (207)   (191)        92        154      246
Securities loaned and securities
 sold under repurchase  agreements          295        114     409        (11)       272      261
Other short-term borrowings                   2        (47)    (45)       (50)       194      144
Long-term debt                              167          8     175        104         74      178
Mandatorily redeemable capital
 securities of subsidiary trusts
 holding solely junior subordinated
 deferrable interest debentures               3          -       3          -          -        -
- -------------------------------------     -----   --------   -----      -----   --------   ------
Total interest expense                      587       (241)    346        322        903    1,225
- -------------------------------------     -----   --------   -----      -----   --------   ------
Net change in net interest revenue        $ 135   $     13   $ 148      $(233)  $   (141)  $ (374)
=====================================     =====   ========   =====      =====   ========   ======
DOMESTIC OFFICES
INTEREST REVENUE
Interest-bearing deposits with
 banks                                    $ (15)  $     (6)  $ (21)     $  17   $     15   $   32
Federal funds sold                           25        (10)     15         64          9       73
Securities purchased under resale
 agreements                                 221        (19)    202         70        273      343
Securities borrowed                         151        (77)     74        255        105      360
Trading assets                              (17)      (195)   (212)      (578)        37     (541)
Securities available for sale                30        (22)      8        (12)        19        7
Loans                                        64          6      70        (24)        46       22
Customer receivables                         41         (6)     35         20         14       34
- -------------------------------------     -----   --------   -----      -----   --------   ------
Total interest revenue                      500       (329)    171       (188)       518      330
- -------------------------------------     -----   --------   -----      -----   --------   ------
INTEREST EXPENSE
Interest-bearing deposits                    71        (63)      8        (23)       131      108
Trading liabilities                         132       (159)    (27)       185        (49)     136
Securities loaned and securities
 sold under repurchase agreements           103        (57)     46       (135)       330      195
Other short-term borrowings                 (45)       (41)    (86)       (40)       170      130
Long-term debt                               92        (22)     70          9         85       94
Mandatorily redeemable capital
 securities of subsidiary trusts
 holding solely junior subordinated
 deferrable interest debentures               3          -       3          -          -        -
Funds provided to foreign offices          (352)       287     (65)         7         22       29
Funds provided by foreign offices           601       (386)    215        127        (26)     101
- -------------------------------------     -----   --------   -----      -----   --------   ------
Total interest expense                      605       (441)    164        130        663      793
- -------------------------------------     -----   --------   -----      -----   --------   ------
Net change in net interest revenue        $(105)  $    112   $   7      $(318)  $   (145)  $ (463)
=====================================     =====   ========   =====      =====   ========   ======
FOREIGN OFFICES
INTEREST REVENUE
Interest-bearing deposits with
 banks                                    $   2   $     26   $  28      $  71   $    (20)  $   51
Securities purchased under resale
 agreements                                  84        199     283        142        (42)     100
Securities borrowed                           -          6       6         13         74       87
Trading assets                                7        (76)    (69)        18        248      266
Securities available for sale                 5         38      43        (15)       (10)     (25)
Loans                                        86        (54)     32        (29)        71       42
- -------------------------------------     -----   --------   -----      -----   --------   ------
Total interest revenue                      184        139     323        200        321      521
- -------------------------------------     -----   --------   -----      -----   --------   ------
INTEREST EXPENSE
Interest-bearing deposits                    34        (47)    (13)       227         61      288
Trading liabilities                        (107)       (57)   (164)       (48)       158      110
Securities loaned and securities
 sold under repurchase agreements           180        183     363        128        (62)      66
Other short-term borrowings                  57        (16)     41         (6)        20       14
Long-term debt                               69         36     105         78          6       84
Funds provided by domestic offices          352       (287)     65         (7)       (22)     (29)
Funds provided to domestic offices         (601)       386    (215)      (127)        26     (101)
- -------------------------------------     -----   --------   -----      -----   --------   ------
Total interest expense                      (16)       198     182        245        187      432
- -------------------------------------     -----   --------   -----      -----   --------   ------
Net change in net interest revenue        $ 200   $    (59)  $ 141      $ (45)  $    134   $   89
=====================================     =====   ========   =====      =====   ========   ======


INTEREST RATE SENSITIVITY

Interest rate sensitivity data for the Corporation at December 31, 1996 is presented in the table below. For purposes of this presentation, the interest-earning/bearing components of trading assets and trading liabilities are assumed to reprice within three months.

  The interest rate gaps reported in the table arise when assets are funded with liabilities having different repricing intervals, after considering the effect of off-balance sheet hedging instruments. Since these gaps are actively managed and change daily as adjustments are made in interest rate views and market outlook, positions at the end of any period may not be reflective of the Corporation's interest rate view in subsequent periods. Active management dictates that longer-term economic views are balanced against prospects of short-term interest rate changes in all repricing intervals.


                                                       By Repricing Interval
                                     -------------------------------------------------------
                                                After three    After six     After                Non-
                                      Within       months       months      one year   After   interest-
                                       three     but within   but within   but within   five    bearing
(in millions) December 31, 1996       months     six months    one year    five years  years     funds      Total
- -----------------------------------  ---------  ------------  -----------  ----------  ------  ----------  --------
ASSETS
Interest-bearing deposits
 with banks                          $  2,000       $   123      $    87       $    -  $    -    $     -   $  2,210
Federal funds sold                      1,684             -            -            -       -          -      1,684
Securities purchased under
 resale agreements                     17,445           482           75            -       -          -     18,002
Securities borrowed                    17,005             -            -            -       -          -     17,005
Trading assets                         31,425             -            -            -       -     17,704     49,129
Securities available for sale           1,355           583        1,922        2,102   1,958          -      7,920
Customer receivables                    1,487             -            -            -       -         42      1,529
Gross loans                            11,566         1,313          736        1,755     510          -     15,880
Noninterest-earning assets and
 allowance for credit losses                -             -            -            -       -      9,419      9,419
- -----------------------------------  --------       -------      -------       ------  ------  ---------   --------
Total                                  83,967         2,501        2,820        3,857   2,468     27,165    122,778
- -----------------------------------  --------       -------      -------       ------  ------  ---------   --------
LIABILITIES, PREFERRED STOCK
 OF SUBSIDIARY AND
STOCKHOLDERS' EQUITY
Interest-bearing deposits              20,479         2,245        2,341          907     730          -     26,702
Trading liabilities                     7,966             -            -            -       -     15,795     23,761
Securities loaned and securities
 sold under repurchase agreements      23,188           216           50            -       -          -     23,454
Other short-term borrowings            16,658         1,884          437           68     362          -     19,409
Long-term debt                          3,532         1,581          244        3,727   2,224          -     11,308
Mandatorily redeemable capital
 securities of subsidiary
 trusts holding solely junior
 subordinated deferrable
 interest debentures                        -             -            -            -     730          -        730
Preferred stock of subsidiary             250             -            -            -       -          -        250
Preferred stock                           145             -            -          665       -          -        810
Noninterest-bearing liabilities,
 including allowance for credit
 losses, and common stockholders'
 equity                                     -             -            -            -       -     16,354     16,354
- -----------------------------------  --------       -------      -------       ------  ------  ---------   --------
Total                                  72,218         5,926        3,072        5,367   4,046     32,149    122,778
- -----------------------------------  --------       -------      -------       ------  ------  ---------   --------
Effect of off-balance sheet
 hedging instruments                  (16,891)        3,577        2,691        7,552   3,071          -          -
- -----------------------------------  --------       -------      -------       ------  ------  ---------   --------
INTEREST RATE SENSITIVITY GAP        $ (5,142)      $   152      $ 2,439       $6,042  $1,493    $(4,984)  $      -
===================================  ========       =======      =======       ======  ======  =========   ========
CUMULATIVE INTEREST RATE
 SENSITIVITY GAP                     $ (5,142)      $(4,990)     $(2,551)      $3,491  $4,984    $     -   $      -
===================================  ========       =======      =======       ======  ======  =========   ========


DEPOSITS

The Corporation's certificates of deposit and other time deposits issued by domestic and foreign offices in amounts of $100,000 or more, together with their remaining maturities, and other interest-bearing deposits at December 31, 1996 were as follows:

(in millions)                                  Domestic  Foreign   Total
- ---------------------------------------------  --------  -------  -------
Certificates of deposit of $100,000 or more
3 months or less                                 $  630  $ 2,142  $ 2,772
Over 3 through 6 months                             927      426    1,353
Over 6 through 12 months                          2,501      138    2,639
Over 12 months                                      149       12      161
- ---------------------------------------------    ------  -------  -------
Total                                             4,207    2,718    6,925
- ---------------------------------------------    ------  -------  -------
Other time deposits of $100,000 or more
3 months or less                                    156    9,612    9,768
Over 3 through 6 months                               6    1,272    1,278
Over 6 through 12 months                              2      953      955
Over 12 months                                        -       69       69
- ---------------------------------------------    ------  -------  -------
Total                                               164   11,906   12,070
- ---------------------------------------------    ------  -------  -------
Other                                             5,557    2,150    7,707
- ---------------------------------------------    ------  -------  -------
Total interest-bearing deposits                  $9,928  $16,774  $26,702
=============================================    ======  =======  =======

Deposits by foreign depositors in domestic offices amounted to $1.2 billion, $1.0 billion and $1.0 billion at December 31, 1996, 1995 and 1994, respectively.